EXHIBIT 2.1
EXECUTION VERSION
TRANSACTION AGREEMENT
by and between
CLEVELAND-CLIFFS INC.
and
ARCELORMITTAL S.A.
Dated as of September 28, 2020
_____________________________

(cont’d)

(cont’d)

(cont’d)

v

(cont’d)

Exhibits
Exhibit A    Form of Investor Rights Agreement
Exhibit B    Form of License Agreement
Exhibit C    Term Sheet of Supply Agreement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Net Working Capital Measurement Principles
Exhibit F    Form of Certificate of Amendment by Directors to the Fourth Amended Articles of Incorporation of Cleveland-Cliffs Inc.

TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of September 28, 2020 by and between ArcelorMittal S.A., an entity formed under the Laws of Luxembourg (“Seller”) and Cleveland-Cliffs Inc., an Ohio corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and collectively the “Parties.” Unless defined elsewhere within the text of this Agreement, capitalized terms are defined in Article I.
1.    Seller is engaged, directly and indirectly through the Target Group, in the Business.
2.    Except as otherwise noted herein, Seller owns, directly or indirectly, (i) all of the outstanding equity interests of each member of the Target Group that is not a Target JV and (ii) the outstanding equity interests of each member of the Target Group that is a Target JV as set forth in Schedule 1.1(j) of the Disclosure Schedules (such equity interests owned by Seller in each member of the Target Group, collectively the “Target Securities”).
3.    On the terms set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Target Securities on a cash-free, debt-free basis in exchange for the Consideration.
4.    On the terms set forth herein, during the Pre-Closing Period, Seller and its Affiliates desire to complete the Internal Restructuring as provided in Section 6.22 of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, have the following meanings:
“Accounting Policies” has the meaning given to it in Section 2.5(c).
“Action” or “Actions” means any suit, litigation, legal proceeding, charge, complaint, Claim, action, hearing, administrative enforcement proceeding, or arbitration or other dispute resolution proceeding, in any court or quasi-judicial or administrative agency of any Governmental Entity or before any arbitrators.
“Actual Adjustment Amount” means (i) an amount equal to (a) Final Cash Amount, minus (b) Final Indebtedness Amount, minus (c) Final Transaction Expenses Amount and plus (d) Final Net Working Capital Adjustment Amount minus (ii) an amount equal to (a) the total amount of Closing Date Cash set forth on the Closing Payments Schedule minus (b) the total amount of Closing Date Indebtedness set forth on the Closing Payments Schedule, minus (c) the total amount of Closing Date Transaction Expenses set forth on the Closing Payments Schedule and plus (d) the total amount of the Closing Date Net Working Capital Adjustment Amount set forth on the Closing Payments Schedule.
“Adjusted Retained Employees” has the meaning given to it in Section 6.20(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by Contract or otherwise. Notwithstanding anything to the contrary, no shareholder of Seller shall be deemed to be an Affiliate of Seller solely by reason of being a shareholder of Seller.
“Agreement” has the meaning given to it in the Preamble to this Agreement.
“Allocation Schedule” has the meaning given to it in Section 2.7.
“AM Pension Plan” has the meaning given to it in Section 6.20.
“AML Laws” means all Laws of any jurisdiction applicable to any Target Group Company from time to time primarily regarding anti-money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957).
“Annual Financial Statements” has the meaning given to it in Section 6.7(a)(i).
“Anti-Corruption Laws” means the UK Bribery Act 2010, the Foreign Corrupt Practices Act of the United States of America and all similar applicable Laws, that, in each case, are in force and binding and relate to corruption and apply to the Target Group Companies, Seller, or its Subsidiaries.
“Antitrust Authorities” means (i) the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, (ii) Governmental Entities with responsibility or jurisdiction oversight for Antitrust Laws in Germany and (iii) Governmental Entities with responsibility or jurisdiction oversight for Antitrust Laws in Austria.
“Antitrust Laws” has the meaning given to it in Section 5.4

“Audited Financial Statements” has the meaning given to it in Section 4.6(a).
“Authorization” or “Authorizations” means any action, approval, authorization, certificate, concession, Consent, declaration, designation, exemption, franchise, grant of authority, license, notification, Order, permission, Permit, ratification, registration or waiver by, with, to, of or from any Governmental Entity or other Person.
“Authorized Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, independent contractor, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Business” means the business of manufacturing light flat rolled, plate and rail steel products primarily for distribution in the Unites States, including the operation of iron ore mines and pellet plants, coal mines and coke plants, as conducted by the Target Group between December 31, 2018 and the date hereof (assuming for such purposes that the Internal Restructuring is consummated as of the date hereof), unless the context expressly refers to the conduct of the Business following the Closing, in which case “Business” shall refer to such business as conducted by Buyer and its Affiliates (including the Target Group) following the Closing; provided that the Excluded Assets and Activities shall be excluded from the definition of “Business”.
“Business Books and Records” has the meaning given to it in Section 6.15(a).
“Business Day” means a day, other than Saturday, Sunday or other day on which the national commercial banks in New York, New York, Luxembourg, Luxembourg and London, United Kingdom are required by law to be closed, except for closures due to the COVID-19 pandemic.
“Business Employee” means any employee providing services to a Target Group Company as of the date of this Agreement, excluding those employees listed on Schedule 1.1(a) of the Disclosure Schedules (such excluded employees, the “Retained Employees”).
“Business Employee Plan” means (a) all material “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) all other material severance pay, salary continuation, bonus, incentive, equity-based, retirement, pension, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind and (c) all other material employee benefit plans, Contracts, programs, funds, or arrangements (whether or not subject to ERISA) and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case (y) in respect of any present or former employees, directors, officers, shareholders, individual consultants, or individual independent contractors of the Target Group or its Subsidiaries that are sponsored or maintained by the Target Group or any ERISA Affiliate or (z) with respect to which the Target Group or its Subsidiaries have made or are required to make payments, transfers, or contributions or have, or may reasonably be expected to have, any Liability.
“Business Guarantee” has the meaning given to it in Section 6.9(a).
“Business IT” means the Information Technology owned by or licensed or leased to any Target Group Company and used in the conduct of the Business.
“Buyer” has the meaning given to it in the Preamble of this Agreement.
“Buyer 401(k) Plans” has the meaning given to it in Section 6.19(d).
“Buyer Closing Certificate” has the meaning given to it in Section 8.2(c).

“Buyer Common Shares” means shares of common stock, par value $0.125 per share, of Buyer.
“Buyer Convertible Notes” means the 1.5% Convertible Senior Notes due 2025 of Buyer.
“Buyer Data Room” has the meaning given to it in Section 1.2(q).
“Buyer Disclosure Schedule” or “Buyer Disclosure Schedules” means the disclosure schedules of Buyer dated the date hereof and attached to this Agreement.
“Buyer Employee” means any employee providing services to Buyer or its Affiliates as of the date of this Agreement.
“Buyer Financial Statement” has the meaning given to it in Section 5.12.
“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization, Power, Standing), Section 5.2 (Due Authorization), Section 5.7 (Brokers) and Section 5.10 (Capitalization; Stock Consideration).
“Buyer Group” has the meaning given to it in Section 10.2.
“Buyer Material Adverse Effect” means any event, change, occurrence, state of facts, condition, development or circumstance that, individually or in the aggregate with all other events, changes, occurrences, states of facts, conditions, developments or circumstances, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or the results of operations of Buyer and its Subsidiaries, taken as a whole, provided that any event, occurrence, state of facts, condition, change, development or circumstance to the extent attributable to, relating to or arising out of, any of the following shall not constitute, and shall not be taken in to account in determining whether there has been or will be, a Buyer Material Adverse Effect (i) any changes in the industries in which Buyer and its Subsidiaries operate or in the global or U.S or foreign national or regional economic, financial, regulatory or political or geopolitical conditions or events, including in connection with or as a result of the 2020 U.S. elections, (ii) any changes generally impacting the capital, credit or financial markets or changes in interest or exchange rates, in each case in the U.S. or elsewhere in the world or in any of the markets in which Buyer and its Subsidiaries operate, (iii) any action taken or statement made by Seller or its Affiliates or their respective Authorized Representatives, (iv) the taking of any action or not taking of any action, in each case, as expressly required by this Agreement or taken or omitted to be taken at the express request of Seller or any of its Affiliates or any of their respective Authorized Representatives, (v) any change or proposed change in accounting requirements or principles or any change or proposed change in applicable Laws or the interpretation thereof by a Governmental Entity, (vi) any acts of war (whether or not declared), outbreak or escalation of armed hostilities, cyberattack, sabotage or terrorism or any earthquakes, hurricanes, floods, tornados, natural disasters, pandemics, epidemics or disease outbreaks (including changes, events, occurrences, states of facts, conditions, developments or circumstances resulting from the existence of or any spread of COVID-19 and any future resurgence or evolution or mutation of COVID-19 or related pandemic, epidemic or disease outbreak) or other disasters, (vii) the failure in and of itself by Buyer or any of its Subsidiaries to meet any internal or published projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Buyer Material Adverse Effect), (viii) the public announcement of this Agreement, the identity of Seller, including, the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, partners, financing sources, employees or Governmental Entities or (ix) any breach by Seller of this Agreement; provided, further, that an event, occurrence, state of facts, condition, change, development or circumstance in subclauses (i), (ii), (v) and (vi) may be taken into account to the extent that such conditions have a materially disproportionate effect on the business, operations, assets, liabilities, condition (financial or otherwise) or the results of operations of Buyer and its

Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and markets in which Buyer and its Subsidiaries operate.
“Buyer Preferred Shares” means shares of the Preferred Stock, Class B, without par value, of Buyer designated as the “Series B Participating Redeemable Preferred Stock” whose terms are set forth in the Certificate of Amendment by Directors to the Fourth Amended Articles of Incorporation of Cleveland-Cliffs Inc. in a form substantially similar to that attached hereto as Exhibit F.
“Buyer Reports” has the meaning given to it in Section 5.9(a).
“Buyer Stock Plans” has the meaning given to it in Section 5.10.
“Cash and Cash Equivalents” means any cash, readily marketable securities and other cash equivalent liquid assets calculated in accordance with GAAP .
“Claim” means any claim, demand or assertion by any Person.
“Claim Notice” has the meaning given to it in Section 10.4(a).
“Closing” has the meaning given to it in Section 2.6(a).
“Closing Cash Payment Amount” means an amount equal to (a) $505,000,000, minus (b) the total amount of Closing Date Indebtedness set forth on the Closing Payments Schedule, minus (c) the total amount of Closing Date Transaction Expenses set forth on the Closing Payments Schedule plus (d) the total amount of Closing Date Cash set forth on the Closing Payments Schedule, plus (e) the total amount of the Closing Date Net Working Capital Adjustment Amount set forth on the Closing Payments Schedule.
“Closing Conditions” has the meaning given to it in Section 2.6(a).
“Closing Date” means the date on which the Closing actually occurs.
“Closing Date Cash” means all Cash and Cash Equivalents of the Target Group (other than the Target JVs) as of the Effective Time as finally determined in accordance with Section 2.5(d).
“Closing Date Indebtedness” means all Indebtedness of the Target Group (other than the Target JVs) as of the Effective Time (including any Indebtedness between the Target Group, on one hand, and Seller or any of its Affiliates, on the other hand, that is not terminated as of and after giving effect to the Closing) as finally determined in accordance with Section 2.5(d).
“Closing Date Net Working Capital” means the aggregate of the Net Working Capital of the Target Group (other than the Target JVs to the extent such Target JV was not included in the corresponding calculations in the Financial Statements) as at the Effective Time as finally determined in accordance with Section 2.5(d).
“Closing Date Net Working Capital Adjustment Amount” means the Net Working Capital Adjustment Amount as at the Effective Time as finally determined in accordance with Section 2.5(d).
“Closing Date Transaction Expenses” means all Transaction Expenses of the Target Group as of the Effective Time as finally determined in accordance with Section 2.5(d).
“Closing Payments Schedule” has the meaning given to it in Section 2.3(a).
“Closing Statement” has the meaning given to it in Section 2.5(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated by the United States Treasury Department thereunder (such regulations, “Treasury Regulations”).
“Common Share Consideration” has the meaning given to it in Section 2.2(b).
“Company Employee” has the meaning given to it in Section 6.19(a).
“Competing Transaction” has the meaning given to it in Section 6.20.
“Confidential Information” means, with respect to any Person, any confidential or proprietary information concerning the businesses and affairs of such Person, including any trade secrets or confidential business or technical information of such Person or its products, customers, licensees, suppliers or development or alliance partners or vendors; provided, however, that such Confidential Information shall not include information that (i) has become generally available and publicly known through no wrongful act or breach of any obligation of confidentiality by any of the Parties or any of their Affiliates or any of their respective employees, officers, directors, representatives or agents, or (ii) was approved in writing for release by the Party owning such Confidential Information.
“Confidentiality Agreement” means the Bilateral Confidentiality Agreement, dated June 25, 2020, by and between Buyer and Seller.
“Consent” means any consent, approval, authorization, waiver, clearance, agreement, license, novation, permission, exemption, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Law.
“Consideration” has the meaning given to it in Section 2.2(b).
“Continuation Period” has the meaning given to it in Section 6.19(a).
“Contract” means any contract, agreement (including any confidentiality or nondisclosure agreement), open purchase order (including any purchase order with warranties still in effect), lease (whether for real or personal property), sublease, license, sublicense, mortgage, deed, conveyance to secure debt, indenture, bond, note, loan, letter of credit, option, warranty, covenant not to compete, guaranty, or bid, in each case written or oral and to the extent legally binding.
“Controlling Party” has the meaning given to it in Section 10.4(b).
“Debt Financing” means the asset-based revolving credit facility of Buyer and its Subsidiaries provided under that certain Asset-Based Revolving Credit Agreement, dated as of March 27, 2020 (as amended, restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time), among Buyer, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
“Debt Financing Sources” means agents, arrangers, lenders and other entities providing the Debt Financing.
“Deductible” has the meaning given to it in Section 10.6(a).
“DeMinimis Item” and “DeMinimis Items” have the meanings given to them in Section 10.6(a).
“Direct Claim” has the meaning given to it in Section 10.4(d).

“Disclosure Schedule” or “Disclosure Schedules” means the disclosure schedules of Seller dated the date hereof and attached to this Agreement.
“Disputed Calculations” has the meaning to it in Section 6.20(d).
“Disputed Items” has the meaning given to in Section 2.5(d)(i).
“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Environmental Law” or “Environmental Laws” means all Laws, Orders or Environmental Permits relating to human health or safety (solely to the extent relating to environmental exposure to Hazardous Materials), pollution or the protection or cleanup of the environment, Releases, threats of Releases or the manufacture, generation processing, distribution, use, treatment, storage, transport, handling or presence, management, production, importation, exportation, sale, distribution, labelling, recycling, processing, testing, control or clean-up of Hazardous Materials.
“Environmental Permit” or “Environmental Permits” means Permits required to comply with applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, as to the applicable Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA or (ii) treated as a single employer under Code Section 414(t) together with such Person.
“Excluded Assets and Activities” means (i) any facilities, assets and personnel related to research and development activities (including the North West Indiana research center located in East Chicago, IN), (ii) Overhead and Shared Services, (iii) the Retained Employees, (iv) the Retained Companies, (v) the Retained Office Spaces and (vi) the Retained Other Assets.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.
“Export Approvals” has the meaning given to it in Section 4.24(a).
“Export Control and Import Laws” has the meaning given to it in Section 4.24(a).
“Family Member” means, with respect to any natural Person, (a) any lineal descendant (by birth or adoption) of any grandparent of such natural Person; (b) any Person currently or previously married to such natural Person or to any other Person described in clause (a); (c) any Affiliate of, or any trust established for the benefit of, such natural Person or any other Person described in clause (a) or (b); and (d) any executor or administrator of the estate of such natural Person or of any other Person described in clause (a) or (b).
“Final Cash Amount” has the meaning given to it in Section 2.5(d)(vi).
“Final Cash Purchase Price” has the meaning given to it in Section 2.2(a).
“Final Indebtedness Amount” has the meaning given to it in Section 2.5(d)(vi).
“Final Net Working Capital Adjustment Amount” has the meaning given to it in Section 2.5(d)(vi).
“Final Net Working Capital Amount” has the meaning given to it in Section 2.5(d)(vi).

“Final Transaction Expenses Amount” has the meaning given to it in Section 2.5(d)(vi).
“Finance Lease Obligations” has the meaning given to it in Section 4.7(b).
“Financial Assurance” has the meaning given to it in Section 6.9(b).
“Financial Statements” has the meaning given to it in Section 4.6(a).
“Fraud” means, with respect to any Party, fraud by such Party with respect to the making of its representations and warranties expressly set forth in this Agreement with the knowledge that such representation or warranty was actually and materially inaccurate when made with the intent to deceive the other Party and such other Party reasonably relied on such inaccuracy in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include the doctrines of constructive fraud or equitable fraud.
“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization, Power, Standing), Section 3.2 (Due Authorization), Section 3.4 (Ownership and Title to Target Securities), Section 3.6 (Brokers), Section 4.1 (Due Authorization) and Section 4.4 (Capitalization; Title; Equity; Investments), Section 4.5(a) (No Conflicts) and the first sentence of Section 4.10 (Real Property).
“GAAP” means generally accepted accounting principles of the United States of America as in effect from time to time.
“Governmental Authorization” or “Governmental Authorizations” means any Authorization issued, granted or given by or under the authority of any Governmental Entity or pursuant to any Law.
“Governmental Entity” or “Governmental Entities” means any (i) national (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority.
“Hazardous Material” or “Hazardous Materials” means any (i) chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to Liability under, any Environmental Law, (ii) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether) or petroleum derived substance, (iii) flammable substances or explosives, (iv) radioactive materials, (v) asbestos or asbestos-containing materials, (vi) urea formaldehyde foam insulation, (vii) polychlorinated biphenyls, (viii) per- and polyfluoroalkyl substances and (ix) lead-based paint, including, in each case, any mixture or solution thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“I/N JVs” means the Kote JV and the Tek JV.
“I/N Post-Closing Period” has the meaning given to it in Section 6.27(a).

“IFRS” means the International Financial Reporting Standards, as in effect on the relevant time and only as applied to the ArcelorMittal Princeton properties.
“Indebtedness” means, with respect to the Target Group, without duplication, (a) all obligations for borrowed money, including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations of the Target Group with respect thereto or other interest-bearing indebtedness, whether current or funded, secured or unsecured, and including any obligations outstanding under Seller’s forfaiting arrangement, which includes bills of exchange entered into by a Target Group Company or with respect to which a Target Group Company is the drawee, in each case, entered into in connection with the delivery of products to the Target Group, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Target Group in respect of letters of credit, bankers’ acceptances or similar credit transactions to the extent drawn and unpaid, (d) any fees, costs and expenses (net of any gain) of terminating, unwinding or replacing any forex or interest rate hedges or similar derivative arrangements in respect of other Indebtedness that will be redeemed or repaid at Closing, (e) amounts owing as deferred or contingent purchase price for property or services and (f) any fees, accrued interest, prepayment premiums, penalties or other amounts payable related to any of the foregoing; provided that “Indebtedness” shall not include (w) any Finance Lease Obligations, (x) any obligations of the type described in the foregoing to the extent such obligation is solely between any Target Group Companies, (y) any pension obligation of the Target Group and (z) any obligation under that certain Amended and Restated General Master Purchase Agreement, originally dated as of June 11, 2013 as amended and restated from time to time, including on June 12, 2020 between, among others ArcelorMittal Treasury, ArcelorMittal USA LLC and Ester Finance Technologies, and any of the Transaction Documents (as defined therein) (the “GMPA”). In no event shall “Indebtedness” be deemed to include any obligation or amounts (i) to the extent incurred by, on behalf of or at the request of, Buyer in connection with any of the Transactions, (ii) for which Seller (and not the Target Group) is liable or (iii) included in Transaction Expenses or Net Working Capital.
“Indemnified Party” has the meaning given to it in Section 10.4(a).
“Indemnifying Party” has the meaning given to it in Section 10.4(a).
“Independent Accountant” has the meaning given to it in Section 2.5(d)(iii).
“Independent Actuary” has the meaning given to in Section 6.20(d).
“Information Technology” means all information technology systems, storage systems, servers, computers, hardware, firmware, middleware, routers, hubs, switches, firewalls (whether for data, voice, video or other media access, transmission or reception) networks, data communications lines, database and communications networks (other than the Internet) and other communication equipment and apparatus used to store, transmit, exchange or receive information, voice or data, and all other information technology assets and equipment.
“Insolvency and Equity Exceptions” has the meaning given to it in Section 3.2.
“Intellectual Property” means all intellectual property rights anywhere in the world in any of the following: (a) patents, utility models, industrial designs, petty patents, design patents, and applications for any of the foregoing, and all patents issuing, thereon, together with all related reissues, divisions, provisionals, and continuations (in whole or in part) thereof and applications for any of the foregoing, and renewals and extensions therefor (collectively, “Patents”); (b) trademarks, service marks, trade names, brand names, commercial names, trade dress, slogans, logos, certification marks, collective marks, and registrations, renewals, and applications for registration therefor (collectively, “Trademarks”), and the goodwill associated with any of the foregoing; (c) all inventions, whether or not patentable; (d) Software; (e) trade secrets, know-how and rights in proprietary or confidential information (“Trade Secrets”); (f) copyrights, whether in published or unpublished works, including web site content, mask work rights, and rights in databases and data collections and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof (collectively, “Copyrights”); (g) Internet domain names (collectively, “Domain Names”); and (h) all rights to enforce and to collect damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Interested Shareholder Statute” means Section 1704 of the Ohio Revised Code.
“Interim Financial Statements” has the meaning given to it in Section 4.6(a).
“Internal Restructuring” means the steps to be taken by Seller and its Affiliates as contemplated by Section 6.21.
“Intragroup Agreements” has the meaning given to it in Section 6.10.
“Investor Rights Agreement” means the Investor Rights Agreement to be entered into at Closing in a form substantially similar to that attached hereto as Exhibit A.
“IP Contract” means material Contracts entered into by any Target Group Company (a) pursuant to which such Target Group Company grants any other Person (other than Seller or its Affiliates) a license (or sublicense) or other right to exploit (including through a covenant not to sue with respect to) any rights under any Owned Intellectual Property (other than any non-exclusive licenses granted in the Ordinary Course of Business) and (b) pursuant to which such Target Group Company receives a grant from any other Person (other than Seller or its Affiliates) of a license (or sublicense) or other right to exploit (including through a covenant not to sue with respect to) any rights under any Intellectual Property (other than non-exclusive licenses or sublicenses entered into in the Ordinary Course of Business).
“IRS” means the United States Internal Revenue Service.
“Kote Basic Agreement” has the meaning given to it in Section 6.27(b).
“Kote JV” has the meaning given to it in Section 6.27(a)(i).
“Kote Put” has the meaning given to it in Section 6.27(b).
“Knowledge” means, (A) in the case of Seller, the actual knowledge of the individuals set forth in Schedule 1.1(b) of the Disclosure Schedules after reasonable inquiry and (B) in the case of Buyer, the actual knowledge of the individuals set forth in Schedule 1.1(c) of the Buyer Disclosure Schedules after reasonable inquiry.
“Law” or “Laws” means any federal, state, local or foreign statute, law, common law, injunction, constitution, regulation, code, rule, ordinance, executive order, writ, or decree of any Governmental Entity.
“Leased Real Property” has the meaning given to it in Section 4.10(a).
“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.
“License Agreement” means the License Agreement to be entered into at Closing in a form substantially similar to that attached hereto as Exhibit B.
“Lien” or “Liens” means any mortgage, lien, pledge, charge, Claims, security interest or other encumbrance.

“Litigation Matter 1” has the meaning given to it in Schedule 1.1(d)(i) of the Disclosure Schedules.
“Litigation Matter 2” has the meaning given to it in Schedule 1.1(d)(ii) of the Disclosure Schedules.
“Litigation Party 1” has the meaning given to it in Schedule 1.1(d)(i) of the Disclosure Schedules.
“Loss” or “Losses” means any and all Liabilities, losses, damages, penalties, fine, Taxes, and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ or other professional fees and expenses, court costs, other costs of enforcing any rights hereunder), amounts paid in settlement or other reasonable, documented and out-of-pocket cost, expense or adverse effect; provided, however, that Losses shall not include, and no Party shall be liable for, any unforeseen consequential damages or any punitive or exemplary damages other than punitive or exemplary damages paid to a Person who is not a Party (or an Affiliate thereof).
“Lower Target Net Working Capital” means $570,000,000.
“Major Business Partners” has the meaning given to it in Section 4.21.
“Material Adverse Effect” means any event, change, occurrence, state of facts, condition, development or circumstance that, individually or in the aggregate with all other events, changes, occurrences, states of facts, conditions, developments or circumstances, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or the results of operations of the Target Group, taken as a whole, provided that any event, occurrence, state of facts, condition, change, development or circumstance to the extent attributable to, relating to or arising out of, any of the following shall not constitute, and shall not be taken in to account in determining whether there has been or will be, a Material Adverse Effect (i) any changes generally impacting the industries in which The Target Group operates or in the global, U.S or foreign national or regional economic, financial, regulatory or political or geopolitical conditions or events, including in connection with or as a result of the 2020 U.S. elections, (ii) any changes generally impacting the capital, credit or financial markets or changes in interest or exchange rates, in each case in the U.S. or elsewhere in the world or in any of the markets in which the Target Group operates, (iii) any action taken or statement made by Buyer or its Affiliates or their respective Authorized Representatives (including with respect to Buyer’s plans or intentions with respect to the conduct of the Target Group or Business or any portion thereof), (iv) the taking of any action or not taking any action, in each case, as expressly required by this Agreement or taken or omitted to be taken at the express request of Buyer or any of its Affiliates or any of their respective Authorized Representatives, (v) any change or proposed change in accounting requirements or principles or any change or proposed change in applicable Laws or the interpretation thereof by a Governmental Entity, (vi) any acts of war (whether or not declared), outbreak or escalation of armed hostilities, cyberattack, sabotage or terrorism or any earthquakes, hurricanes, floods, tornados, natural disasters, pandemics, epidemics or disease outbreaks (including event, occurrence, state of facts, condition, change, development or circumstance resulting from the existence of or any spread of COVID-19 and any future resurgence or evolution or mutation of COVID-19 or related pandemic, epidemic or disease outbreak) or other disasters, (vii) the failure in and of itself by any Target Group Company to meet any internal or published projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect), (viii) the public announcement of this Agreement, the identity of Buyer , including, the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, partners, financing sources, employees or Governmental Entities or (ix) any breach by Buyer of this Agreement, provided, further, that an event, occurrence, state of facts, condition, change, development or circumstance in subclauses (i), (ii), (v) and (vi), may be taken into account to the extent that such conditions have a materially disproportionate effect on the business, operations, assets, liabilities, condition (financial or otherwise) or the results of operations of the Target Group, taken as a whole, relative to other similarly situated participants in the industries and markets in which the Target Group operates.
“Material Contract” or “Material Contracts” means the following Contracts to which a Target Group Company is a Party:
(a) any supply Contract involving payment by the Target Group of more than $50,000,000 for the twelve-month period ended December 31, 2019 and that cannot be terminated within 60 days after giving notice of termination without resulting in any material cost or material penalty to the Target Group, (b) any customer Contract involving receipt of amounts by the Target Group of more than $100,000,000 for the twelve-month period ended December 31, 2019 and that cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or material penalty to the Target Group, (c) any Contract relating to Indebtedness, including any Contract for the borrowing of money in excess of $100,000,000 (d) any Contract to guarantee any Indebtedness in excess of $100,000,000, (e) any Contract to make any equity investment in any other Person (other than a Target Group Company), (f) any Contract between Seller or an Affiliate of Seller (other than any Target Group Company) and a Target Group Company that will not be terminated prior to Closing; (g) any Contract providing for a joint venture, partnership, teaming agreement, or similar Contract or any agreement involving a sharing of profits, Losses, costs, or Liabilities by any Target Group Company with any other Person, (h) collective bargaining agreements covering any Business Employee, (i) any Contract that contains covenants that by their express terms purport to materially restrict, limit or prohibit the ability of the Target Group to engage in any line of business or to compete with any Person or to conduct business in any part of the world, (j) any IP Contract, (k) any Contract in respect of which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect, (l) any Contract of indemnification or similar commitment with respect to which the potential aggregate obligation of the Target Group following the Closing is in excess of $10,000,000, (m) any Contract with a Governmental Entity and (n) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
“Most Recent Balance Sheet” has the meaning given to it in Section 4.6(a).
“Multiemployer Plan” has the meaning given to it in Section 4.17(c).
“Net Working Capital” means the aggregate of the net working capital of the Target Group as of the Effective Time, calculated in accordance with the “Net Working Capital Measurement Principles” set forth in Exhibit E (which also includes a sample calculation thereof) and as determined in accordance with Section 2.5. In no event shall “Net Working Capital” be deemed to include any amounts (x) to the extent incurred by, on behalf of, or at the request of, Buyer in connection with any of the Transactions, (y) for which Seller or any of its Affiliates (and not the Target Group) is liable, or (z) included in Transaction Expenses or Indebtedness.
“Net Working Capital Adjustment Amount” means (i) if the Net Working Capital is greater than the Upper Target Net Working Capital, the Net Working Capital less the Upper Target Net Working Capital or (ii) if the Net Working Capital is less than the Lower Target Net Working Capital, the Net Working Capital less the Lower Target Net Working Capital. For the avoidance of doubt, (i) the Net Working Capital Adjustment Amount shall be a negative number if the Net Working Capital is less than the Lower Target Net Working Capital and (ii) the Net Working Capital Adjustment Amount shall equal zero (0) if the Net Working Capital is greater than or equal to the Lower Target Net Working Capital and less than or equal to the Upper Target Net Working Capital.
“Net Working Capital Measurement Principles” has the meaning given to it in the definition of Net Working Capital in this Agreement.
“New Plans” has the meaning given to it in Section 6.19(c).

“Non-controlling Party” has the meaning given to it in Section 10.4(b).
“Non-Recourse Parties” has the meaning given to it in Section 11.12.
“Notice of Objection” has the meaning given to it in Section 2.5(d)(i).
“NSC” has the meaning given to it in Section 6.27(a).
“NS Kote” has the meaning given to it in Section 6.27(b).
“NYSE” means the New York Stock Exchange.
“Occupational Safety and Health Regulations” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any rules or regulations promulgated thereunder, including as delegated to any local, state, or other Governmental Entity, or other worker safety regulations and requirements promulgated by any other Governmental Entity (including the U.S. Mine Safety and Health Administration).
“Old Plans” has the meaning given to it in Section 6.19(c).
“Order” or “Orders” means any decree (including a consent decree), injunction, judgment, order, ruling, writ, assessment or arbitration award that is issued by a Governmental Entity, arbitrator or arbitral body, commission or self-regulatory organization whether arising from an Action or Law.
“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Business.
“Outside Date” has the meaning given to it in Section 9.1(b).
“Overhead and Shared Services” means the ancillary, corporate shared or other services or processes that are provided to or used in both (i) any Target Group Company and (ii) other businesses of Seller and its Affiliates.
“Owned Intellectual Property” means any Intellectual Property owned by the Target Group as of the Closing Date.
“Owned Real Property” has the meaning given to it in Section 4.10(a).
“Party” has the meaning given to it in the Preamble of this Agreement.
“PBGC” has the meaning given to it in Section 4.17(d).
“Pension Data” has the meaning given to it in Section 4.7(c).
“Permits” means any licenses, permits, franchises, approvals, clearances, registrations, certificates (including certificates of occupancy), authorizations obtained from a Governmental Entity.
“Permitted Liens” means (a) with respect to the assets of the Target Group, (i) Liens for Taxes not yet due or being contested in good faith by appropriate procedures, in either case, for which adequate accruals or reserves in accordance with GAAP or IFRS, as the case may be, exist on the Target Group’s books, (ii) zoning, entitlement, building codes, or other land use Laws or similar restrictions, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) easements, rights of way, restrictions, declarations, covenants, conditions, defects, exceptions and other similar encumbrances affecting property or asset which do not materially detract from the value of such property or asset or materially interfere with any present use of such property or assets, (v) mechanics’, carriers’, workers’, repairers’ and similar like Liens arising or incurred in the Ordinary Course of Business and not securing any past due amounts that are material, either individually or in the aggregate, (vi) Liens listed on Schedule 1.1(e) of the Disclosure Schedule, (vii) Liens arising under this Agreement or any of the other Transaction Documents, (viii) Liens created by or through Buyer, (ix) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business, (x) Liens on any estate superior to the interest of Buyer, Seller or any of their respective Affiliates in any leased realty and (xi) non-exclusive licenses, sublicenses, or other similar agreement granted in the Ordinary Course of Business, (b) with respect to the Target Securities, all transfer restrictions and other encumbrances created by this Agreement or otherwise imposed by any applicable securities Laws and (c) any other Liens that will be released on or prior to the Closing Date.
“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint venture, an association, an estate, a trust or other entity or organization, including a Governmental Entity.
“Post-Closing Tax Period” means any tax period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Interim Financial Statements” has the meaning given to it in Section 6.7(a)(i).
“Pre-Closing Period” has the meaning given to it in Section 6.1(a).
“Pre-Closing Straddle Period” means the portion of any Straddle Period of a Target Group member that ends on the Closing Date.
“Pre-Closing Tax Period” means any taxable period (including any Pre-Closing Straddle Period) that ends on or before the Closing Date.
“Pre-Closing Tax Return” has the meaning given to it in Section 7.1(a).
“Pre-Closing Taxes” means any Taxes imposed on, asserted against or payable with respect to, any member of the Target Group or for which a member of the Target Group may be liable (a) that is properly allocable to any Pre-Closing Tax Period (including any Taxes resulting from the Internal Restructuring as described in Schedule 6.22 of the Disclosure Schedules), (b) notwithstanding any other provision of this Agreement, any Taxes imposed on, asserted against or payable with respect to, a member of the Target Group, or for which a Target Group member may be liable, as a result of the consummation of the Closing and (c) any and all Taxes of any Seller; for the avoidance of doubt, in cases where a Target Group Company is a member of a JV, or a partner in a partnership, Pre-Closing Taxes shall include only that portion of JV or partnership taxes properly allocable to such member of the Target Group, provided that Pre-Closing Taxes shall not include the employer portion of any payroll Taxes the due date for the payment of which has been deferred until after the Closing Date under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020, or other similar subsequent law.
“Preferred Share Consideration” has the meaning given to it in Section 2.2(b).
“Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (a) require the licensing or distribution of source code to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, or (c) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL

(LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
“Purchase Price Increase” has the meaning given to it in Section 2.5(e)(i).
“Purchase Price Reduction” has the meaning given to it in Section 2.5(e)(i).
“Put Notice” has the meaning given to it in Section 6.27(b).
“Real Property” or “Real Properties” has the meaning given to it in Section 4.10(a).
“Real Property Lease” has the meaning given to it in Section 4.10(d).
“Registered Intellectual Property” has the meaning given to it in Section 4.13(a).
“Release” or “Releases” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of any Hazardous Material into the environment (including, without limitation, indoor or ambient air, surface water, groundwater, drinking water, soil, stream sediments, soil gas and surface or subsurface strata or within any building).
“Resolution Period” has the meaning given to it in Section 2.5(d)(iii).
“Restriction Period” has the meaning given to it in Section 6.16(a).
“Retained Agreement” means (i) any agreement between the Target Group or its Subsidiaries and an employee that provides for any transaction bonus or retention payments in the event that the employee remains employed with Seller or its Subsidiaries or Affiliates immediately after the Closing, including but not limited to the agreements listed on Schedule 1.1(f)(i) of the Disclosure Schedules, (ii) the agreements listed on Schedule 1.1(f)(ii) of the Disclosure Schedules and (iii) any other individual agreement with a Retained Employee.
“Retained Company” means each of (i) ArcelorMittal USA de Mexico, S.A. de C.V., (ii) IGS Steel Mexico, S.A. de C.V., and (iii) ArcelorMittal Employment Services Inc.
“Retained Employee Pension Amount” has the meaning given to it in Section 6.20(b).
“Retained Office Spaces” means the office spaces used by the Retained Employees as set forth on Schedule 1.1(g) of the Disclosure Schedules, the lease for which will be assigned to an Affiliate of the Target Group or Buyer will sublease such office space to an Affiliate of the Target Group, in each case, prior to the Closing and through the Transition Services Agreement or a real estate license agreement to be mutually agreed by the Parties.
“Retained Other Assets” means the assets listed on Schedule 1.1(h) of the Disclosure Schedules.
“Review Period” has the meaning given to it in Section 2.5(d)(i).
“Rules” has the meaning given to it in Section 4.20(b).
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Iran, Syria, Cuba, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury or Switzerland, (b) any Person organized under the laws or a resident of, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country, or (c) any Person with whom dealings are restricted or prohibited by Sanctions as a result of a relationship of ownership or control with a Person listed in in clauses (a) or (b) hereof.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (ii) the United Nations Security Council, (iii) the European Union or any of its member states, (iv) Her Majesty’s Treasury and (v) Switzerland.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC Documents” has the meaning given to it in Section 5.12.
“Section 338 Election” has the meaning given to it in Section 6.23(a).
“Securities Act” means the Securities Act of 1933, as amended, together with the rules, regulations, schedules and forms thereunder.
“Seller” has the meaning given to it in the Preamble to this Agreement.
“Seller Closing Certificate” has the meaning given to it in Section 8.3(d).
“Seller Counsel” has the meaning given to it in Section 11.14.
“Seller Data Room” has the meaning given to it in Section 1.2(p).
“Seller Group” has the meaning given to it in Section 10.3.
“Seller Material Adverse Effect” means any material adverse effect on the ability of Seller to consummate the Transactions.
“Seller Pension Plan” has the meaning given to it in Section 6.20(a).
“Share Consideration” has the meaning given to it in Section 2.2(b).
“Software” means all computer software, programs, and applications (in both object code and source code form).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Straddle Period Tax Return” is any Tax Return of a Target Group Company, or with respect to the income or assets of a Target Group Company, for a Straddle Period.
“Subsequent Financial Statements” has the meaning given to it in Section 6.3.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any of its Subsidiaries is a general partner or holds 50% or more of the voting interests of a partnership or (b) such first Person owns (either directly or through one or more other Subsidiaries) 50% or more of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Supply Agreement” means the supply agreement to be executed at Closing on terms set forth in the term sheet attached hereto as Exhibit C and otherwise on terms reasonably acceptable to Seller and Buyer.
“Takeover Statute” means Section 1701.83 of the Ohio General Corporate law, “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Target Group” means the entities that are listed on Schedule 1.1(i) of the Disclosure Schedules.
“Target Group Company” means any member of the Target Group.
“Target Group Pre-Closing Tax Return” has the meaning given to it in Section 7.1(a).
“Target JV” mean any of the entities listed in Schedule 1.1(j) of the Disclosure Schedules.
“Target Securities” has the meaning given to it in the Recitals to this Agreement.
“Tax” or “Taxes” means (i) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital gains, transfer, value added, franchise, profits, license, withholding, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property, transfer, escheat, unclaimed property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (federal, state, local or foreign) (a “Taxing Authority”) or (ii) any Liability of the Target Group for the payment of any amounts of the type described in clause (i) above as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, or as a result of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Code Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation.
“Tax Dispute” has the meaning given to it in Section 7.2.
“Tax Return” or “Tax Returns” means any return (including any information report), report, statement, schedule, notice, form, declaration, Claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, a Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax Law, including any attachment thereto or amendment thereof.
“Taxing Authority” has the meaning given to it in the definition of Tax in this Agreement.
“Tek Basic Agreement” has the meaning given to it in Section 6.27(b).
“Tek JV” has the meaning given to it in Section 6.27(a)(i).
“Tek Put” has the meaning given to it in Section 6.27(b).
“Terminated Plans” has the meaning given to it in Section 6.19(d).

“Third Party Claim” has the meaning given to it in Section 10.4(a).
“Transaction Bonus Agreement” means any agreement, other than a Retained Agreement, between the Target Group or its Subsidiaries and an employee that provides for any transaction bonus, including but not limited to the agreements listed on Schedule 1.1(k) of the Disclosure Schedules.
“Transaction Document” or “Transaction Documents” means this Agreement, the Disclosure Schedules, the Schedules and Exhibits to this Agreement, the License Agreement, the Supply Agreement, the Transition Services Agreement, the Investor Rights Agreement and any other agreements, certificates or schedules delivered pursuant to this Agreement.
“Transaction Expenses” means, without duplication, (a) any fees, disbursements and expenses of the Target Group, incurred or payable by the Target Group, or any Affiliate of the Target Group to the extent the Target Group is liable therefor in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the other agreements and documents contemplated hereby, the performance of its and their obligations hereunder and thereunder, and the consummation of the Transactions and the other Transaction Documents prior to the Closing and that have not been paid prior to the Closing and (b) any sale bonus, transaction bonus, success, retention, change of control, severance or other payment incurred or payable by the Target Group solely as a result of the consummation of the Transactions and without the occurrence of any other event or circumstance after the Closing, including as a result of any post-Closing conditions or any action taken or not taken by Buyer or its Affiliates at or following the Closing (including the employer portion of any payroll, social security, unemployment or similar Tax related thereto), but in no event including any obligations under any Retained Agreements. For the avoidance of doubt, the Transaction Expenses include all payments pursuant to the Transaction Bonus Agreements. In no event shall “Transaction Expenses” be deemed to include any fees, disbursements or expenses (y) for which Seller or any of its Affiliates (other than a Target Group Company) is liable or (z) for Indebtedness or amounts included in Net Working Capital.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents including (a) the execution, delivery and performance of this Agreement and (b) the sale and purchase of the Target Securities.
“Transfer Price” has the meaning given to it in Schedule 6.27(b).
“Transfer Taxes” has the meaning given to it in Section 7.4.
“Transition Services Agreement” means the Transition Services Agreement to be executed at Closing in a form substantially similar to that attached hereto as Exhibit D.
“TSR Services” has the meaning given to it in Section 6.30.
“Upper Target Net Working Capital” means $630,000,000.
Section 1.2    Rules of Construction. The following provisions shall be applied wherever appropriate herein:
(a)    “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(d)    this Agreement and the other Transaction Documents shall be deemed to have been negotiated and drafted by the Parties jointly, and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof;
(e)    any reference herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;
(f)    the Disclosure Schedules and Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
(g)    any capitalized terms used in the Disclosure Schedules or Buyer Disclosure Schedules, any Exhibit or any Transaction Document but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.
(h)    Notwithstanding any other provision of this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement shall control (unless the Transaction Document expressly provides otherwise).
(i)    the headings in this Agreement and the other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of the respective Transaction Documents or any provision hereof;
(j)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”
(k)    references to “day” or “days” are to calendar days, unless Business Days are otherwise specified;
(l)    references to “the date hereof” shall mean as of the date of this Agreement;
(m)    the word “or” shall not be exclusive;
(n)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;
(o)    any reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;
(p)    any reference to documents or other information being “made available”, “disclosed” or “provided” to Buyer means that such documents or information were available to Buyer in (i) the electronic data room hosted by Intralinks for project Arena and (ii) the electronic data room “Project Arena Clean” (together, the “Seller Data Room”) prior to the execution of this Agreement and thereafter continuously available until the date of this Agreement, and Seller shall authorize and direct Intralinks to copy to a suitable electronic medium all documents posted to the Seller Data Room as of the date hereof in the same order and manner as such documents appeared to Buyer on the date hereof and promptly deliver copies thereof to Buyer;
(q)    any reference to documents or other information being “made available”, disclosed or “provided” to Seller means that such documents or information were (A) available to Seller in the electronic data room hosted by Donnelly Financial Services for project Bella (the “Buyer Data Room”) or (B) included in Buyer’s SEC filings publicly filed or publicly furnished, in each case, prior to the execution of this Agreement and thereafter continuously available until the date of this Agreement;
(r)    neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules or Buyer Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules or Buyer Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules or Buyer Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules or Buyer Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement;
(s)    each Section of the Disclosure Schedules or Buyer Disclosure Schedules qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section of this Agreement and (ii) any other Section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable, relevant or responsive to such other Section of this Agreement;
(t)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(u)    any covenant obligating Seller or any of its Affiliates to cause any Target JV to take or refrain from taking any action shall be deemed to only require Seller or such Affiliate of Seller to cause such Target JV to take or refrain from taking such action to the extent Seller or its applicable Affiliates have the contractual right to do so.

ARTICLE II
PURCHASE AND SALE OF TARGET SECURITIES; CLOSING
Section 2.1    Purchase and Sale of Target Securities. Subject to and in accordance with the terms set forth in this Agreement, Seller hereby agrees to cause its Subsidiaries to sell and deliver to Buyer at the Closing, free and clear of any Liens (other than restrictions on transfer imposed by securities Laws), indirectly or directly, the Target Securities.
Section 2.2    Consideration. The aggregate consideration to be paid for the Target Securities shall be (for the avoidance of doubt, consideration specified in each of paragraphs (a) and (b) of this Section 2.2 shall be paid pro rata among each of the Target Securities):
(a)    an amount in cash equal to the Closing Cash Payment Amount, which shall be adjusted as provided in Section 2.5 (the Closing Cash Payment Amount, as adjusted, the “Final Cash Purchase Price”); and

(b)    78,186,671 Buyer Common Shares (the “Common Share Consideration”) and 583,273 Buyer Preferred Shares (the “Preferred Share Consideration”), together with the Common Share Consideration, the “Share Consideration” and together with the Final Cash Purchase Price, the “Consideration”).
Section 2.3    Closing Payments Schedule.
(a)    At least four (4) Business Days prior to the Closing Date, Seller shall prepare in good faith and shall deliver to Buyer, together with supporting documentation, a schedule (the “Closing Payments Schedule”) that sets forth (A) Seller’s estimate of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment Amount and (iv) the Closing Date Transaction Expenses and (B) Seller’s calculation of the Closing Cash Payment Amount, together with wire instructions for any portion of the Closing Indebtedness and Closing Transaction Expenses required to be repaid at the Closing.
(b)    The Closing Payments Schedule shall be prepared in good faith and in accordance with the Accounting Policies (as defined below), GAAP, and this Agreement (including with respect to the Net Working Capital, in accordance with the Net Working Capital Measurement Principles). Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), Buyer shall be entitled to review the Closing Payments Schedule and the materials and information used by Seller in preparing the Closing Payments Schedule and Seller shall (i) grant Buyer and its Authorized Representatives with reasonable access during normal business hours, to the books and records of Seller and the Target Group (to the extent applicable) that are relevant to the preparation of the Closing Payments Schedule, and (ii) consider in good faith any comments by Buyer with respect to the Closing Payments Schedule prior to the Closing Date and, only to the extent Seller agrees to any amendment, amend the Closing Payments Schedule. The amounts set forth in the Closing Payments Schedule shall be binding on the Parties for purposes of the payments to be made on the Closing Date and in the event of any disagreement between Seller and Buyer as to the Closing Payments Schedule, Seller’s version of the Closing Payments Schedule shall be used. For the avoidance of doubt, Buyer shall have no obligation to comment on the Closing Payments Schedule.
Section 2.4    Closing Date Payments. At the Closing, Buyer will make the following payments by wire transfer of immediately available funds in accordance with the amounts and instructions set forth in the Closing Payments Schedule:
(a)    to Seller, an amount equal to the Closing Cash Payment Amount;
(b)    to the applicable Persons listed on the Closing Payments Schedule, the portion of the Closing Date Indebtedness owed to each such Person; and
(c)    to the applicable Persons listed on the Closing Payments Schedule, the portion of the Closing Date Transaction Expenses owed to each such Person.
Section 2.5    Purchase Price Adjustment.
(a)    The Closing Cash Payment Amount shall be subject to adjustment, upward or downward, on a dollar-for-dollar basis, in accordance with this Section 2.5.
(b)    Closing Statement. Not later than 90 days following the Closing Date, Buyer shall prepare, in accordance with the Accounting Policies and submit to Seller a draft statement (the “Closing Statement”) setting forth, in reasonable detail together with supporting documentation:
(i)    the calculation of the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment Amount;

(ii)    the calculation of the Closing Date Cash;
(iii)    the calculation of the Closing Date Indebtedness;
(iv)    the calculation of the Closing Date Transaction Expenses; and
(v)    the calculation of the Purchase Price Increase or Purchase Price Reduction, as applicable.
(c)    Preparation of Closing Statement. The Closing Statement shall be prepared in good faith and shall fairly reflect the components of Closing Date Net Working Capital, Closing Date Net Working Capital Adjustment Amount, Closing Date Cash, Closing Date Indebtedness, and Closing Date Transaction Expenses, in each case, without giving effect to any of the Transactions (other than any Closing Date Indebtedness or Closing Date Transaction Expenses paid pursuant to Section 2.4), and the Closing Statement shall be prepared (i) in accordance with GAAP and this Agreement (including with respect to the Net Working Capital, in accordance with the Net Working Capital Measurement Principles) and (ii) in accordance with the specific accounting policies, practices and procedures utilized in preparing the Audited Financial Statements to the extent consistent with GAAP (the “Accounting Policies”).
(d)    Review; Disputes.
(i)    Seller may within 45 days after receipt of the Closing Statement (the “Review Period”) dispute the factual basis, mathematical calculations, accounting methods used, any amounts included in, or any other aspect of, the Closing Statement delivered by Buyer pursuant to Section 2.5(c), in which case Seller shall notify Buyer in writing of its objections (in each case, a “Notice of Objection”) within the Review Period specifying in reasonable detail each item or amount that Seller disputes (the “Disputed Items”), the amount in dispute for each Disputed Item, each of the reasons for Seller’s objections, and the adjustments that Seller believes should be made, including Seller’s proposed calculation thereof.
(ii)    If Seller fails to deliver such Notice of Objection within the Review Period or if Seller notifies Buyer that it has no objection to the Closing Statement, Seller shall be deemed to have accepted the Closing Statement (including the calculation of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment Amount, the Closing Date Cash and any additional Closing Date Indebtedness and Closing Date Transaction Expenses), as applicable, and such calculations shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.
(iii)    If a Notice of Objection is delivered to Buyer by Seller during the Review Period, Buyer and Seller shall endeavor in good faith to resolve any Disputed Items set forth therein within 30 days after Buyer’s receipt of the applicable Notice of Objection (the “Resolution Period”), and any written resolution by them as to any Disputed Item shall be final, binding, conclusive and non-appealable for all purposes of this Agreement; provided, however, that Federal Rule of Evidence 408 and any analogous state rules shall apply to any settlement negotiations during the Resolution Period, and such negotiations will otherwise not be discoverable by or communicated to the Independent Accountant. If Buyer and Seller are unable to so resolve the Disputed Items, Buyer and Seller shall, following the last day of the applicable Resolution Period, promptly engage PricewaterhouseCoopers to resolve the matters in dispute or, if PricewaterhouseCoopers is unwilling or unable to serve, another independent, nationally recognized accounting firm that is mutually agreed upon by Buyer and Seller (such firm, or any successor thereto, the “Independent Accountant”).
(iv)    Each of Seller and Buyer shall pay its own respective costs and expenses incurred in connection with this Section 2.5(d). All fees and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Person bears to the amount actually contested by such Persons. For purposes of clarity, if the Independent Accountant determines that it accepted seventy percent (70%) of the respective position of one Party, that Party shall pay thirty percent (30%) of the fees and expenses of the Independent Accountant and the other Party shall pay the remaining seventy percent (70%) of such fees and expenses.
(v)    The Independent Accountant shall not conduct any additional discovery in any form, and the Independent Accountant shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Independent Accountant. The Independent Accountant shall act as an arbitrator to determine only those Disputed Items remaining at the end of the Resolution Period, solely on the basis of presentations by Buyer and Seller, in accordance with the terms of this Agreement, and not by independent review. In no event shall the Independent Accountant’s determination of any Disputed Item be outside of the range of amounts claimed by the respective Parties with respect to such Disputed Item. Neither Buyer nor Seller, nor any of their respective Authorized Representatives, will meet or discuss any substantive matters with the Independent Accountant without Buyer and Seller and their respective Authorized Representatives present or having the reasonable opportunity to be present, either in person, by videoconference or by telephone. The Parties shall request the Independent Accountant to render its final reasoned written decision (and a reasonably detailed description of the basis therefor) on an expedited basis as soon as practicable after its engagement and in no event later than thirty (30) days after submission of such Disputed Items (or such other time as the Parties may mutually agree in writing) to the Independent Accountant. The Independent Accountant’s determination of the Disputed Items shall be set forth in a written statement delivered to Buyer and Seller and (absent manifest error or fraud) shall be final, binding, conclusive and non-appealable for all purposes hereunder.
(vi)    The Closing Date Cash, the Closing Date Indebtedness, the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment Amount and the Closing Date Transaction Expenses as of the Effective Time, as finally determined pursuant to this Section 2.5 (whether by failure of Seller to deliver notice of objection, by agreement of Buyer and Seller or by determination of the Independent Accountant), is referred to herein as the “Final Cash Amount,” the “Final Indebtedness Amount,” the “Final Net Working Capital Amount”, the “Final Net Working Capital Adjustment Amount” and the “Final Transaction Expenses Amount,” respectively and the procedures set forth in this Section 2.5(d) shall be the sole and exclusive remedy with respect to the final determination of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment Amount and the Closing Date Transaction Expenses, except in the case of manifest error or fraud.
(vii)    Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), Buyer shall make available to Seller and the Independent Accountant the books, records, documents and work papers (including those of its accountants) underlying the preparation of the Closing Statement and all other items reasonably requested by Seller or the Independent Accountant. All information (including answers to questions from the Independent Accountant) submitted by a Party to the Independent Accountant must be concurrently delivered to the other Party.
(e)    Adjustments to Purchase Price. Following the Closing and the final determination of the Final Cash Amount, the Final Indebtedness Amount, the Final Net Working Capital Amount, the Final Net Working Capital Adjustment Amount and the Final Transaction Expenses Amount, in accordance with this Section 2.5:
(i)    If the Actual Adjustment Amount is positive, such amount is referred to in this Agreement as the “Purchase Price Increase.” If the Actual Adjustment Amount is negative, such amount is referred to in this Agreement as the “Purchase Price Reduction.”

(ii)    As soon as practicable, and in any event within five Business Days following the determination of a Purchase Price Increase or Purchase Price Reduction (A) if there exists a Purchase Price Reduction, Seller will pay an amount equal to the Purchase Price Reduction by wire transfer of immediately available funds to an account identified in writing by Buyer to Seller and (B) if there exists a Purchase Price Increase, an amount equal to the Purchase Price Increase shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account identified in writing by Seller to Buyer.
Section 2.6    Closing.
(a)    Closing Date. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase of the Target Securities and the other Transactions (the “Closing”) shall take place via the electronic exchange of documents (including by email), subject to Section 9.1, on the third Business Day after the conditions set forth in Article VIII (the “Closing Conditions”) are satisfied or otherwise waived (other than those conditions that by their terms are to satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing), or such other time and date as may be mutually agreed by the Parties in writing.
(b)    Deliveries by Seller at Closing. Subject to the terms set forth in this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)    Seller Closing Certificate. The Seller Closing Certificate.
(ii)    Target Securities. To the extent the Target Securities are directly transferred to Buyer, the certificate representing the Target Securities, duly endorsed in blank or accompanied by appropriate and duly executed equity interest powers or assignments.
(iii)    Resignations. The written resignation letters, effective as of the Closing, of those directors, managers and officers of the Target Group designated by Buyer to Seller no later than ten days prior to the Closing Date, in each case in such capacities as directors, managers or officers of the Target Group as applicable, in form and substance satisfactory to Buyer and Seller.
(iv)    Transaction Documents. Each of the Transaction Documents to which any member of the Seller Group is a party, duly executed by such applicable member.
(v)    FIRPTA Certificate. A certificate of non-foreign status dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations Section 1.1445-2(b)(2) issued pursuant to Code Section 1445 and reasonably satisfactory to Buyer, certifying that ArcelorMittal North America Holdings LLC is not a disregarded entity (and is regarded as the owner of the Target Securities for U.S. federal Tax purposes) for purposes of Treasury Regulations Section 1.1445-2(b)(2)(iii) and not a “foreign person” as defined in Treasury Regulations Section 1.1445-2(b)(2)(i).
(vi)    GMPA. Evidence (i) that ArcelorMittal USA LLC has been removed as the seller and originator under the GMPA and (ii) that notice was provided by Seller to Credit Agricole Corporate and Investment Bank to stop selling ArcelorMittal USA LLC’s receivables on the Closing Date, in each case in form and substance reasonably satisfactory to Buyer.
(c)    Deliveries by Buyer at Closing. Subject to the terms set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i)    Buyer Closing Certificate. The Buyer Closing Certificate.

(ii)    Closing Cash Payment Amount. The Closing Cash Payment Amount.
(iii)    Transaction Documents. Each of the Transaction Documents to which Buyer or one of its Affiliates is a party, duly executed by Buyer or its applicable Affiliate.
(iv)    Shares. A certificate representing the Preferred Share Consideration and evidence that the Common Share Consideration has been issued to Seller, including evidence from Buyer’s transfer agent as to the issuance of the Common Share Consideration in book-entry form.
(d)    Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.
Section 2.7    Allocation of Purchase Price. Seller and Buyer agree that the Consideration, and any liability assumption treated as consideration for U.S. federal tax purposes shall be allocated with respect to the Target Securities in accordance with the allocation principles contained in Code Section 1060 and in Treasury Regulations Sections 1.338-4 and 1.338-5, and for the avoidance of doubt, including (i) any deemed asset sale pursuant to Section 6.24, and (ii) any deemed asset acquisition for U.S. federal Tax purposes occurring by reason of the purchase of the Target Securities (when such issuer is disregarded for U.S. Tax purposes, and including for the avoidance of doubt the direct acquisition of any interest in any entity treated as a partnership for U.S. federal Tax purposes). A draft allocation schedule (“Allocation Schedule”) shall be prepared by Buyer and delivered to Seller no later than one hundred and twenty (120) days following the Closing Date. If Seller notifies Buyer in writing within sixty (60) days following receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Buyer and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Allocation Schedule within thirty days following delivery of the Allocation Schedule, such dispute shall be resolved by an Independent Accountant. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.7 shall be borne equally by Buyer and Seller. Seller and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule unless required to do otherwise by applicable Law. Any adjustments to the Closing Cash Payment Amount pursuant to Section 2.5 shall be allocated in a manner consistent with the Allocation Schedule.
Section 2.8    Withholding. Notwithstanding anything herein to the contrary, Buyer or its Affiliates shall be entitled to deduct or withhold, or cause to be deducted or withheld, any and all amounts from any amount payable hereunder equal to amounts required under the provision of any applicable Law to be deducted or withheld with respect to the Transactions; provided that Buyer shall (i) use commercially reasonable efforts to provide Seller with prior written notice of Buyer’s intention to deduct or withhold or cause to be deducted or withheld any amounts from any amount payable under this Agreement, together with an explanation setting forth in reasonable detail the legal requirement for such deduction or withholding, no less than five (5) Business Days before the date on which any payment will be subject to deduction or withholding, and (ii) reasonably cooperate with Seller to mitigate such deduction or withholding to the extent permitted under applicable Law. Any amounts so deducted or withheld shall be treated as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedules.
Section 3.1    Organization, Power, Standing. Seller is a company duly registered or organized, validly existing as a legal entity properly incorporated, organized, registered and existing, under the laws of Luxembourg and Seller has all requisite corporate power and authority to own and operate the properties and assets and to carry on the Business as presently conducted, except as has not had, and would not be reasonably expect to have, a Seller Material Adverse Effect.
Section 3.2    Due Authorization. Seller has full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the other Transaction Documents, the performance by it of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Seller, and assuming that this Agreement and each of the other Transaction Documents have been duly executed and delivered by Buyer, will constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in an Action in equity or at Law) (the “Insolvency and Equity Exceptions”).
Section 3.3    No Violation or Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller will not, and the consummation of the Transactions will not, directly or indirectly (with or without notice or lapse of time), (i) violate or conflict with the provisions of the organizational documents of Seller or (ii) except as has not had, and would not be reasonably expected to have, a Seller Material Adverse Effect and except for the Governmental Authorizations or notifications set forth in Schedule 3.3 of the Disclosure Schedules, require on the part of Seller or any Affiliate thereof any Governmental Authorization or any filing with or notification to any Governmental Entity or conflict with or constitute a violation of any Law or Order applicable to or relating to Seller. No Authorization of, filing with or notification to, any Person to be made by Seller is required in connection with the execution or delivery by Seller of this Agreement or any of the other Transaction Documents to which Seller is or is to become party or the consummation of the Transactions.
Section 3.4    Ownership and Title to Target Securities. Seller is the ultimate owner, beneficially and of record, of all right, title and interest in and to the Target Securities. Seller has, and will have at the Closing, good and marketable title to the Target Securities and the absolute right to sell, assign and transfer the Target Securities to Buyer, free and clear of any and all Liens, except for any Liens created by the Transaction Documents and Liens arising under any applicable securities Laws. There are no outstanding warrants, options or other rights to purchase, or equityholder agreement, voting trust or other agreements or commitments outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any equity securities or any equity interest therein of any Target Group Company. Other than under the organizational documents of the Target Group Companies, Seller does not have any obligation (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire, any Target Group Company’s equity securities or any interest in any Target Group Company or to pay any dividend or make any other distribution in respect thereof.
Section 3.5    Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates that, if adversely determined, would have or would reasonably be expected to have a Seller Material Adverse Effect. There is no Order to which Seller or any of its Affiliates is subject that would reasonably be expected to have a Seller Material Adverse Effect.

Section 3.6    Brokers. There are no Claims by any Person for a finder’s fee or brokerage commission or similar payment which will become a Liability of any Target Group Company following Closing except for such fees, commissions or payments that will constitute Transaction Expenses.
Section 3.7    Acquisition of Shares for Investment. The Common Share Consideration is being acquired for investment only and not with a view to any public distribution thereof (subject to the right of Seller to distribute all or a portion of the Share Consideration to its shareholders in accordance with the terms of the Investor Rights Agreement at or following the Closing), and Seller shall not offer to sell or otherwise dispose of the Share Consideration so acquired by it in violation of any of the registration requirements of the Securities Act, or any other applicable securities Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO TARGET GROUP COMPANIES
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the Disclosure Schedules.
Section 4.1 Due Authorization. Each Target Group Company has full power and authority to execute the Transaction Documents to which it is specified to be a party and to perform its obligations thereunder. The execution and delivery by each Target Group of the Transaction Documents, if any, the performance by their respective obligations thereunder, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate or other necessary action on the part of each Target Group Company. Each of the Transaction Documents, when executed, will be, as applicable, duly executed and delivered by the Target Group and constitute legal, valid and binding obligations of the Target Group, enforceable in accordance with their terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.
Section 4.2 Organization, Power, Standing. Each Target Group Company is a corporation or other organization duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing or a similar local concept, in good standing under the Laws of its jurisdiction and has all requisite corporate or other applicable organizational power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority would not reasonably be expected to have a material adverse impact on the Business taken as a whole. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, each Target Group Company is qualified to do business and is in good standing as a foreign corporation or other organization in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires such qualification.
Section 4.3 Articles of Incorporation, By-Laws and Corporate Records. As of the date hereof, Seller has made available to Buyer true, correct and complete copies of each of (a) the articles of incorporation or analogous formation document of each Target Group Company, as amended and in effect on the date hereof and (b) the by-laws or analogous governing document of each Target Group Company, each as amended and in effect on the date hereof. Such governing documents are in full force and effect in all material respects and no Target Group Company is in violation of any material provisions of its governing documents.
Section 4.4 Capitalization; Title; Equity; Investments. A true, accurate and complete list for each Target Group Company of the ownership percentage and record and beneficial owner(s) thereof, is set forth on Schedule 4.4 of the Disclosure Schedules. All the Target Securities are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws or pursuant to valid exemptions therefrom and constitute all of the issued and outstanding shares of capital stock or other equity securities of the members of the Target Group. There are no shares of capital stock of any Target Group Company reserved for issuance. There are no outstanding or authorized subscriptions, options, warrants, rights to acquire, conversion rights or other rights, Contracts or commitments obligating any Target Group Company to issue, sell or otherwise dispose of any securities or obligations exercisable for or convertible into any equity interest of any Target Group Company stock. There are no voting trusts or other Contracts or understandings to which any Target Group Company is a party with respect to the voting of any of the equity interest of such Target Group Company, and no Target Group Company is a party to, or bound by, any outstanding restrictions, options or other obligations, Contracts or commitments (contingent or otherwise) to sell, repurchase, redeem or acquire any securities of any Target Group Company.
Section 4.5 No Conflict; Third-Party Consents. The execution, delivery and performance of this Agreement and the other Transactions Documents does not, and the consummation of the Transactions will not, directly or indirectly (with or without notice or lapse of time), (a) violate or conflict with the provisions of the certificate of incorporation or bylaws or analogous organizational documents of any Target Group Company, (b) result in the imposition of any Lien upon any of the assets of the Target Group, (c) except for the Governmental Authorizations or notifications set forth in Schedule 4.5(c) of the Disclosure Schedules, require on the part of any Target Group Company or any Affiliate thereof any Governmental Authorization or any filing with or notification to any Governmental Entity or conflict with or constitute a violation of any Law or Order applicable or relating to any Target Group Company, its assets or the Business, or (d) conflict with, constitute (with or without notice or lapse of time, or both) a default or event of default under, result in a breach or termination of, cause the acceleration or material modification of any obligation under, create in any party additional rights or compensation under or require the Authorization of, or notice to, any Person (other than in the case of Intragroup Agreement, an Affiliate of Seller) under any Material Contract, material Permit or other material instrument or obligation to which any Target Group Company is a party or by which it is bound or by which its assets or the Business are affected, except, in the case of clauses (b), (c), and (d), as has not had, and would not be reasonably expected to have, a material adverse impact on the Business taken as a whole. No Authorization of, filing with or notification to, any Person is required in connection with the execution or delivery of any Transaction Documents to which any Target Group Company is, or is to become party, or the consummation of the Transactions, except as has not had, and would not be reasonably expected to have, a material adverse impact on the Business taken as a whole.
Section 4.6    Financial Statements.
(a)    Schedule 4.6(a) of the Disclosure Schedules includes correct and complete copies of the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets of ArcelorMittal USA LLC as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flows for each of the fiscal years then ended (collectively the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of ArcelorMittal USA LLC as of June 30, 2020, (the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of income for the six month period then ended (collectively the “Interim Financial Statements”). The financial information provided to Buyer regarding ArcelorMittal Princeton and Monesson has been prepared consistent with Seller’s past practices and is substantially the same level of information provided to Seller in the Ordinary Course of Business.
(b)    The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except in each case as described in the notes thereto), except that the Interim Financial Statements do not contain footnotes and are subject to normal recurring year-end adjustments (none of which are material, either individually or taken together). The Financial Statements fairly present in all material respects the financial position, the results of operations and cash flow of ArcelorMittal USA LLC as of the respective dates of and for the periods referred to in such Financial Statements.

Section 4.7    Undisclosed Liabilities; Finance Lease Obligations; Pension Liabilities.
(a)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Target Group has no Liabilities except for (i) Liabilities included or reserved against in the Most Recent Balance Sheet or disclosed in the notes thereto, (ii) current Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is material, either individually or in the aggregate), (iii) forward looking Liabilities arising from (but excluding any Liabilities arising from any breach that has occurred) Contracts to the extent related to the Business or (iv) Liabilities arising from the consummation of the transactions contemplated by the Transaction Documents.
(b)    Schedule 4.7(b) of the Disclosure Schedules sets forth the Liabilities under leases of the Target Group characterized as finance leases, as reflected in the accounts of the Target Group in accordance with GAAP or IFRS, as the case may be and subject to the assumptions and qualifications described therein, as of December 31, 2019 (such obligations, “Finance Lease Obligations”). Since December 31, 2019 through the date of this Agreement, the Target Group has not incurred any additional Finance Lease Obligations.
(c)    Schedule 4.7(c) of the Disclosure Schedules sets forth information furnished by Seller to Buyer for the purpose of calculating the pension, other post-employment benefits and related Liabilities of the Target Group (the “Pension Data”). The Pension Data comprises the most currently available information in Seller’s possession with respect to the matters addressed therein. In the past year, neither Seller nor any of its Affiliates has obtained a third-party actuarial report with respect to future benefit obligations and related Liabilities (EPBO) of the Target Group.
Section 4.8    Absence of Changes.
(a)    Since December 31, 2019 through the date of this Agreement, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(b)    Since June 30, 2020 until the date of this Agreement, the Business has been operated only in the Ordinary Course of Business.
Section 4.9    Material Contracts.
(a)    Schedule 4.9(a) of the Disclosure Schedules sets forth a list (or, as applicable, contains a cross-reference to another section of the Disclosure Schedules that lists), as of the date of this Agreement, of each Material Contract to which each Target Group Company is a party or by which its properties or assets are bound.
(b)    Seller has made available to Buyer true and complete copies of all of the Material Contracts as of the date hereof (or, to the extent any of such Contracts are oral, summaries of the material terms thereof). Each Material Contract is legal, valid, binding, enforceable (except as such enforceability may be limited by the Insolvency and Equity Exceptions) against the applicable Target Group Company or Target Group Companies party to such Material Contract, and, to Seller’s Knowledge, each other party thereto, and is in full force and effect. Except as has not had and would not reasonably be expected to have a material adverse impact on the Business taken as a whole, no Target Group Company is in breach or default under any Material Contract. To the Knowledge of Seller, no other party to any Material Contract is in material breach or default thereof. No event has occurred and no conditions exists which, with the passage of time or the giving of notice or both, would reasonably be expected to constitute a default or event of default or breach by any Target Group Company or, to the Knowledge of Seller, any other party under any such Material Contract, or would permit modification, acceleration, or termination of any such Material Contract, or would create in any party additional rights or compensation under or require notice to or the Consent of any Person under any such Material Contract, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets of the Target Group or the Target Securities, in each case, except as has not had and would not reasonably be expected to have a material adverse impact on the Business taken as a whole. To the Knowledge of Seller, no party to any such Material Contract has repudiated any of the terms thereof or requested to renegotiate any Material Contract or threatened to terminate, cancel or not renew such Material Contract.
Section 4.10    Real Property.
(a)    Except as has not had and would not be expected to have a Material Adverse Effect, Seller has (i) good and marketable title to each real estate owned in fee by the Target Group (the “Owned Real Property”), subject to Permitted Liens and (ii) a valid leasehold interest in each real estate leased, licensed, used or held for use by the Target Group and owned by a third party (the “Leased Real Property” and, together with the Owned Real Property, the (“Real Property”). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, none of the Real Property is subject to any Liens, except for Permitted Liens.
(b)    Schedule 4.10(b) of the Disclosure Schedules sets forth each (i) option to purchase all or any portion of any Real Property or any interest therein, (ii) right of first refusal relating to any sale of any Real Property or any portion thereof or interest therein and (iii) Consent required in connection with the Transactions, in each case, contained in any Real Property Lease, except in each case of (i), (ii) and (iii) as has not had and would not reasonably be expected to have a material adverse impact on the Business taken as a whole.
(c)    With respect to any of the Owned Real Property, there is no lease, license, concession or other agreement, whether written or oral, granting to any other Person the right to use or occupy the Real Property, except as has not had and would not reasonably be expected to have a material adverse impact on the Business taken as a whole.
(d)    Except as has not had and would not be expected to have a Material Adverse Effect, (A) each lease, sublease or license under which any Target Group Company leases, subleases or licenses any real property (each such lease, license or sublease, a “Real Property Lease,” is valid and in full force and effect, and (B) no Target Group Company, nor to Seller’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and none of the Target Group Companies has received written notice that it has breached, violated or defaulted under any Real Property Lease.
(e)    All material tangible assets (including Owned Real Property and Leased Real Property) of the Target Group are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as has not had and would not reasonably be expected to have in a Material Adverse Effect.
(f)    Except as has not had and would not be expected to have a Material Adverse Effect, (A) there does not exist any actual or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Real Property or any part thereof and (B) as of the date hereof the Target Group has not received any written notice of the intention of any Governmental Entity or other Person to take or use any such Real Property or any part thereof that would affect the Target Group’s rights to use such Real Property.
Section 4.11    Sufficiency and Condition of Assets.
(a)    The Target Group owns, has good, and where applicable, marketable title to, has a valid leasehold interest in, or has a right to use all buildings, machinery, equipment and other tangible assets, free and clear of all Liens (except Permitted Liens), necessary for the conduct of the Business, as presently conducted by the Target Group Companies, and such buildings, machinery, equipment and other tangible assets are sufficient for the conduct of the Business, and performance of the Target Group’s Contracts after Closing in the same manner as such assets are used prior to Closing, other than (i) Overhead and Shared Services, (ii) rights to Intragroup Agreements and (iii) rights of Buyer under and services to be provided to Buyer and its Affiliates pursuant to this Agreement or any of the other Transaction Documents (including the Transition Services Agreement).
(b)    The buildings, plants, structures, equipment and other tangible assets owned or leased by the Target Group are in the possession or control of the Target Group, are in good operating condition and repair in all material respects, have no material deferred maintenance obligation, and have been maintained in compliance in all material respects with all applicable warranties.
Section 4.12    Insurance Coverage. Except as has not had and would not be expected to have a Material Adverse Effect, each insurance policy of the Target Group Companies is in full force and effect, all premiums have been and will be (in accordance with the terms of the applicable policy) duly paid, there exists no default under any insurance policy and no notice of termination or cancellation of any such policy has been received by any Target Group Company as of the date hereof.
Section 4.13    Intellectual Property; IT Systems.
(a)    Schedule 4.13(a) of the Disclosure Schedules sets forth a complete and correct list, as of the date hereof, of all (i) issued Patents and applications therefor, (ii) registered Copyrights and applications therefor, (iii) registered Trademarks and applications therefor and (iv) Domain Names that are Owned Intellectual Property (the “Registered Intellectual Property”). For each item required to be listed on Schedule 4.13(a) of the Disclosure Schedules, such schedules list, as applicable, (A) the record owner, (B) the jurisdiction, (C) the registration/issue number and date, (D) the application number and date and (E) for registered Domain Names, the registrar. No Registered Intellectual Property has been abandoned and all registration, renewal and maintenance filings, fees, and Taxes due and payable on or before the Closing Date in respect of each of the applications and registrations of the Registered Intellectual Property have been timely submitted to the relevant Governmental Entity or Domain Name registrar and paid in full through the Closing Date.
(b)    The Target Group solely owns all right, title and interest in all Registered Intellectual Property and any other material Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens. The Owned Intellectual Property and the Intellectual Property licensed pursuant to the License Agreement and the Transition Services Agreement include all material Intellectual Property used in the current conduct of the Business, except for any Overhead and Shared Services.
(c)    The operation of the Business or any part thereof has not in the past three years and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any other Person. Within the last three years, no Target Group Company has received written notice from any Person claiming that the operation of the Business infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Person or that a Target Group Company needs a license to the Intellectual Property rights of any Person. No Person is infringing, misappropriating, or otherwise violating the Intellectual Property of any Target Group Company. Consummation of the Transactions will not result in the termination or diminution of any rights of the Target Group in or to any Owned Intellectual Property.
(d)    Except as disclosed on Schedule 4.13(d) of the Disclosure Schedules, there is no Action or Claim pending, or to the Knowledge of Seller, otherwise threatened that, other than office actions in the ordinary course of obtaining Intellectual Property registrations, challenges the rights of Seller in respect of the validity, enforceability or ownership of any material Registered Intellectual Property.

(e)    The Target Group has taken commercially reasonable steps to secure its rights in the material Trade Secrets included in the Owned Intellectual Property. The Target Group has required each employee and consultant and any other Person to whom Seller or any Target Group Company has disclosed material Trade Secrets to execute a Contract that requires such Person to maintain the confidentiality of all such Trade Secrets. Each employee and consultant who creates or develops material Registered Intellectual Property has executed a Contract that assigns to the applicable Target Group Company (or any such predecessor) all of such individual’s right, title and interest in and to such Registered Intellectual Property, except to the extent prohibited by law. No employee or consultant who created or developed Registered Intellectual Property owns or claims any ownership rights in any of such Registered Intellectual Property.
(f)    Seller and the Target Group Companies have taken commercially reasonable steps to establish and implement disaster recovery plans such that, in the event of a failure of the Business IT, such Business IT and the material data and information residing therein can be reasonably replaced (or the availability of such items reasonably restored) without material disruption to the Business.
(g)    Since January 1, 2017 the Business IT has not materially malfunctioned or failed in a manner that has significantly disrupted or adversely affected the functionality or legitimate operation of any such Business IT. Each Target Group Company has taken commercially reasonable steps to (i) secure the Business IT that is under its control from unauthorized access or improper use by any Person, (ii) defend such Business IT against denial of service attacks or hacking attempts by any other Person, and (ii) ensure the operation of such Business IT. To Seller’s Knowledge, since January 1, 2017, no Person has gained unauthorized access to any Business IT under the control of Seller which caused a material disruption or material cost to the Business.
(h)    The Target Group Companies have been and are in material compliance with the terms and conditions of all applicable licenses for Public Software used by the Target Group Companies. There is no Public Software included in or distributed with any products of the Target Group Companies or Business Software owned by the Target Group Companies in a manner that is reasonably likely to cause the applicable Target Group Company to (i) disclose or distribute in source code form such Target Group Company’s products or the Business Software owned by such Target Group Company, (ii) license such Target Group Company’s products or the Business Software owned by such Target Group Company for the purpose of making derivative works or (iii) redistribute such Target Group Company’s products or the Business Software owned by such Target Group Company at no charge or a charge set by a third party.
(i)    The use, collection, storage and dissemination of data in connection with the Business does not violate, any privacy Laws in any material respect.
(j)    No funding, facilities, or personnel of any military, Governmental Entity or any public or private university, college, or other educational or research institution, including student and researchers, were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Intellectual Property.
Section 4.14    Taxes.
Except as has not had and would not reasonably be expected to have a material adverse impact on the Business taken as a whole:
(a)    Filing of Returns and Payment of Taxes. Each Target Group Company has (i) timely and duly filed with the appropriate Taxing Authority all Tax Returns that are required to be filed by applicable Law on or prior to the Closing Date, as the case may be, taking into account all timely and valid extensions, and all such Tax Returns were true, accurate and complete in all respects, and (ii) timely paid in full all Taxes due (whether or not shown on such Tax Returns).

(b)    Reserves. The unpaid Taxes of the Target Group, if any, that should have been properly accrued on the Financial Statements (i) did not, as of the date of the Financial Statements, exceed the reserve for tax liabilities set forth on the face of the Financial Statements (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Group in filing its Tax Returns.
(c)    Extensions, etc. As of the date hereof, there is no written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes with respect to a Target Group Company, and no power of attorney with respect to any such Taxes has been executed or filed with the IRS or any other Taxing Authority that remains in force.
(d)    Audits, etc. As of the date hereof no audits, examinations or other administrative proceedings or court proceedings are presently pending with respect to any material Taxes of a Target Group Company or, to the Knowledge of Seller, threatened against a Target Group Company. No deficiency for any material Tax has been asserted or assessed by a Governmental Entity against any Target Group Company which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have not been made in the Financial Statements in accordance with GAAP or IFRS, as the case may be. No Claim has been made by any Governmental Entity in a jurisdiction where a Target Group Company does not pay Taxes or file Tax Returns that such Target Group Company is or may be subject to taxation or a requirement to file Tax Returns by that jurisdiction.
(e)    Withholding. All Taxes required to be withheld by a Target Group Company, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person, have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate Governmental Entity.
(f)     Closing Agreements, etc. No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings concerning Taxes have been entered into or issued by any Governmental Entity with respect to the Target Group Companies that would reasonably be expected to have an adverse effect on a Target Group Company following the Effective Time.
(g)    Tax Liens. There are no Liens for Taxes upon the assets or properties of the Target Group except for Permitted Liens.
(h)    Tax Status. No Target Group Company (i) has, after December 31, 2008, been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which ArcelorMittal North America Holdings LLC was the common parent, (ii) has any Liability for Taxes of any Person (other than a Target Group Company) for taxable periods beginning on or after January 1, 2009 (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor, or (iii) is a party to or bound by any Tax sharing or allocation agreement, other than (1) agreements solely among Target Group Companies and (2) agreements entered into in the ordinary course of business that do not primarily relate to Tax matters. Schedule 4.14(h) of the Disclosure Schedules sets forth the entity classification of each of the Target Group Companies for U.S. federal income Tax purposes.
(i)    Listed Transactions. No Target Group Company has ever participated in any transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or, to the Knowledge of Seller, under any similar provision of state, local or foreign Law.

(j)    Section 116. Under applicable Law, no clearance certificate is required, under section 116 of the Canadian Income Tax Act, to be obtained by Buyer by reason of its acquisition of the Target Securities.
(k)    Section 355. No Target Group Company has ever been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Code Section 355(a)(1)) with respect to a transaction described in or governed by Code Section 355 within the two-year period ending as of the date of this Agreement.
(l)    Certain Transactions. No Target Group Company (i) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (A) installment sale or other open transaction disposition made on or prior to the Closing Date; (B) prepaid amount received on or prior to the Closing Date; (C) a closing agreement described in Code Section 7121 or any comparable or similar provision of state, local or foreign Law executed on or prior to the Closing Date; (D) change in method of accounting or use of any improper method of accounting for a taxable period or portion thereof ending on or before the Closing Date; (E) intercompany transaction described in Treasury Regulations Section 1.1502-13 (or any comparable or similar provision of state, local or foreign Law) or (F) Indebtedness discharged with respect to which any election under Code Section 108(i) was made; or (ii) has made an election under Code Section 965(h) or Treasury Regulations Section 1.59A-3(c)(6) (whether in proposed or final Treasury Regulations, or similar state or local Tax law).
(m)    Joint Ventures. None of the Target Group Companies is a party to any joint venture, partnership or other contract that is treated as a partnership for income Tax purposes (other than a joint venture or partnership with another Target Group Company). None of the Target JVs was formed under the laws of any jurisdiction outside of the United States. Schedule 4.14(m) of the Disclosure Schedules sets forth, with respect to each Target Group Company, any joint venture, partnership, or other arrangement or Contract in which a Target Group Company is a partner, which is or was treated as a partnership for Tax purposes.
(n)    Tax Sharing Agreements. None of the Target Group Companies is a party to any Tax allocation or sharing agreement, or and has any Liability for the Taxes of any other Person, including as a transferee or successor or pursuant to any contractual obligation.
(o)    Tax Shelters. Each of the Target Group Companies is, and has at all times been, in compliance with the provisions of Code Sections 6011, 6111 and 6112 relating to tax shelter disclosure, registration and list maintenance, with the Treasury Regulations thereunder and, to the Knowledge of Seller, with all similar provisions of applicable Law.
(p)    Partnership Representative. No Target Group Company is the partnership representative as defined in Code Section 6223(a) and the Treasury Regulations promulgated thereunder (or similar designation or tax matters partner, if a partnership representative as defined in Code Section 6223(a) was not designated) for any for any entity treated as a partnership for US federal Tax purposes that is included in the Target Group that is classified as a partnership for US Tax purposes.
(q)    Sales and Use. Each of the Target Group Companies has collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis (taking into account all timely and valid extensions), such amounts to the appropriate Governmental Entity, or have been furnished properly completed exemption certificates.
(r)    Extraordinary Dispositions. None of the Target Group Companies, nor any entity to which any of such entities is a successor, has undertaken an “extraordinary disposition” as defined in Treasury Regulations Section 1.245A-5, and no Person currently has, has ever had, or otherwise is required to have an “extraordinary disposition account” as defined in Treasury Regulations Section 1.245A-5 with respect to any of the Target Group Companies.
(s)    Permanent Establishment. None of the Target Group Companies has or has had a permanent establishment, permanent representative or other taxable presence in any jurisdiction other than in the jurisdiction in which it was organized.
(t)    International Boycott. None of the Target Group Companies has ever participated in an international boycott within the meaning of Code Section 999.
(u)    BBA Election. No election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 has been made by or on behalf of any Target Group Company or Target JV to have the amendments made by such provisions apply to any income Tax Return of such entity with respect to any tax period beginning on or before December 31, 2017.
Section 4.15    Litigation.
(a)    There is no Action pending or, to Knowledge of Seller, threatened against or involving any Target Group Company, the Business, or any of the Target Group’s assets or properties, whether at Law, in equity or before any arbitrator or Governmental Entity, in each case other than (i) Actions relating to the Transaction Documents or the transactions contemplated thereby or (ii) Actions that have not had and would not reasonably be expected to result in a Liability of the Target Group greater than $1,000,000.
(b)    There is no material Order specific to and restricting the Target Group or the Business in any material respect.
(c)    The Target Group has been in compliance for the past three years with all of the terms and requirements of each Order to which it or its assets is or has been subject, except where such failure to be in compliance has not had and would not be expected to have a material adverse impact on the Business taken as a whole.
(d)    No Governmental Entity has notified the Target Group in writing of an intention to conduct an investigation of the Business or any Target Group Company, except as has not had and would not be expected to have a material adverse impact on the Business taken as a whole.
Section 4.16    Employee and Labor Relations.
(a)    Except as has not had and would not reasonably be expected to result in a material adverse impact to the Business taken as a whole, no Target Group Company has, at any time in the last three years:
(i)    employed any Business Employee who is not legally eligible for employment under applicable immigration Laws, or with respect to any Business Employee violated any applicable Laws pertaining to immigration and work authorization, or received notice from any Governmental Entity of any investigation by any Governmental Entity regarding noncompliance with applicable immigration Laws, including but not limited to U.S. Social Security Administration “No-Match” letters;
(ii)    violated in any material respect any Laws respecting employment and employment practices or terms and conditions of employment in connection with the employment of any Business Employees, or engagement of any other service providers or applicants for employment with the Business, including any such Laws relating to wages and hours, payment of wages (including applicable prevailing wage rates), child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, health and safety, employment discrimination, equal employment opportunities and affirmative action, sexual harassment, layoffs and plant closings, classification as (A) exempt from overtime or (B) a contractor, employee privacy, fair employment practices, workers’ compensation, and the collection and payment of all taxes and other withholdings;
(iii)    been liable for the payment of any Claims, damages, fines, penalties, or other amounts to any current or former Business Employees, other services providers or applicants for employment with the Business, however designated, for failure to comply with any labor or employment Laws, or been a party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter. There are no Actions against any Target Group Company pending, or to the Knowledge of Seller, threatened to be brought or filed by or with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to alleged violation of any employment Laws;
(iv)    implemented any plant closing or mass layoff of Business Employees that could require notice (without regard to any actions that could be taken by Buyer following the Closing) under applicable Laws (including the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101, et seq., or any similar state Laws);
(v)    been a party to, or bound by, any collective bargaining agreement, effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement within the definition of Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, with any labor organization that could impact the Business;
(vi)    been involved in negotiations with any labor organization regarding terms or a collective bargaining agreement covering any Business Employees, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement; experienced any strike, work slowdown, or other work stoppage, picketing, handbilling, bannering or other concerted activity due to any organizing activities or labor dispute pending nor, to the Knowledge of Seller, is any such action currently threatened against the Target Group;
(vii)    violated any labor Laws, including the National Labor Relations Act. There are currently no unfair labor practice charges or complaints pending with any Governmental Entity alleging any violations of applicable labor Laws pending against any Target Group Company, and no Target Group Company has been subject to any remedial Order issued by any Governmental Entity (including the National Labor Relations Board) for violations of applicable labor Laws.
(b)    To the Knowledge of Seller no employee of any Target Group Company is bound by any type of noncompetition or nondisclosure agreement that would restrict or limit the ability of (i) any Target Group Company to employ such Person or (ii) such employee to fully perform his or her duties for any Target Group Company.
Section 4.17    Employee Plans.
(a)    Schedule 4.17(a) of the Disclosure Schedules provides a complete list of each Business Employee Plan but does not include any Business Employee Plan established after the date hereof that is permitted by Section 6.1(b)(iii). Schedule 4.17(a) of the Disclosure Schedules separately identifies each Business Employee Plan that is sponsored and maintained by a Target Group Company or its Subsidiary and each Business Employee Plan that is maintained outside of the United States. Correct and complete copies of the following materials, to the extent applicable, with respect to the Business Employee Plans have been made available to Buyer: (i) all current plan documents or, in the case of an unwritten Business Employee Plan, a written description thereof, (ii) all determination or opinion letters from the IRS, (iii) the most recent summary plan descriptions and summaries of material modifications,

(iv) the most recent annual reports (Form 5500 series) filed with the IRS (with attachments) and summary annual reports, (v) the most recent annual actuarial valuation, and (vi) all current trust agreements, insurance Contracts, and other documents relating to the administration, funding or payment of benefits.
(b)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, with respect to each group health plan benefiting any current or former employee of any Target Group Company or any ERISA Affiliate of any Target Group Company that is subject to Section 4980B of the Code, each Target Group Company and each ERISA Affiliate of any Target Group Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(c)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, Target Group Company nor any ERISA Affiliate of any Target Group Company currently has, and at no time in the past six years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, except for those plans listed on Schedule 4.17(a) of the Disclosure Schedules.
(d)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, no liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by any Target Group Company or any ERISA Affiliate of any Target Group Company that has not been satisfied in full. Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, with respect to any employee benefit plan for which a Target Group Company or any ERISA Affiliate of any Target Group Company has any liability that is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA: (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any such plan, (C) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, and (D) no event described in Sections 4062, 4063 or 4041 of ERISA occurred.
(e)    With respect to any Business Employee Plan that is a single-employer defined benefit pension plan or retiree welfare benefit plan, to the Knowledge of Seller the most recent actuarial report prepared by such Business Employee Plan’s actuary has been prepared in a manner that complies with applicable Law based on reasonable assumptions and, since the date of such report through the date of this Agreement, there has been no material adverse change in the financial condition of such Business Employee Plan (with respect to either assets or benefits).
(f)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, no Target Group Company nor any ERISA Affiliate of any Target Group Company has incurred withdrawal liability under Section 4201 of ERISA in respect of any Multiemployer Plan that has not been satisfied in full, and all contributions required to be paid by any Target Group Company or any ERISA Affiliate of any Target Group Company have been timely paid to the applicable Multiemployer Plan to which the Target Group Company or any ERISA Affiliate has an obligation to contribute. Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, no Multiemployer Plan to which any Target Group Company or any ERISA Affiliate of any Target Group Company has an obligation to contribute is (i) in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (ii) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA) or (iii) has requested or been granted by the IRS any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code. Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, the consummation of the transactions contemplated by this Agreement will not result in any Target Group Company or its ERISA Affiliates experiencing a withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan.
(g)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, each Business Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Business Employee Plans that could result in any material Liability or excise Tax under ERISA or the Code being imposed on any Target Group Company or its Subsidiaries.
(h)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, each Business Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and, has been determined by the IRS to be so qualified and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(i)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, there is no pending or, to Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Entity with respect to any Business Employee Plan (other than routine Claims for benefits).
(j)    The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Business Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Target Group Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of any Target Group Company or its Subsidiaries.
(k)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as whole, no Target Group Company or any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Target Group other than the Business Employee Plans, or to make any amendments to any of the Business Employee Plans.
(l)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as a whole, the Target Group has reserved all rights necessary to amend or terminate each of the Business Employee Plans without the Consent of any other Person, except to the extent any Business Employee Plan is collectively bargained.
(m)    Except as has not had and would not reasonably be expected to result in a material adverse impact on the Business taken as a whole, each Business Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained in documentary and operational compliance with Section 409A of the Code. No director, officer, employee or other service provider of any Target Group Company or its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with a Target Group Company or its Subsidiaries.

(n)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Target Group or any of its Affiliates who is a “disqualified individual” (as defined in Code Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Business Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)).
Section 4.18    Environmental Matters.
Except as has not had and would not be reasonably expected to have a Material Adverse Effect:
(a)    Since January 1, 2017, the Target Group Companies have complied at all times with all applicable Environmental Laws.
(b)    No property (including soils, groundwater, surface water, buildings and surface and subsurface strata or structures) currently or, to the Knowledge of Seller, formerly owned, operated or utilized by any Target Group Company has been contaminated with any Hazardous Material requiring remediation or other action by a Target Group Company pursuant to any Environmental Law or any contractual obligation.
(c)    No Target Group Company has any Liability for any Hazardous Material disposal or contamination on any third party property.
(d)    Since January 1, 2017, no Target Group Company has received any written notice, demand, letter, claim or request for information alleging that such Target Group Company is in violation of or subject to Liability under any Environmental Law except as has been resolved with no further liability.
(e)    No Target Group Company is subject to any Order, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party assigning or otherwise imposing Liability or obligations relating to any Environmental Law.
(f)    To the Knowledge of Seller, no material expenditures, other than those reflected in any financial reserves, asset retirement obligations or capital or operating budgets of Seller or any Target Group Company which were provided or made available to Buyer prior to the date hereof, are reasonably expected to be required in order to comply with applicable Environmental Laws during the next three (3) years.
(g)    To the Knowledge of Seller, there are no other conditions or occurrences involving any Target Group Company that if known by a Governmental Entity or other third Person would reasonably be expected to result in any claim, Liability, investigation, cost or restriction on Buyer or any of its Subsidiaries pursuant to any Environmental Law.
Section 4.19     Health and Safety Matters.
Except as has not had and would not be reasonably expected to have a Material Adverse Effect:
(a)    The Target Group is currently, and, since January 1, 2017, the Target Group has been, in material compliance with all Occupational Safety and Health Regulations.
(b)    Since January 1, 2017, there has been no allegation of any violation of any Occupational Safety and Health Regulations and no investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, threatened with respect to the Target Group related to Occupational Safety and Health Regulations.

Section 4.20    Permits; Compliance with Laws.
(a)    Except where the failure to possess such Permits has not had and would not reasonably be expected to have a material adverse impact on the Target Group taken as a whole, the Target Group currently possesses, and the Target Group has at all times in the last three (3) years possessed, all requisite Permits from all Governmental Entities necessary to conduct the Business as currently conducted in all material respects, and to own, lease and operate its properties. Except as has not had, and would not reasonably be expected to have, a material adverse impact on the Business taken as a whole, all material Permits are in full force and effect. The Target Group is and has been for the past three (3) years in compliance in all material respects with all the terms and conditions related to such Permits. To the Knowledge of Seller, there are no Actions in progress, pending or threatened which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. The Target Group has not received any written communication from any Governmental Authority indicating, and to the Knowledge of Seller, no such Permit will be revoked, not renewed, modified or contain terms, conditions or limitations in a manner that would have a material adverse impact on the Business taken as a whole. The Transactions will not result in the revocation, cancellation, suspension, or any materially adverse modification of any material Permits.
(b)    Except where the failure to be in such compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Target Group is currently, and has been at all times in the last three years, in compliance with all Laws, Orders, regulations and requirements applicable to the Target Group, the Business, the assets and properties of the Target Group (collectively, “Rules”). To the Knowledge of Seller, during the past three years, there has been no allegation of any violation of any Rule, and no investigation or review by any Governmental Entity is pending or threatened with respect to the Target Group, which would reasonably be expected to have a Material Adverse Effect.
Section 4.21    Customers and Suppliers. The Target Group’s top twenty-five (25) customers and suppliers (in each case, as measured by amount purchased or supplied, as applicable, during the most recent fiscal year ended) are set forth on Schedule 4.21 of the Disclosure Schedules. Since December 31, 2019 through the date hereof, none of the Target Group’s top ten (10) customers or top ten (10) suppliers (in each case, as measured by amount purchased or supplied, as applicable, during the most recent fiscal year ended) (such Target Group’s top ten (10) customers and top ten (10) suppliers, the “Major Business Partners”) has cancelled or otherwise terminated or modified in a manner materially adverse to the Target Group as a whole or to the Knowledge of Seller, made any threat to the Target Group to cancel or otherwise terminate or modify its relationship with the Target Group.
Section 4.22    Transactions with Affiliates. None of Seller, any of its Affiliates, any executive officer of Seller or the Target Group or, to the Knowledge of Seller, Family Member of such executive officers has any material financial or employment interest in any Major Business Partners (other than holdings in publicly held companies representing less than five percent (5%) of the total outstanding equity interests of any such publicly held company) (excluding the ownership of the Target Securities or any customary corporate support services provided in relation thereto or any employment Contract between an employee of a Target Group Company and such Target Group Company).
Section 4.23    AML Laws; Anti-Corruption Laws; Sanctions.
(a)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, each Target Group Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Target Group Company and its directors, officers, and employees (in each such Person’s capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.
(b)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) no Target Group Company or any of its directors or officers, or, to the Knowledge of

Seller, any of its employees (in each case in such Person’s capacity as such), (ii) to the Knowledge of Seller, no agent of any Target Group Company (in such Person’s capacity as such), in each case, is a Sanctioned Person, and (iii) no Target Group Company or any Affiliate acting on a Target Group Company’s behalf has at any time in the last five years been in violation of AML Laws, Anti-Corruption Laws or Sanctions.
Section 4.24    Compliance with Export Control and Import Laws.
(a)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Business and the Target Group Companies are now, and have been during the past five years, in compliance with the Arms Export Control Act, the International Emergency Economic Powers Act, the International Traffic in Arms Regulations, the Export Administration Regulations, the Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, the Tariff Act of 1930 and other Laws and programs administered by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Foreign Trade Regulations, and any other Laws and Orders governing the export or import of items, materials, technology, or data (collectively, the “Export Control and Import Laws”). Except as has not had and would not reasonably be expected to have a Material Adverse Effect, without limiting the foregoing, the Target Group Companies (a) have obtained all export licenses and other consents and orders from any Governmental Entity, (b) have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Entity and (c) have met the requirements of any license exceptions or exemptions, as required, in each of (a), (b) and (c), to remain in material compliance with the Export Control and Import Laws (collectively, the “Export Approvals”).
(b)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Target Group Companies have not, in violation of the Law, made or provided any false statement or omission to any Governmental Entity or to any purchaser of products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, Export Approvals U.S.-content requirements, licenses or other approvals required by a foreign Governmental Entity.
(c)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect, none of the products or materials imported by, for or on behalf of the Target Group Companies for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by a Governmental Entity.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing except as set forth in the Buyer Reports (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or the Buyer Disclosure Schedules, it being agreed that nothing disclosed in the Buyer Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization, Power, Standing), Section 5.2 (Due Authorization), Section 5.7 (Brokers), and Section 5.10 (Capitalization; Stock Consideration), or in the corresponding sections or subsections of the Buyer Disclosure Schedules:
Section 5.1    Organization, Power, Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except as has not had, and would not be reasonably expected to have, a Buyer Material Adverse Effect.
Section 5.2    Due Authorization. Buyer has full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the other Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the other Transaction Documents when executed will be, duly executed and delivered by Buyer, and assuming that this Agreement and each of the other Transaction Documents have been duly executed and delivered by Seller, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions. The Buyer Common Shares issued as Common Share Consideration and the Buyer Preferred Shares issued as Preferred Share Consideration have been, or when issued, will be duly and validly authorized for issuance and sale to Seller, validly issued, fully paid and non-assessable, and will not be subject to any Liens (other than pursuant to applicable securities Laws or the terms of the Investor Rights Agreement and the Buyer Preferred Shares), preemptive rights or similar rights. The Preferred Share Consideration will have the rights set forth in Buyer’s Articles of Incorporation (as amended, including the Certificate of Designations).
Section 5.3    No Conflict; Third-Party Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer will not, and the consummation of the Transactions will not, directly or indirectly (with or without notice or lapse of time), (a) violate or conflict with the provisions of the organizational documents of Buyer or (b) except as has not had, and would not be reasonably expected to have, a Buyer Material Adverse Effect and except for the Governmental Authorizations or notifications set forth in Schedule 5.3 of the Buyer Disclosure Schedules, require on the part of Buyer or any Affiliate thereof any Governmental Authorization or any filing with or notification to any Governmental Entity or conflict with or constitute a violation of any Law or Order applicable to or relating to Buyer. Except as set forth in the preceding sentence, no Authorization of, filing with or notification to, any Person is required to be made by Buyer in connection with the execution or delivery by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is or is to become party or the consummation of the Transactions. No vote of any holder of Buyer Common Shares or any holder of capital stock of Buyer is necessary under applicable Law, NYSE rules or Buyer’s organizational documents in connection with the execution or delivery by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is or is to become party or the consummation of the Transactions (other than with respect to the conversion of the Preferred Share Consideration).
Section 5.4    Governmental Authorizations. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and consummation of the Transactions will not require on the part of Buyer any Governmental Authorization or any filing with or notification to any Governmental Entity, except (a) the pre-merger notification requirements of the HSR Act and (b) under any other applicable national, federal, state or foreign applicable Laws that are designed to govern competition, or intended to prohibit, restrict or regulate actions having the purposes or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”).
Section 5.5    Litigation. There is no Action pending or, to Knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries, or any of Buyer or its Subsidiaries’ assets or properties, whether at Law, in equity or before any arbitrator or Governmental Entity, in each case other than (a) Actions relating to the Transaction Documents or the transactions contemplated thereby or (b) Actions that have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Each of Buyer and each of its Subsidiaries has been in compliance for the past three years with all of the terms and requirements of each Order to which it or its assets is or has been subject, except where such failure to be in compliance has not had, and would not be reasonably expected to have, a Buyer Material Adverse Effect.
Section 5.6    Financing.
(a)    As of the date of this Agreement, Buyer has sufficient cash on hand together with availability under the Debt Financing to pay the Closing Cash Payment Amount. At the Closing, Buyer will have sufficient cash on hand together with availability under the Debt Financing or other sources to pay the Closing Cash Payment Amount.
(b)    As of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions to borrow on the Debt Financing needed to pay the Closing Cash Payment Amount will not be satisfied by Buyer on a timely basis on or prior to the Closing Date or that the amount of Debt Financing necessary for Buyer to pay the Closing Cash Payment Amount and consummate the Transactions will not be available to Buyer on the Closing Date.
Section 5.7    Brokers. There are no Claims by any Person for a finder’s fee or brokerage commission or similar payment which would reduce Seller's proceeds hereunder in connection with the Transactions.
Section 5.8    Acquisition of Shares for Investment. The Target Securities are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Target Securities so acquired by it in violation of any of the registration requirements of the Securities Act, or any other applicable securities Law.
Section 5.9    SEC Documents; Stock Exchange Listing.
(a)    Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2019 (the forms, statements, reports and documents filed or furnished since January 1, 2019 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will when so filed or furnished, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to the Buyer Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Buyer Reports did not, and none of the Buyer Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(b)    Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer is recorded and reported on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Buyer maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer and its

Subsidiaries are being made only in accordance with authorizations of management and directors of Buyer, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s and its Subsidiaries’ assets that would be reasonably likely to have a material adverse effect on its financial statements. Buyer has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and has identified for Buyer’s auditors and audit committee of its board of directors any material weaknesses in internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(c)    Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Buyer Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Buyer Reports including any related notes and schedules, fairly presents in all material respects, or, in the case of Buyer Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of Buyer and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year‑end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
Section 5.10    Capitalization; Stock Consideration. The authorized capital stock of Buyer consists of 600,000,000 Buyer Common Shares and 7,000,000 shares of preferred stock, without par value, consisting of 3,000,000 shares of Class A Serial Preferred Stock, without par value, and 4,000,000 shares of Class B Serial Preferred Stock, without par value. As of the close of business on September 23, 2020, (A) 399,229,916.77 Buyer Common Shares were issued and outstanding (not including Buyer Common Shares held in treasury), (B) 29,415,949.23 Buyer Common Shares were held in treasury, (C) no Buyer Preferred Stock was issued or outstanding, (D) 2,566,687.20 Buyer Common Shares were issuable upon the exercise of outstanding options to purchase Buyer Common Shares, (E) 4,898,164.60 Buyer Common Shares were subject to outstanding awards of performance shares and performance units (in each case assuming achievement of the applicable performance measures at the maximum level), 2,033,603 Buyer Common Shares were subject to outstanding awards of restricted stock units, 105,958.93 Buyer Common Shares were subject to outstanding awards of deferred shares, and 383,483 Buyer Common Shares were subject to outstanding awards of restricted shares, (F) 10,000,000 Buyer Common Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan, 4,871,880 Buyer Common Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (as amended and restated), 74,797 Buyer Common Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2014 Nonemployee Directors’ Compensation Plan (as amended and restated), and 563,230 Buyer Common Shares were reserved for issuance (but no longer remained available) under the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (as amended and restated) (the “Buyer Stock Plans”), (G) 52,272,710 Buyer Common Shares were reserved for issuance in respect of the Buyer Convertible Notes, and (H) no other shares of capital stock or other voting securities of Buyer were issued, reserved for issuance or outstanding. As of the date of this Agreement, except as set forth above in this Section 5.10, there are no other shares of capital stock or other voting securities of Buyer issued, reserved for issuance or outstanding. All outstanding Buyer Common Shares are, and all Buyer Common Shares reserved for issuance in accordance with the Buyer Stock Plans and the Buyer Convertible Notes, when issued upon exercise thereof or in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above in this Section 5.10, and for changes after the date hereof in compliance with Section 6.1(d), there are no (1) shares of capital stock or other securities of, or ownership interests in, Buyer, (2) securities of Buyer or any of its Subsidiaries convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in Buyer or any Subsidiary of Buyer, (3) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (x) give any Person the right to purchase, subscribe or acquire from Buyer or any Subsidiary of Buyer, or (y) obligate Buyer or any of its Subsidiaries to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, Buyer or any Subsidiary of Buyer, or (4) obligations of Buyer or any Subsidiary of Buyer to repurchase, redeem or otherwise acquire any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, Buyer or any Subsidiary of Buyer. Except as set forth above in this Section 5.10, Buyer does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Buyer on any matter. There are no voting trusts or other agreements or understandings to which Buyer or any Subsidiary of Buyer is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of Buyer or any Subsidiary of Buyer.
Section 5.11    Compliance with Laws. Except where the failure to be in such compliance has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect, Buyer is currently, and has been at all times in the last three years, in compliance with all Laws. To the Knowledge of Buyer, in the last three years, there has been no material allegation of any violation of any Law, and no investigation or review by any Governmental Entity is pending or threatened with respect to Buyer which would reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.12    No Undisclosed Liabilities; Absence of Certain Changes or Events. Except as set forth in Buyer’s Annual Report on Form 10-K for the fiscal year ended 2019, and any other reports, proxy statements and information Buyer filed with or furnished to the SEC since December 31, 2019 (the “SEC Documents”) including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”) (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement):
(a)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer has no Liabilities except for (i) Liabilities included or reserved against in the Buyer Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of Buyer’s business since December 31, 2019, (iii) Liabilities arising from the consummation of the transactions contemplated by the Transaction Documents or (iv) forward-looking Liabilities arising from (but excluding Liabilities arising from any breach that has occurred) Contracts.
(b)    Since December 31, 2019 through the date of this Agreement, there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.
(c)    Since December 31, 2019, Buyer and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business.
Section 5.13    AML Laws; Anti-Corruption Laws, Sanctions.
(a)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by Buyer, its Subsidiaries, and the respective directors, officers, and employees of Buyer and its Subsidiaries (in each such Person’s capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

(b)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (i) none of Buyer, its Subsidiaries, nor any of their respective directors or officers, or, to the Knowledge of Buyer, any of Buyer’s or its Subsidiaries’ employees (in each case in such Person’s capacity as such), in each case, is a Sanctioned Person, and (ii) none of Buyer or any of its Subsidiaries has at any time in the last five years been in violation of AML Laws, Anti-Corruption Laws or Sanctions.
Section 5.14    Compliance with Export Control and Import Laws.
(a)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and its Subsidiaries are now, and have been during the past five years, in compliance with the Export Control and Import Laws. Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, without limiting the foregoing, Buyer and its Subsidiaries have obtained all Export Approvals.
(b)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and its Subsidiaries have not, in violation of any Law, made or provided any false statement or omission to any Governmental Entity or to any purchaser of products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S.-content requirements, licenses or other approvals required by a foreign Governmental Entity.
(c)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, none of the products or materials imported by, for or on behalf of Buyer or its Subsidiaries for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by a Governmental Entity.
Section 5.15    Buyer Employee and Labor Relations.
(a)    Except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, there are no, and there have not been for the past three years, any actual or, to Buyer’s Knowledge, threatened (A) strikes, lockouts, slowdowns, other work stoppages or job actions, picketing, unfair labor practices or other labor disputes, (B) unfair labor practice charge against Buyer or any of its Subsidiaries before the National Labor Relations Board or any comparable labor relations authority, and (C) arbitrations or grievances, charges, complaints, audits or investigations by or before any Governmental Entity with respect to any current or former employees of, or other service providers to, Buyer or any of its Subsidiaries.
(b)    Except as has not had and would not reasonably be expected to result in a material adverse impact to the Buyer, for the past three years, each of Buyer and its Subsidiaries has been in material compliance with all collective bargaining agreements or other material agreements with a labor union or like organization that Buyer or any of its Subsidiaries is a party to or otherwise bound by and all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), terms and conditions of employment, labor relations, workers’ compensation, occupational safety and health, affirmative action, employee privacy, classification as (A) exempt from overtime or (B) a contractor, plant closings, immigration and wages and hours.
Section 5.16    Taxes.

Except as has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect:
(a)    Buyer and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are correct and complete in all material respects; (B) have paid or withheld, as applicable, all material Taxes (whether or not shown on such Tax Returns), including all Taxes required to be withheld by Buyer or any of its Subsidiaries, including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;
(b)    As of the date of this Agreement, there are no ongoing pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of Buyer and its Subsidiaries;
(c)    There are no material outstanding deficiencies for Taxes of Buyer or any of its Subsidiaries that are not disclosed or provided for in the Buyer Reports;
(d)    The unpaid Taxes of Buyer or any of its Subsidiaries, if any, which should have properly accrued on the financial statements of Buyer or its Subsidiaries, as applicable, do not exceed the reserve for tax liabilities on the financial statements of Buyer or any of its Subsidiaries, as applicable;
(e)    Neither Buyer nor any of its Subsidiaries (A) has, after December 31, 2008, been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which Buyer was the common parent, (B) has any Liability for Taxes of any Person (other than Buyer and its Subsidiaries) for taxable periods beginning on or after January 1, 2009 (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (2) as a transferee or successor, or (C) is a party to or bound by any Tax sharing or allocation agreement, other than (1) agreements solely among Buyer or its Subsidiaries and (2) agreements entered into in the ordinary course of business that do not primarily relate to Tax matters;
(f)    Neither Buyer nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, during the two year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Code Section 355 applied;
(g)    Neither Buyer nor any of its Subsidiaries has or has had a permanent establishment, permanent representative or other taxable presence in any jurisdiction other than in the jurisdiction in which it was organized;
(h)    Neither Buyer nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b); and
(i)    No material Liens for Taxes exist with respect to any of Buyer’s assets or properties or those of its Subsidiaries, except for Permitted Liens.
Section 5.17    Takeover Statute. No Interested Shareholder Statute, Takeover Statute or any anti-takeover provision in the Buyer’s Fourth Amended Articles of Incorporation or Regulations is applicable to Buyer or the Buyer Common Shares or Buyer Preferred Shares to be issued in connection with this Agreement.

ARTICLE VI
COVENANTS
Section 6.1    Conduct of the Business by the Target Group and Seller.
(a)    From the date of this Agreement through the earlier of the valid termination of this Agreement pursuant to Article IX or the Closing (the “Pre-Closing Period”), except (A) as set forth on Schedule 6.1(a) of the Disclosure Schedules, (B) as Buyer may otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (C) as otherwise expressly contemplated or required by this Agreement (including with respect to the Internal Restructuring), (D) as required by any Law or Order (including any “stay at home” or similar orders) applicable to Seller or any of its Affiliates (including the Target Group) or their respective assets or operations and (E) subject to Section 6.1(e), that the Target Group shall be permitted to take or refrain from taking any action that Seller or any Target Group Company reasonably believes necessary or appropriate in response to the COVID-19 pandemic, Seller will cause the Target Group Companies to: (i) conduct the Business in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve intact the Business, keep available the services of employees of the Business, and preserve the existing relationships and goodwill with customers, suppliers, Governmental Entities and others having business dealings with the Target Group Companies and the Business and (iii) use commercially reasonable efforts to continue to make the capital expenditures set forth in the Target Group’s 2020 capital expenditures budget as necessary to maintain the assets and facilities of the Target Group in a manner consistent with past practices and otherwise use commercially reasonable efforts to maintain the Target Group Companies’ assets in good operating condition.
(b)    During the Pre-Closing Period, except (A) as set forth on Schedule 6.1(a) of the Disclosure Schedules, (B) as Buyer may otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (C) as otherwise expressly contemplated or required by this Agreement (including with respect to the Internal Restructuring), (D) as required by any Law or Order (including any “stay at home” or similar orders) applicable to Seller or any of its Affiliates (including the Target Group) or their respective assets or operations or (E) subject to Section 6.1(e), that the Target Group shall be permitted to take or refrain from taking any action that Seller or any Target Group Company reasonably believe necessary or appropriate in response to the COVID-19 pandemic, Seller will cause the Target Group Companies to not take any of the following actions:
(i)    sell, lease, license (other than non-exclusive licenses entered into in the Ordinary Course of Business), transfer, pledge, encumber, dispose of or assign any of the material properties, rights or assets of the Business, other than (A) in connection with goods or services provided in the Ordinary Course of Business, (B) sales of obsolete assets or (C) pursuant to Contracts in effect prior to the date of this Agreement that have been disclosed to Buyer prior to the date of this Agreement;
(ii)    enter into any Material Contract or agree to any material modification, amendment, renewal or extension of, or terminate (in each case in whole or in part) any Material Contract or grant any material waiver under or give any material Authorization with respect to any Material Contract, other than (A) entry into or renewal of supplier or customer Contracts that are both (1) on commercially reasonable terms in respect of the Business and (2) in the Ordinary Course of Business, (B) renewals of Contracts pursuant to the exercise of renewal rights or options by the counterparty thereto, and (C) renewals of vendor Contracts in the Ordinary Course of Business;
(iii)    except as required by any collective bargaining agreement in effect as of the date hereof (excluding as a result of any grievance pending as of the date hereof) or the terms of any Business Employee Plan existing as of the date hereof or as required by applicable Law, (A) increase in any manner the compensation or benefits of any current or former directors, officers, employees, or independent contractors (who are natural persons) of the Target Group or its Subsidiaries except that the base pay of an employee may be increased by no more than 10% as may be required to respond to a competitive employment offer, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, (C) accelerate any rights or benefits under any Business Employee Plan, (D) accelerate the time of funding or payment of, or increase the amount required to fund, any Business Employee Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Business Employee Plan, (E) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, employees or independent contractors, (F) grant any new awards under any Business Employee Plan, (G) enter into, establish, amend or terminate any Business Employee Plan or any other agreement or arrangement which would be a Business Employee Plan if it were in effect on the date of this Agreement, (H) enter into, establish, amend, renegotiate or terminate any collective bargaining agreement, (I) hire any employee of a Target Group Company or any of its Subsidiaries or engage any other individual to provide services to the Target Group Company or any of its Subsidiaries, other than the hiring of employees to replace employees who were employees on or before the date hereof with base pay not in excess of $175,000, (J) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position or (K) terminate the employment of any executive officer other than for cause;
(iv)    enter into any Contract relating to the Business that provides for exclusivity, non-compete or any similar requirement under which Buyer or any of its Affiliates would after the Closing be restricted in any material respect;
(v)    (A) issue, sell or transfer any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire capital stock or other equity securities of the Target Group, (B) declare, set aside or pay any dividends or make any other distributions with respect to any of its capital stock or other securities, (other than cash dividends or dividends to a Target Group Company or the parent of a Target Group Company) or (C) redeem or repurchase, directly or indirectly, equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire capital stock or other equity securities of the Target Group;
(vi)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(vii)    (A) except as provided in clause (D) below, incur, assume or guarantee any Indebtedness that is not anticipated to be paid off prior to Closing, (B) except as provided in clause (D) below, to the extent such restriction is not prohibited by the ABL Credit Agreement (as defined in Schedule 1.1(e) of the Disclosure Schedules), suffer or permit any Lien to arise or be granted or incurred over any of its properties or assets or a portion thereof securing obligations in excess of $15,000,000 individually or in the aggregate (other than Permitted Liens or Liens that will be removed or discharged prior to Closing), it being understood that any such Liens suffered or permitted to arise or granted or incurred while the ABL Credit Agreement is in effect shall be deemed incurred upon the termination of the ABL Credit Agreement on or prior to the Closing, (C) make any loans or advances to, or guarantees for the benefit of, any Person, in each case except in the Ordinary Course of Business or (D) incur any Finance Lease Obligations that would cause the Target Group’s aggregate Liability in respect of all Finance Lease Obligations under GAAP or IFRS, as the case may be, to be in excess of $240,000,000;
(viii)    settle, discharge, abandon, satisfy, compromise or agree to settle, discharge, abandon, satisfy or compromise any pending or threatened Action, other than (A) in the Ordinary Course of Business or (B) that result in a monetary payment of $1,000,000 or less individually or $10,000,000 in the aggregate;
(ix)    make any material change in the accounting methods used by the Target Group or the Business, unless required by GAAP or IFRS, as the case may be, or applicable Law;

(x)    commence any Action, other than (A) in the Ordinary Course, (B) Actions seeking injunctive relief in order to prevent or mitigate potential harm to the Business or (C) counterclaims, motions for declaratory judgement or other Actions that are defensive in nature;
(xi)    modify in any material respect its cash management customs and practices or its financial accounting methods or procedures, in each case except as required by GAAP or IFRS, as the case may be;
(xii)    make any capital expenditures or commitments for capital expenditures or any series of related capital expenditures or commitments for capital expenditures, other than those included in the Target Group’s 2020 year capital expenditure plan or that do not exceed $25,000,000 in the aggregate;
(xiii)    make, change or amend any Tax election, make a change in method of Tax accounting, prepared any Tax Returns in a manner that is inconsistent with the past practices of a Target Group Company with respect to the treatment of items on such Tax Returns, incur any Liability for Taxes other than in the Ordinary Course of Business, file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of a Target Group Company, or settle any claim relating to Taxes; or
(xiv)    authorize, commit to, resolve, or agree in writing or otherwise to do any of the foregoing.
(c)    Without limiting the operation of Section 6.1(a) and Section 6.1(b), (A) except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of the Target Group prior to the Closing, and (B) prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Target Group.
(d)    At or prior to the Closing, Seller shall (i) terminate or settle Seller’s forfaiting arrangement, which includes the bills of exchange entered into by a Target Group Company or under which a Target Group Company is the drawee, in each case, entered into in connection with the delivery of products to the Target Group and (ii) take reasonable best efforts to replace ArcelorMittal USA as the servicer and administrator under the GMPA, in each case with no ongoing Liability to any Target Group Company or Buyer.
(e)    If Seller or any Target Group Company determines to take any action or refrain from taking any action in accordance with Sections 6.1(a)(E) or 6.1(b)(E), then (i) prior to so doing, to the extent reasonably practicable and permitted by applicable Law, Seller shall inform and consult with Buyer, permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed action or inaction; provided, however, that Seller shall have the sole responsibility for devising and implementing the strategy for responding to such COVID-19 pandemic event and (ii) Seller shall keep Buyer reasonably informed of the status of all material matters relating to such COVID-19 pandemic event, the actions or inactions being taken by Seller or the Target Group Companies with respect thereto, and afford Buyer and its employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives, access to the Target Group Companies’ personnel, properties, contracts and such other information concerning their business, properties and personnel as Buyer may reasonably request, in each case, in accordance with the terms of Section 6.2 and to the extent related to the COVID-19 pandemic event and Seller’s and the Target Group Companies’ response thereto.
(f)    During the Pre-Closing Period, except (A) as set forth on Schedule 6.1(f) of the Buyer Disclosure Schedules, (B) as Seller may otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (C) as otherwise expressly contemplated or required by this Agreement or (D) as required by any Law or Order (including any “stay at home” or similar orders) applicable to Buyer or any of its Affiliates or their respective assets or operations, Buyer will not and will not permit its Subsidiaries to take the following actions:
(i)    adopt or propose any change in Buyer’s Fourth Amended Articles of Incorporation or Regulations or other applicable governing instruments;
(ii)    declare, set aside or pay any dividends or make any other distributions with respect to any of its capital stock or other securities, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase any Buyer Common Shares at a premium; provided that, in each case solely to the extent in compliance with the credit agreement, indentures and other contractual obligations of Buyer and its Subsidiaries, (x) Buyer may continue to declare and pay regular quarterly cash dividends to the holders of Buyer Common Shares, in each case in accordance with Buyer’s past practice, and (y) Buyer may give effect to dividend equivalent rights with respect to grants under Buyer Stock Plans or any similar Buyer plan;
(iii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $300,000,000 in any transaction or series of related transactions;
(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (A) any Buyer Common Shares upon the settlement of any grants made under any Buyer Stock Plans or any similar Buyer plan in accordance with the terms of those grants; (B) any Buyer Common Shares upon conversion of any Buyer Convertible Notes; (C) any securities of a Subsidiary of Buyer to Buyer or any other Subsidiary of Buyer; (D) any grants under the Buyer Stock Plans, or any similar Buyer plan, or in the ordinary course of business or (E) as may be required by any Contracts governing indebtedness;
(v)    (A) merge or consolidate itself or any of its Subsidiaries with any other Person or (B) restructure, reorganize or completely or partially liquidate (except for any such transactions with respect to its wholly owned Subsidiaries);
(vi)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
(vii)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or those of any of its Subsidiaries, including any equity interests of any of its Subsidiaries, except (other than with respect to equity interests of any Subsidiary of Buyer) (A) in connection with goods or services provided in the ordinary course of business, (B) sales of obsolete assets, (C) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $300,000,000 in the aggregate, or (D) pursuant to Contracts in effect prior to the date of this Agreement that have been disclosed to Seller prior to the date of this Agreement;
(viii)    enter into any new line of business, or fundamentally change any existing line of business; or
(ix)    authorize, commit to, resolve, or agree in writing or otherwise to do any of the foregoing.

Section 6.2    Access to Business. During the Pre-Closing Period, upon reasonable prior notice, at reasonable times, and except as determined in good faith by Seller to be appropriate to ensure compliance with Law (including any “stay at home” or similar orders made in response to the COVID-19 outbreak (and any future resurgence, evolution or mutation of COVID-19)), appropriate health and safety measures and any applicable confidentiality obligations owed to any third party or privileges (including the attorney-client privilege), Seller shall (a) afford Buyer and its Authorized Representatives reasonable access, during normal business hours, to the properties, personnel, books and records (including for the avoidance of doubt Tax records) of the Target Group and (b) provide to Buyer and its Authorized Representatives such financial and operating data and other information relating to the Target Group as such Persons may reasonably request; provided, however, that (x) such access and provision of information shall not unreasonably interfere with or disrupt the normal operations of the Business or the personnel or operations of the Target Group and (y) neither Buyer nor its Authorized Representatives shall conduct any invasive environmental investigation without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All access and investigations pursuant to this Section 6.2 shall be conducted at Buyer’s expense. Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to provide copies of, access to or disclose any information (i) to Buyer that contains information relating to (1) any other business of Seller or its Affiliates (other than the Target Group Companies) or (2) individual performance or evaluation records or medical histories, (ii), any electronic mail records or (iii) where such provision of copies, access or disclosure would, in the reasonable judgment of Seller, as applicable, (1) jeopardize the attorney‑client privilege or other immunity or protection from disclosure of Seller, as applicable, (2) conflict with any (x) Law (including any privacy Law), Order or privacy policy or notice applicable to Seller, as applicable, or any of its Affiliates or the assets, information or operation of the businesses of Seller, as applicable, (y) Contract to which Seller or any of its Affiliates is party or by which any of the assets or properties of Seller or any of its Affiliates are bound or Consent previously given by any Person or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information. Notwithstanding the foregoing, if the information or access rights provided to Buyer under this Section 6.2 are restricted in order to comply with confidentiality obligations or privileges or data privacy Laws, then Seller shall use commercially reasonable efforts to take such actions as are reasonably necessary so that Seller or the Target Group Companies are able to provide such information and access, as applicable, to Buyer or its Authorized Representatives as promptly as possible and without violating such confidentiality obligations or jeopardizing such privileges.
Section 6.3    Provision of Interim Financial Information. Within fifteen Business Days following the completion of each calendar month during the Pre-Closing Period, Seller and the Target Group Companies will cause to be provided to Buyer unaudited balance sheets, cash flow statements and income statements of the Target Group for such periods prepared in accordance with GAAP or IFRS, as the case may be and the Accounting Policies (the “Subsequent Financial Statements”).
Section 6.4    Certain Authorizations and Consents. Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate and make effective, the Transactions, including (a) subject to Section 6.5, the obtaining and maintaining of all necessary Authorizations from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps to obtain and maintain an Authorization or to avoid an Action by, any Governmental Entity, (b) the obtaining and maintaining of all necessary Authorizations from third parties including the Authorizations listed on Schedule 6.4 of the Disclosure Schedules, and (c) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (it being understood that nothing in this Section 6.4 shall require (A) Buyer to (i) Consent to any action or omission that would be inconsistent with Section 6.1 or (ii) agree to amend or waive any provision of this Agreement or (B) Seller or its Affiliates to (i) amend or modify any Contract, (ii) modify, relinquish, forbear or narrow any rights, (iii) pay any non-de minimis consideration to any Person for the purpose of obtaining any such Consent, (iv) pay any non-de minimis costs or expenses of any Person resulting from the process of obtaining such Consent or (v) create any Subsidiary of any Target Group Company or otherwise restructure any Target Group Company). Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to Contracts to which a Target Group Company is a party and that obtaining such Consents is not a condition to the consummation of the transactions contemplated hereby.
Section 6.5    Regulatory Matters.
(a)    In furtherance and not in limitation of Section 6.4, (i) as promptly as practicable, but no later than ten days, after the date of this Agreement, Seller and Buyer will prepare and file or cause to be filed with the Antitrust Authorities a Notification and Report Form under the HSR Act with respect to the Transaction, (ii) as soon as reasonably practicable after the date of this Agreement, Seller and Buyer will prepare and file or cause to be filed with the Antitrust Authorities all other forms and filings required under all other Antitrust Laws (other than the HSR Act) with respect to the Transaction and (iii) Seller and Buyer shall respond promptly to any requests by Antitrust Authorities for additional information or documentary materials. All filing fees payable in connection with the filings required under the Antitrust Laws will be split equally by Buyer and Seller. Each Party will instruct its respective counsel to cooperate with the other Party and use its reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. Reasonable best efforts and cooperation include such Parties’ undertaking (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client or any other applicable privilege) to (i) furnish to one another such necessary information and reasonable assistance as a Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the Antitrust Laws, (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by the Antitrust Authorities or any Person under the Antitrust Laws and (iii) not take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any Consent of the type described in this Section 6.5. In connection therewith, each Party will (i) subject to applicable Laws, provide one another with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission (excluding information not customarily shared by parties in transactions of this nature), (ii) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Entity to delay or not consummate the Transactions on the Closing Date, except with the prior written Consent of the other Party, (iii) not have any substantive contact with any Governmental Entity in respect of any filing or Action contemplated by this Section 6.5 unless it has engaged in prior consultation with the other Parties and, to the extent permitted by such Governmental Entity, given the other Parties reasonable opportunity to participate (which, at the request of Buyer or Seller, as applicable, shall be limited to outside antitrust counsel only), and (iv) keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the Antitrust Authorities, any applicable Governmental Entity, including, to the extent permitted under applicable Law, providing, or causing to be provided, to each other, copies of all material correspondence, filings, or communications between them or any of their Authorized Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transaction. In exercising the foregoing rights, each Party shall act as reasonably and as promptly as practicable. Buyer has the responsibility for determining the strategy with respect to obtaining any such approvals or early terminations so long as such strategy is otherwise consistent with the terms of this Section 6.5 and in good faith consultation with Seller after giving due consideration to Seller’s views. Any Party may reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.”
(b)    In connection with resolving any impediments under any Antitrust Law and obtaining the Consents from the Governmental Entities contemplated by Section 6.5(a), Buyer shall, and shall cause its Affiliates, to use reasonable best efforts to obtain such Consents, including by negotiating, effecting and undertaking (or being required to agree or consent to) any sale, license, divestiture or disposition or holding separate of, or any other remedy with respect to, or restriction on the conduct or operation of, any assets, properties or businesses of the Target Group. Notwithstanding the foregoing, none of Buyer or its Affiliates shall directly or indirectly be required to effect or undertake (or be required to agree or consent to) any sale, license, divestiture or disposition or holding separate of, or any other remedy with respect to, or restriction on the conduct or operation of, assets, properties or businesses that generated aggregate revenues that comprised more than five percent (5%) of ArcelorMittal USA LLC’s consolidated revenues for the fiscal year ended December 31, 2019. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer, Seller or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 6.5(b), the consummation of which is not conditioned on the consummation of the Closing.
(c)    Subject to Section 6.5(b), from the date of this Agreement through the date of termination of the required waiting period under the HSR Act or other approval or termination of applicable waiting period under any other Antitrust Law, Buyer and its Affiliates and Seller and its Affiliates will take reasonable best efforts to obtain such approvals or the expiration of the required waiting periods.
(d)    Expenses. Except as otherwise provided in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall each bear their respective fees, commissions and other expenses incurred by them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the Transactions, including the fees and expenses of their respective counsel, accountants and consultants.
Section 6.6    Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied; provided, however, that either Party’s failure to give notice of any such occurrence as required pursuant to this Section 6.6 shall not be taken into account in determining whether the conditions to the Closing set forth in Article VIII have been satisfied.
Section 6.7    Seller Financing Cooperation.
(a)    On or prior to the Closing, Seller shall use its reasonable best efforts to, and shall cause its Affiliates to use their reasonable best efforts to, and shall use its reasonable best efforts to cause any of its personnel and representatives (including legal and accounting representatives) to, use their reasonable best efforts to cooperate with Buyer as necessary in connection with the arrangement and obtaining of the Debt Financing as may be reasonably requested by Buyer and is customary for financing of such type (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or any of its respective Affiliates and is otherwise consistent with the terms of this Agreement), including using reasonable best efforts to:
(i)    (1) furnishing Buyer and the Debt Financing Sources as promptly as practicable with (x) the audited combined financial balance sheets and related statements of income and cash flows of ArcelorMittal USA LLC for the two most recently completed fiscal years ended at least 90 days before the Closing Date (the “Annual Financial Statements”), accompanied by the audit reports thereon of Deloitte & Touche LLP and (y) unaudited consolidated balance sheets and related statements of income and cash flows of ArcelorMittal USA LLC for any subsequent financial quarter and the portion of the fiscal year through the end of such quarter ended at least 45 days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto (the “Pre-Closing Interim Financial Statements”), in the case of each of clauses (x) and (y), prepared in accordance with GAAP or IFRS, as the case may be, and (2) furnishing Buyer and the Debt Financing Sources as promptly as practicable with all other financial information reasonably necessary to allow Buyer to prepare pro forma financial statements (including for the most recent four fiscal quarter period ended at least forty-five (45) days prior to the Closing Date) prepared in accordance with GAAP or IFRS, as the case may be, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act, financial data, business and other information;
(ii)    assist Buyer and the Debt Financing Sources with the preparation of materials for customary confidential information memoranda, lender presentations, syndication memoranda, bank information memoranda and similar documents for the Debt Financing;
(iii)    taking reasonable steps to facilitate the granting of guarantees and the pledging, granting of security interests in, and otherwise granting of liens on, the assets of the Target Group pursuant to customary guarantee, pledge and security agreements to be effective from and after the Closing (including permitted field audits and collateral exams);
(iv)    provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations), lien terminations (including UCC encumbrance terminations) and instruments of discharge to be delivered at the Closing;
(v)    facilitate the execution and delivery of the definitive agreements with respect to any Debt Financing Agreements and any other credit agreements, guarantees, pledge and security documents, including blocked account and control arrangements, other definitive financing documents and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Buyer or Debt Financing Sources in each case to the extent such documents are required to be delivered in connection with the authorization of the Debt Financing Agreements and the execution and delivery of the Debt Financing Agreements in anticipation of the Closing; and
(vi)    promptly, and in any event no later than four (4) Business Days prior to the Closing, providing all documentation and information that any lender, provider or arranger of any Debt Financing has reasonably requested at least eight Business Days prior to the Closing Date in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act 31 and Beneficial Ownership Regulation;
provided that (A) neither Seller nor any of its Affiliates shall be required to pay any commitment or other similar fee or incur any cost or expense in connection with complying with this Section 6.7(a) in connection with the Debt Financing, (B) the effectiveness of any documentation executed by the Target Group with respect to the Debt Financing (except (1) the authorization letters set forth above and (2) any certificate of any member of the Target Group reasonably requested by Buyer’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver) shall be subject to the completion of the Closing, (C) neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders or other Authorized Representatives shall be required to incur any Liability under any credit agreement or related document or any other agreement or document related to the Debt Financing (except that the Target Group may incur such liabilities to the extent effective only upon and after the Closing) and (D) none of Seller, its Affiliates or any of their respective Authorized Representatives shall be required to take or permit the taking of any action that would (i) require Seller, any of its Affiliates or any of their respective Authorized Representatives to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement (other than customary authorization letters), (ii) cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates, (iii) (x) reasonably result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under any Contract to which Seller or any of its Affiliates is a party or the organizational documents of Seller or its Affiliates or any Laws or (y) provide access to or require the disclosure of any information that Seller or any of its Affiliates determines would jeopardize any attorney-client or other legal privilege of Seller or any of its Affiliates (it being agreed that Seller and Buyer shall reasonably cooperate to cause such information to be provided, to the extent reasonably possible, in a manner that would not reasonably be expected to violate the applicable restriction), or (iv) require the preparation of any financial statements or information that are not reasonably available to it or prepared in the ordinary course of its financial reporting practice other than the Annual Financial Statements and Pre-Closing Interim Financial Statements referred to in clause (i) above or (v) require Seller or any of its Affiliates, prior to the Closing, to be a borrower or other obligor with respect to the Debt Financing.
(e)    Seller and the Target Group hereby consent to the reasonable use by Buyer and the relevant financial institutions prior to the Closing of all of their relevant logos, names and trademarks in connection with the syndication of the Debt Financing; provided, that such logos, names and trademarks shall be used solely to describe the historical connection with the Business in a factual manner that is not intended or reasonably likely to harm or disparage Seller or the Target Group, or their respective reputation or goodwill.
(f)    Buyer shall (a) promptly, upon reasonable request by Seller, reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller and its Affiliates in connection with the cooperation and assistance contemplated by this Section 6.7 and (b) indemnify and hold harmless Seller and its Affiliates, and their respective pre-Closing directors, officers, employees, partners, agents and representatives, from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that any of the foregoing arises from the bad faith, gross negligence, willful misconduct of, or material breach of this Agreement by, Seller and its Affiliates, or any of their respective pre-Closing directors, officers, employees, agents and Authorized Representatives, as applicable.
(g)    Notwithstanding anything in this Agreement to the contrary, (i) the Parties acknowledge and agree that the provisions contained in this Section 6.7 represent the sole obligation of Seller, its Subsidiaries and their respective Authorized Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Buyer or any of its Subsidiaries with respect to the Transactions and no other provision of this Agreement shall be deemed to expand such obligations and (ii) unless Seller willfully and materially (other than with respect to the providing of the Annual Financial Statements and Pre-Closing Interim Financial Statements, which shall not be subject to such qualifier) breaches this Section 6.7 and such breach is the primary cause for the failure of the proceeds of the Debt Financing necessary to consummate the Transactions to be made available to Buyer, the breach by Seller, and any of its Subsidiaries or any of their respective Representatives of their obligations set forth in this Section 6.7 shall not be taken into account with respect to whether any condition to the Closing set forth in this Agreement shall have been satisfied or any right to terminate this Agreement shall be exercisable. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Buyer or any of its Subsidiaries be a condition to any of Buyer’s obligations under this Agreement.
Section 6.8    Use of Names.
(a)    Buyer hereby acknowledges and agrees that all right, title and interest in, to and under the Trademarks owned prior to the Closing by Seller and its Affiliates (other than the Trademarks included in the Registered Intellectual Property) including such Trademarks listed on Schedule 6.8 of the Disclosure Schedules, are, and following the Closing will be, owned exclusively by Seller and its Affiliates (other than the Target Group Companies), and that neither Buyer nor any of its Affiliates (including the Target Group Companies) shall use any such Trademarks following the Closing, except in accordance with this Section 6.8. To the extent that the Target Group Companies own any right, title or interest in any Trademark that includes, incorporates or consists of the name “ArcelorMittal” (whether or not in combination with other Trademarks) or any other Trademarks listed on Schedule 6.8 of the Disclosure Schedules, the Target Group Companies hereby assign to Seller, with effect immediately prior to the Closing, all such right, title and interest, together with all goodwill associated with or symbolized by such Trademarks.

(b)    Buyer shall, and shall cause its Affiliates to, as soon as practicable after Closing, but in any case not later than within the three (3) months following the Closing Date, to re-name the Target Group Companies in such way that their company names no longer include, incorporate or consist of any “ArcelorMittal” designations or names, or any other Trademarks owned prior to the Closing by Seller and its Affiliates, or any variation of any of the foregoing or any derivatives or components thereof, or any confusingly similar designations or Trademarks confusingly similar thereto, derived therefrom or containing the key elements thereof. The Target Group Companies shall promptly deliver to Seller any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Entity in each jurisdiction in which any such Target Group Company is qualified to do business.
(c)    The Target Group Companies may continue to use, for a transitional period of up to six (6) months following the Closing Date, the designation or logo “ArcelorMittal” (irrespective of whether used online or offline) on existing marketing materials and brochures and existing inventory, products and raw materials that, in each case, are already labelled with such designation or logo as of the Closing Date. Such use shall be solely in the United States of America and solely in the manner as such designation or logo were used by the Business immediately prior to the Closing Date, and for the sole purpose of transitioning away from such designation and logo after the Closing Date. Under no circumstances shall the Target Group Companies use such designation or logo in any manner that may damage or tarnish the reputation of Seller or its Affiliates or the value of or goodwill associated with such designation or logo, or in any other manner detrimental to Seller or its Affiliates. Upon the expiration of such six (6) month period, the relevant Target Group Companies shall cease using the designation, name and logo “ArcelorMittal” or any derivatives or components thereof or any confusingly similar designations, names or logos for any of the foregoing purposes.
(d)    Upon the Closing, and except as expressly permitted pursuant to the License Agreement, the Target Group Companies shall (and Buyer shall cause Target Group Companies to) cease any use of any Intellectual Property that is owned by Seller or its Affiliates (other than, for the avoidance of doubt, Owned Intellectual Property).
Section 6.9    Guarantees; Credit Support.
(a)    To the extent not released at Closing, Seller shall use commercially reasonable best efforts from and after the Closing to as promptly as practicable cause the Target Group to be released as a party to any guarantees, indemnities, counter-indemnities, letters of comfort, letters of credit or similar agreements entered into by Seller or any of its Affiliates (other than the Target Group) and to which a member of the Target Group is a party that are not related to the Business, including those set forth on Schedule 6.9(a) of the Disclosure Schedules (each, a “Business Guarantee”).
(b)    To the extent not released at Closing, Buyer shall use commercially reasonable best efforts from and after the Closing to as promptly as practicable cause Seller and its Affiliates (and, in the case of any letters of credit issued by third party financial institutions in connection with (i) the letter of credit facility dated as of July 31, 2019, by and among, among others, ArcelorMittal S.A., Banco Bilbao Vizcaya Argentaria, S.A., Coöperatieve Rabobank U.A., ING Bank N.V., and Intesa Sanpaolo S.p.A. and (ii) the continuous counter-indemnity in respect of guarantee and documentary letter of credit facilities dated as of October 1, 2014 between ArcelorMittal S.A. and Citibank, such financial institutions) to be released as a party to any guarantees, indemnities, collateral, counter-indemnities, letters of comfort, letters of credit or similar agreements entered into by Seller or any of its Affiliates (or such financial institutions) for the benefit of, on behalf of, or with respect to, a member of the Target Group or the Business, including those set forth on Schedule 6.9(b) of the Disclosure Schedules (each, a “Financial Assurances”).
Section 6.10    Termination of Certain Intercompany Accounts; Payment. Seller hereby agrees that effective as of immediately prior to and effective as of the Closing, except for (i) the Transaction

Documents and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the Contracts set forth on Schedule 6.10 of the Disclosure Schedules, all Contracts, commitments, transactions, intercompany assets or intercompany Liabilities, between any Target Group Company, on the one hand, and Seller or any of its Affiliates (other than the Target Group Companies), on the other hand (such Contracts the “Intragroup Agreements”) shall be terminated, cancelled, netted or otherwise addressed such that after giving effect to the Closing, Seller or its Affiliates (other than the Target Group Companies), on the one hand, or the Target Group Companies, on the other hand, shall have no further Liability to the other in respect of such Intragroup Agreements. For the avoidance of doubt, any Taxes incurred by any Target Group Company as a result of any actions taken pursuant to the immediately foregoing sentence shall be Pre-Closing Taxes.
Section 6.11    Insurance. Following Closing, Seller will and will cause its Affiliates to use commercially reasonable best efforts to (i) cooperate with Buyer in submitting claims for periods prior to Closing under insurance policies with respect to the Business that were maintained by Seller and its Affiliates prior to Closing and for which coverage is available and (ii) to promptly pay over to Buyer any amounts that Seller or its Affiliates actually receives under such insurance to the extent exclusively relating to losses suffered by Buyer or its Affiliates with respect to the Business for periods prior to the Closing. Following the Closing, Buyer will promptly reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket fees, costs and expenses (including payment of deductibles, retentions, costs of recovery, increase in premiums and similar amounts) incurred or paid by Seller or its Affiliates in connection with any of the matters contemplated by this Section 6.11.
Section 6.12    Assets of the Business. If at any time following the Closing it becomes apparent that any asset (tangible or intangible) that should have been transferred to Buyer pursuant to this Agreement was not so transferred, or any asset (tangible or intangible) not related to the Business was inadvertently transferred to Buyer, Seller shall, and shall cause its applicable Affiliates to, and Buyer shall, and shall cause its applicable Affiliates to, in each case, as promptly as practicable, (A) transfer all rights, title and interest in such asset to Buyer, the Target Group Companies, or as Buyer may direct, or to Seller or as Seller may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as the transfer is completed.
Section 6.13    Confidential Information; Information Required for the Business.
(a)    The terms of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing or any termination of this Agreement prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms except that, upon the Closing, Buyer’s obligations thereunder with respect to Transaction Information (as such term is defined in the Confidentiality Agreement), exclusively related to the Target Group or the Business, shall terminate. With respect to Transaction Information that does not exclusively relate to the Target Group or the Business, such Transaction Information shall remain subject to (i) the terms and conditions of the Confidentiality Agreement for three (3) years after the Closing Date and (ii) the terms of the IP License Agreement (to the extent applicable).
(b)    For a period of three (3) years after the Closing Date, Seller shall, and shall instruct Seller’s agents, representatives and Affiliates to, keep in strict confidence, and shall not directly or indirectly, at any time, disclose, furnish, disseminate, publish, or make available, disclose any Confidential Information (with the exception of Trade Secrets which shall be protected until such time as they are no longer trade secrets under applicable law) exclusively relating to the Target Group, the Business or the assets of the Target Group, or the Buyer, except (i) as required to comply with Contracts, audits, applicable Law, legal or regulatory process, (ii) as required or requested by any Governmental Entity, (iii) as required in connection with the preparation of financial statements or Tax filings or in response to an audit or similar process and (iv) to Buyer and its Authorized Representatives. Seller may disclose such Confidential Information to those of its Authorized Representatives as may be reasonably necessary to carry out the provisions of this Agreement; provided, that before any such disclosure, Seller shall make those Authorized Representatives aware of their obligations of confidentiality under this Agreement and shall at all times use reasonable best efforts to procure compliance by, and be responsible for any noncompliance by, those Authorized Representatives with such confidentiality obligations.
(c)    Subject to Section 6.15(b), Seller specifically acknowledges (i) that all Confidential Information relating to Buyer or exclusively relating to the Target Group, the Business or the assets of the Target Group, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Seller’s Authorized Representatives, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (ii) that reasonable efforts have been made by Seller and the Target Group prior to Closing to maintain the secrecy of such information, related to the Target Group and the Business, (iii) upon Closing, such information is the sole property of Buyer and the Target Group, and (iv) any retention and use of such information by Seller after the Closing constitutes a misappropriation of the trade secrets of Buyer.
(d)    In the event that Seller shall be legally compelled or required by any Governmental Entity to disclose any Confidential Information regarding the Target Group, the Business or the assets of the Target Group, Seller shall promptly provide written notice to Buyer to enable Buyer to seek a protective Order, in camera process or other appropriate remedy to avoid public or third-party disclosure of such Confidential Information, in each case at the sole cost and expense of Buyer. In the event that such protective Order or other remedy is not obtained, Seller shall furnish only so much of such Confidential Information regarding the Target Group, the Business or the assets of the Target Group as it is legally compelled to disclose (upon advice of legal counsel) and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. Such Confidential Information shall otherwise remain subject to the provision of this Section 6.13. Seller shall cooperate with and assist Buyer in seeking any protective order or other relief requested pursuant to this Section 6.13, in each case at the sole cost and expense of Buyer.
Section 6.14    Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public statement with respect to this Agreement or the Transactions, except as (a) agreed to by the other Party or (b) required by applicable Laws (including securities Laws) or rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow such other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing sentence, (x) without prior consultation, each Party (i) may communicate information that is not Confidential Information of the other Party and that is consistent with prior public statements and disclosures with financial analysts, investors and media representatives in the ordinary course of business and in a manner consistent with its past practice in compliance with applicable Law and (ii) may disseminate information included in a press release or other document already approved for external distribution by the other Parties and (y) to the extent disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use efforts reasonable under the circumstances to cause a mutually agreeable release or announcement to be issued.
Section 6.15    Record Retention and Access.
(a)    From and after the Closing Date and for a period consistent with Seller’s and Buyer’s record retention policies, as applicable, each of Buyer and Seller shall (and Buyer and Seller shall cause their respective Affiliates to) use commercially reasonable efforts to (i) preserve all records held by them and the Target Group Companies relating to the Business prior to the Closing (the “Business Books and Records”), (ii) give Buyer or Seller, as the case may be, and its Authorized Representatives reasonable access to (x) its Authorized Representatives, including employees, for any reasonable purpose, including as may be necessary for (A) the preparation of Tax Returns and financial statements and (B) complying with any audit request, subpoena or other investigative demand by any Governmental

Entity or for any Action, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws or contractual requirements relating to the confidentiality of information (including any Antitrust Laws), and (iii) maintain all such Business Books and Records in accordance with the record retention policies of Buyer or Seller, as applicable. All access provided pursuant to this Section 6.15 shall be (i) conducted during normal business hours upon reasonable advance notice to Buyer or Seller, as applicable, (ii) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of Buyer or Seller, as applicable and its Affiliates and (iii) conducted at Buyer’s or Seller’s, as applicable sole cost and expense, and Buyer or Seller, as applicable shall have the right to have one or more of its Authorized Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.15. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide copies of, access to or disclose (i) any information to the other Party that contains information relating to (1) any other business of Buyer or Seller, as applicable, or its Affiliates (other than the Target Group Companies) or (2) individual performance or evaluation records or medical histories, (ii), subject to Section 6.15(b), any electronic mail records, (iii) where provision of such copies, access or disclosure would, in the reasonable judgment of Buyer or Seller, as applicable, (1) jeopardize the attorney‑client privilege or other immunity or protection from disclosure of Buyer or Seller, as applicable, (2) conflict with any (x) Law (including any privacy Law), Order or privacy policy or notice applicable to Buyer or Seller, as applicable, or any of its Affiliates or the assets, information or operation of the businesses of Buyer or Seller, as applicable, (y) Contract to which Buyer or Seller, as applicable, or any of its Affiliates is party or by which any of the assets or properties of Buyer or Seller, as applicable, or any of its Affiliates are bound or Consent previously given by any Person or (z) other obligation of confidentiality, (3) result in the disclosure of competitively sensitive information or (iv) any consolidated, group, unitary or combined Tax Return (whether prepared by Buyer or Seller) that includes both a Target Group Company and a non-Target Group Company (provided that in such a case Buyer and Seller shall provide the pro-forma Tax Returns for such Target Group Company to the other Party in lieu thereof). Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with this Section 6.15(a) shall be subject to any applicable rules relating to discovery.
(b)    Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall have the right to retain, following the Closing, copies of any Business Books and Records relating to the Target Group Companies, and any system associated with such Business Books and Records or such other information which Seller in good faith determines it or any of its Affiliates is reasonably likely to need access for bona fide business or legal purposes.
Section 6.16    Restrictive Covenants.
(a)    Seller agrees that neither it nor any of its Affiliates shall directly or indirectly for the period beginning on the Closing Date and ending on the 18th month anniversary of the Closing Date (the “Restriction Period”), solicit, hire, engage, or retain (or arrange to have any other Person do so) any individual who is or has been at any time during the period commencing on the date of this Agreement and ending upon the expiration of the Restriction Period, an employee of the Target Group or Buyer; provided, however, that (i) general solicitations for employment that are not directed at such employee shall be permitted (including through the use of employment agencies, or in a newspaper, magazine or other publication, or on the internet or other electronic listing), (ii) Seller and its Affiliates shall not be restricted in hiring any such Person who responds to any such general solicitation and (iii) the foregoing shall not be deemed to prevent Seller or any of its Affiliates from employing any Person who has not been employed by any Target Group Company or Buyer for at least three (3) months. The provisions of this Section 6.16(a) shall apply mutatis mutandis to Buyer with respect to the Retained Employees.
(b)    It is in the intention of the parties that if any of the restrictions or covenants contained in this Section 6.16 are held to cover a geographic area, a range of activities or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court or other tribunal of competent jurisdiction shall construe and interpret or reform this Section 6.16 to provide for a covenant having the maximum enforceable geographic area, range of activities, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.
Section 6.17    Misdirected Funds. If, after Closing (a) any cash or funds relating to the Business is received by Seller or its Affiliates (other than the Target Group) and such cash or funds is properly and reasonably for the account of Buyer or any of its Affiliates (including the Target Group), then Seller shall promptly pay (or cause its Affiliate to pay) such cash or funds to Buyer or any of its relevant Affiliates, (b) any cash or funds relating to the Business is paid by Seller or its Affiliates (other than the Target Group) and such cash or funds should properly and reasonably have been paid by Buyer or any of its Affiliates (including the Target Group), then Buyer shall promptly pay (or cause its Affiliate to pay) such cash or funds to Seller, (c) any cash or funds relating to Seller’s and its Affiliates’ business (other than the Target Group) is received by Buyer or its Affiliates (including the Target Group) and such cash or funds is properly and reasonably for the account of Seller or any of its Affiliates, then Buyer shall promptly pay (or cause its Affiliate to pay) such cash or funds to Seller or any of its relevant Affiliates, or (d) any cash or funds relating to Seller’s or its Affiliates’ business (other than the Target Group) is paid by Buyer or its Affiliates (including the Target Group) and such cash or funds should properly and reasonably have been paid by Seller or any of its Affiliates, then Seller shall promptly pay (or cause its Affiliate to pay) such cash or funds to Buyer.
Section 6.18    PBGC Coordination. From and after the date of this Agreement, Seller will notify Buyer promptly of any notice or other communication received by any Target Group Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of a Target Group Company or any of its Subsidiaries. In the event of any such notice or communication, Seller will consult with Buyer, with respect to (i) any communications with the PBGC or its representatives and (ii) will not enter into any Contract with the PBGC without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
Section 6.19    Employees.
(a)    For a period beginning at the Effective Time and ending on the twelve-month anniversary thereof (the “Continuation Period”), Buyer will, or will cause the applicable Target Group Company to, provide to each employee who is employed by the Target Group or its Subsidiaries on the Closing Date (each, a “Company Employee”) for so long as such Company Employee remains an employee of Buyer or the Target Group or its Subsidiaries during the Continuation Period, (i) base salary or regular hourly wage, (ii) annual incentive compensation opportunity, (iii) severance benefits and (iv) employee compensation and benefits in the aggregate that are, no less favorable than the base salary or regular hourly wage, annual incentive compensation opportunity, severance benefits and employee compensation and benefits in the aggregate that were provided by the Target Group and its Subsidiaries to such Company Employee immediately before the Effective Time; provided, however, that the requirements of this sentence shall not apply to Company Employees who are covered by a collective bargaining agreement. Seller agrees to provide to Buyer such information as Buyer may reasonably request to comply with this Section 6.19. Following the Closing, Buyer and its Affiliates agree to honor, in accordance with their terms, the agreement entered between the Target Group Company or its Subsidiaries and any Business Employee, other than, for the avoidance of doubt, any Retained Employee, in the form of the change in control agreement template provided in folder 7.3.4.1 of the Seller Data Room other than, for the avoidance of doubt, the Retained Agreements.
(b)    Any equity incentive awards (including restricted shares, restricted stock units, deferred shares, performance shares, stock options, etc.) held by a Company Employee pursuant to a plan or arrangement of Seller or any of its Affiliates shall become fully vested and non-forfeitable on the

Closing Date, and all stock options shall remain outstanding for the original term of such options as if such Company Employee had remained in the continuous employment of Seller and its Affiliates.
(c)    For purposes of vesting, eligibility to participate and benefit entitlement (but excluding benefit accruals) under the employee benefit plans of Buyer and its Affiliates providing benefits to any Company Employees after the Effective Time as required pursuant to Section 6.19(a) (the “New Plans”), each Company Employee will be credited with his or her years of service with the Target Group and its Subsidiaries before the Effective Time to the extent such service was recognized by the Target Group and its Subsidiaries under any similar Business Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, except to the extent such credit would result in a duplication of benefits. In addition, to the extent such Company Employee is eligible to participate in a New Plan pursuant to Section 6.19(a), and without limiting the generality of the foregoing, (i) Buyer will use best efforts (including by directing its third party insurance providers or third party administrators) to waive any waiting time in any and all New Plans of the same type as any Employee Plans in which such Company Employee participated immediately before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Buyer will ensure that all pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such employee and his or her covered dependents. Buyer will ensure that the Company Employee is given credit, under the applicable New Plan providing medical, dental, pharmaceutical or vision benefits, for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Old Plan during the same period for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as though such amounts had been paid in accordance with the terms and conditions of the New Plan.
(d)    If requested in writing by Buyer at least five Business Days prior to the Effective Time, the Target Group will take (or cause to be taken) all actions necessary to terminate, effective no later than the Business Day immediately prior to the Effective Time, any of the Target Group’s 401(k) plan (the “Terminated Plans”). Seller shall provide Buyer with evidence that such Terminated Plans have been terminated (the form and substance of which shall be subject to review and approval by Buyer) not later than the Business Day immediately preceding the Effective Time. Buyer shall permit each eligible Company Employee to become a participant in a 401(k) plan of Buyer or any of its Subsidiaries (the “Buyer 401(k) Plans”) and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Company Employee from such plan to the Buyer 401(k) Plans. Prior to the Closing Date, Seller shall remove the employees set forth on Schedule 1.1(a) of the Disclosure Schedules from their employment with any Target Group Company and transfer such employees to any Affiliate of Seller (other than to a member of the Target Group), and any and all Liabilities relating to such employee shall be assumed by such Affiliate of Seller (and, for the avoidance of doubt, such employees will not be considered Company Employees and Buyer will have no Liability with respect to any such employees).
(e)    Nothing in this Agreement, expressed or implied, will (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Buyer, the Target Group or any of their Affiliates, or will interfere with or restrict in any way the rights of Buyer, the Target Group or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or any Person at any time for any reason whatsoever, with or without cause, (ii) constitute an amendment to any Business Employee Plan or any employee benefit or compensation plan of Buyer or any of its Affiliates, (iii) obligate Buyer, the Target Group or any of their Affiliates to maintain any particular compensation or benefit plan, program, arrangement, policy or contract, or (iv) prevent Buyer, the Target Group or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.19 will create any third party beneficiary rights in any current or former service provider of the Company or its Affiliates, or any beneficiaries, dependents, or collective bargaining representative thereof, or in any other Person.
(f)    Buyer shall take and cause its Affiliates to take all steps required to be taken pursuant to Seller’s labor agreements (set forth on Schedule 6.19(f) of the Disclosure Schedules) by a potential purchaser in connection with the sale of Seller’s business, stock or assets to such purchaser, to the extent such obligations are consistent with applicable Law, including, but not limited to, the recognition of all affected unions, the establishment by agreement with the unions of terms and conditions of employment of the employees covered by those labor agreements (to be effective as of the Closing Date), the assumption or continuation of all applicable labor agreements and any other obligation required by the labor agreements set forth on Schedule 6.19(f) of the Disclosure Schedules, and Seller shall reasonably cooperate with Buyer in connection therewith. Prior to the Closing Date, Seller shall (i) assign the collective bargaining agreement identified on Schedule 1.1(f)(ii), covering the Retained Employees in the research department at the Indiana Harbor facility, and all obligations thereunder, and (ii) transfer the Retained Employees covered by that agreement, to a member of the Seller Group that is not a member of the Target Group.
(g)    Seller or its applicable Affiliate shall take all actions necessary to cause the Retained Agreements to be assigned to Seller prior to the Closing Date. Seller will retain all Liabilities will respect to the Retained Agreements. For the avoidance of doubt, this Section 6.19(g) applies to the Retained Agreements without regard to which entity employs the party to the Retained Agreement after the Closing Date.
Section 6.20    Pension Transfer.
(a)    Prior to the Closing Date, Seller shall establish (or cause an Affiliate to establish) a tax-qualified defined benefit pension plan and a related trust (collectively, “Seller Pension Plan”) to accept a transfer of assets and liabilities from the ArcelorMittal USA LLC Pension Plan (or any successor plan) (“AM Pension Plan”). Effective as of the Closing Date, in accordance with the provisions of this Section 6.20, all liabilities for benefits (including ancillary benefits) accrued under the AM Pension Plan for the Adjusted Retained Employees (as defined below) will transfer to and be assumed by the Seller Pension Plan. Without limiting the generality of the foregoing, following the Closing Date, the Seller Pension Plan shall provide to the Adjusted Retained Employees all benefits (including ancillary benefits) earned by such individuals under the AM Pension Plan, up to the Closing Date. For purposes of this Section 6.20, “Adjusted Retained Employees” shall mean each Retained Employee whose employment with Seller or its Affiliates has remained intact to the Closing Date.
(b)    As soon as reasonably practicable after the Closing Date, Buyer shall cause a transfer of assets from the AM Pension Plan to the Seller Pension Plan, and Seller shall cause the Seller Pension Plan to accept such transfer. The amount of such transfer shall be equal to the assets of the AM Pension Plan allocated as of the Closing Date with respect to the Retained Employees under the rules of Section 414(l) of the Code (the “Retained Employee Pension Amount”). The value of benefit liabilities taken into account for purposes of the calculation of the Retained Employee Pension Amount shall be calculated using the actuarial assumptions mutually agreed to by the Buyer’s Actuary (as defined below) and Seller’s Actuary (as defined below), in accordance with the requirements of Section 414(l) of the Code. The transfer of the Retained Employee Pension Amount will be in cash or, if agreed to by Buyer and Seller, in-kind. The “Buyer’s Actuary” will be an actuary of Willis Towers Watson, and the “Seller’s Actuary” will be an actuary of Aon.
(c)    Within a sufficient period of time prior to any transfer described in Section 6.20(b), Seller shall deliver to Buyer the Seller’s Actuary determination of the Retained Employee Pension Amount. Unless Buyer notifies Seller of an objection to the Seller’s Actuary determination of the Retained Employee Pension Amount within 30 calendar days following Seller’s delivery of the Seller’s Actuary determination, such determination will become final and binding on Seller, Buyer, and their respective

Affiliates. Any notice of objection from Buyer must be in writing and specify in reasonable detail the nature of any objection. If such notice of objection is made, the actuarial review process set forth in Section 6.20(d) shall be followed.
(d)    In the event that Buyer provides a notice of objection pursuant to Section 6.20(c), Seller’s Actuary and Buyer’s Actuary will discuss such determinations objected to (the “Disputed Calculations”) in good faith and seek to reach an agreement during the 20 calendar day period following Seller’s receipt of such notice of objection. If the Seller’s Actuary and Buyer’s Actuary reach agreement within such 20 calendar day period, such agreed upon determination of the Retained Employee Pension Amount shall be final and binding on Seller, Buyer, and their respective Affiliates. In the event the Seller’s Actuary and Buyer’s Actuary are unable to reach an agreement on the Disputed Calculations during such 20 calendar day period or Seller’s Actuary and Buyer’s Actuary cannot agree on the actuarial assumptions pursuant to Section 6.20(b), they will jointly select and retain an actuary of Mercer (the “Independent Actuary”) within 14 calendar days of failing to reach agreement. The Independent Actuary shall be instructed to determine and resolve the Disputed Calculations or select actuarial assumptions, as applicable, pursuant to the terms set forth in this Section 6.20 within 20 calendar days after selection of the Independent Actuary. The Independent Actuary’s selection of actuarial assumptions or final determination of the Disputed Calculation, as applicable, will be final and binding on Seller, Buyer, and their respective Affiliates unless, with respect to the Disputed Calculation, there is an arithmetic error in the Independent Actuary’s final determination of the Disputed Calculation. The costs of the Independent Actuary will be borne by the Buyer and Seller in equal amounts.
(e)    All transfers contemplated by this Section 6.20 shall be conducted in compliance with ERISA, the Code, and any other applicable Laws. Buyer and Seller, and their designated representatives, shall cooperate and use commercially reasonable efforts to accomplish the actions contemplated in this Section 6.20 as soon as reasonably practicable after the Closing Date, or if earlier, by the date specified for such action in this Section 6.20. Seller shall be responsible for the payment for all costs of Seller’s Actuary and for all other fees and expenses incurred by Seller in connection with this Section 6.20. Buyer shall be responsible for the payment for all costs of Buyer’s Actuary and for all fees and expenses incurred by Buyer in connection with this Section 6.20.
Section 6.21    Exclusivity. During the Pre-Closing Period, Seller and the Target Group Companies will not, and will not authorize any officer, director, Affiliate, employee, agent or other Authorized Representative of Seller or a Target Group Company to, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Buyer and its Authorized Representatives) relating to an investment in or any business combination with the Target Group, or the sale of a material portion of the assets or equity of the Target Group or any Target Group Company (a “Competing Transaction”), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Competing Transaction, or furnish to any other Person any information with respect to the assets or business of the Target Group or any Target Group Company for the purpose of pursuing a possible Competing Transaction, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. If at any time during the Pre-Closing Period, Seller or any Target Group Company receives a proposal or inquiry related to a Competing Transaction or that could lead to a Competing Transaction, Seller shall promptly (but in no event within two Business Days following the receipt of such proposal or inquire) provide notice of such proposal or inquiry to Buyer, including the identity of the Person making such proposal or inquiry and copies of any written submissions (or summaries of any oral statements) setting forth the terms of any such Competing Transaction. During the Pre-Closing Period, Seller and the Target Group Companies will, and each will cause their respective officers, directors, Affiliates, employees, agents and other Authorized Representatives to, (a) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and its Authorized Representatives) conducted heretofore with respect to any Competing Transaction, (b) terminate all physical and electronic data room access previously granted to any Person other than Buyer and its Authorized Representatives, and (c) promptly request each Person that has executed a confidentiality agreement in the last twelve (12) months in respect of a Competing Transaction to return or destroy all information heretofore furnished to such Person or its Authorized Representatives by or on behalf of Seller or the Target Group.
Section 6.22    Internal Restructuring. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, complete, as promptly as reasonably practicable, the Internal Restructuring in a manner that is substantially in accordance with Schedule 6.22 of the Disclosure Schedules; provided that any deviation from the Internal Restructuring as contemplated by Schedule 6.22 that would reasonably be expected to result in an adverse Tax or other consequence to Buyer or any of its Affiliates (including the Target Group) in a Post-Closing Tax Period shall not be made without Buyer’s prior written consent which shall not be unreasonably withheld; provided that consent shall be automatically given if (i) Seller compensates Buyer for the out-of-pocket costs of such adverse Tax or other consequence, including losses resulting from the Buyer’s inability to receive a fair market value basis in assets of any Target Group Company (either through a Section 338 Election or otherwise) as the result of such assets or the stock of a Target Group Company being contributed (or deemed contributed) to an entity that is treated as a corporation for U.S. federal income tax purposes and (ii) the Tax Adjustment determined under Section 6.24(b) is reduced by any amount that would not otherwise be incurred by Buyer but for such deviation. Seller shall provide drafts of the documentation to implement the Internal Restructuring not less than five Business Days prior to execution thereof and consider in good faith any comments of Buyer thereto. Following completion of the Internal Restructuring, Seller shall promptly provide Buyer with such documentation reasonably demonstrating the completion of the Internal Restructuring.
Section 6.23    Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date all Overhead and Shared Services provided to the Target Group shall cease and Seller and its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Target Group.
Section 6.24    Section 338 Election.
(a)    Seller and Buyer shall cooperate in good faith to assist the other Party in determining the additional Tax costs or Tax benefits to such other Party of an election under Section 338(h)(10) or Section 338(g) of the Code (each, a “Section 338 Election”) with respect to the sale of any Target Group Company to Buyer hereunder and shall use commercially reasonable efforts to provide to the other Party, as such Party may reasonably request, any information necessary for such Party to make such determination. To the extent permitted by Law, at Buyer’s sole discretion, (i) Buyer and ArcelorMittal North America Holdings LLC shall jointly file an election pursuant to Code Section 338(h)(10) for all Target Group Companies organized under the laws of the United States or its territories that are treated as corporations for US Tax purposes, and (ii) Buyer shall file an election pursuant to Code Section 338(g) for all Target Group Companies not organized under the laws of the United States or its territories that are treated as corporations for US Tax purposes (each a “Section 338 Election”).
(b)    As a condition precedent to making the Section 338 Election, Buyer shall pay to Seller the amount of additional consideration necessary to cause Seller’s after-Tax net proceeds from the sale of the Target Group Company’s stock with the Section 338 Election to be equal to the after-Tax net proceeds that Seller would have received had the Section 338 Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”). The amount of the Tax Adjustment shall be paid to Seller prior to or at the time Seller signs Form 8023 to make the Section 338 Election. Seller shall provide Buyer with a schedule computing the Tax Adjustment within 20 days after the Parties have agreed to the allocation of the Final Cash Purchase Price. In making such calculation of the Tax Adjustment, the Parties shall, on an election-by-election basis, use the highest corporate U.S. federal, state and local Tax rate to which any income or gain actually included by a U.S. taxpayer would be taxed as a result of each Section 338 Election (taking into account the unavailability of any deduction under Section 250 of the Code or similar provision under state and local law), and any items of income, deduction, gain, loss or credits of Seller not resulting from such Section 338 Election shall be ignored.
Section 6.25    BBA Election. Notwithstanding anything to the contrary in this Agreement, Seller will not, and will not permit any other Person to, elect under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the amendments made by such provisions apply to any income Tax Return of any Target Group Company or Target JV with respect to any Tax period beginning on or before December 31, 2017. The Seller agrees that if the IRS (or applicable state Governmental Entity) issues a notice of final partnership adjustment assessing an “imputed underpayment” against any Target Group Company or Target JV with respect to any Tax period ending on or prior to the Closing Date beginning after December 31, 2017, or any Tax period beginning on or before December 31, 2017 for which an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 was made, such entity shall make the election under Code Section 6226 (or any similar provision of Law) and Seller agrees to cooperate, and to cause its respective Affiliates and the “partnership representative” and “designated individual” (as those terms are used in Code Section 6223 and Treasury Regulations Section 301.6223-1(b)(3) (or any similar provision of Law)) of the Target Group Company or Target JV (as applicable), to cooperate with Buyer and its Affiliates in making such election, including by timely providing information reasonably requested by Buyer or the Target Group Company or Target JV and assisting such entity in the preparation of any statements or other information required to be provided to the IRS or any other Person as required by Code Section 6226 and the Treasury Regulations promulgated thereunder (or any similar provision of Law).
Section 6.26    Takeover Statute. If any Interested Shareholder Statute or Takeover Statute is or may become applicable to the Transactions, Buyer and its board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are in accordance with applicable Law so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate (or to the extent elimination is not possible, minimize) the effects of such statute or regulation on such Transactions.
Section 6.27    JV Matters.
(a)    In connection with the joint venture agreements between certain Target Group Companies and Nippon Steel Corporation (“NSC”), Buyer agrees for a period of three (3) years after the Closing Date (the “I/N Post-Closing Period”) to, or to cause the Target Group Companies to, maintain or effect:
(i)    the supply of steel products manufactured by I/N Tek L.P. (the “Tek JV”) and I/N Kote L.P. (the “Kote JV”) to NSC Listed Customers (as defined in the Amended and Restated Sales Agreement, dated as of December 20, 2002 (the “Kote Sales Agreement”)) during the I/N Post-Closing Period upon market competitive commercial terms (including those in respect of quality, volumes and pricing) consistent in all material respects with the existing arrangements with such NSC Listed Customers contemplated by the Kote Sales Agreement, to the extent such NSC Listed Customers place orders for such steel products;
(ii)    the continuation of the arrangements of personnel currently dispatched by NSC to the Kote JV and the Tek JV for purposes of providing technical services to NSC Listed Customers during the I/N Post-Closing Period, to the extent NSC determines that such dispatch is necessary, with market-based compensation for such dispatch being payable by the I/N JVs to NSC consistent with, and not inferior than, the compensation paid to personnel of the I/N JVs with equivalent experience, roles and responsibilities;
(iii)    the retention of certain employees of the I/N JVs set forth on Schedule 6.27(a)(iii) in the current roles and responsibilities for purposes of providing services to NSC Listed Customers; and

(iv)    the sales of steel products to N/S Sales, Inc. during the I/N Post-Closing Period, with product mix, volumes and pricing consistent in all material respects with the Amended and Restated Commercial Agreement, dated as of December 20, 2002.
(b)    Promptly after the date hereof, Seller shall cause its applicable Affiliate to deliver notice pursuant to Section 10(b) of the Amended and Restated Basic Agreement for I/N Tek, dated as of December 20, 2002 (the “Tek Basic Agreement”) and Section 10(b) of the Amended and Restated Basic Agreement for I/N Kote, dated as of December 20, 2002 (the “Kote Basic Agreement”), that Seller and its Affiliates have elected to proceed with a III Business Transfer (as defined in the Tek Basic Agreement and the Kote Basic Agreement), and thereafter shall keep Buyer reasonably informed on a current basis of any communications or discussions with NSC with respect thereto. In the event that NSC timely delivers notice pursuant to Section 10(b) of the Tek Basic Agreement to require an Affiliate of Seller to purchase (the “Tek Put”) the Partnership Interest (as defined in the Tek Basic Agreement) held by NS Tek, Inc. (“NS Tek”), and/or pursuant to Section 10(b) of Kote Basic Agreement to require an Affiliate of Seller to purchase (the “Kote Put”) the Partnership Interest (as defined in the Kote Basic Agreement) held by NS Kote, Inc. (“NS Kote”), then Seller shall deliver to Buyer a copy of such written notice (the “Put Notice”) and the provisions of Schedule 6.27(b) shall apply.
(c)    Notwithstanding anything herein to the contrary, neither the consummation of the Tek Put or the Kote Put, if applicable, nor the determination of the Transfer Price with respect thereto, shall be a condition to the Closing; provided, however, that if either the Tek Put or the Kote Put is exercised, the Parties shall cooperate to cause the Closing to occur concurrently with the closing of the Tek Put and/or the Kote Put to the extent practicable.
Section 6.28    Business Employee List. Seller will make available to Buyer within 30 days of the date hereof a list of current Business Employees setting forth for each such employee, as applicable, title, date of hire, employer, work location, annual salary or hourly rate, any bonus or incentive compensation opportunities, total compensation for 2019, union affiliation, exempt/non-exempt classification, visa status, and indicating whether any such employee is on a leave of absence. Such list shall be correct and complete as of the date of this Agreement and Seller shall provide periodic updates to such information upon written request by Buyer.
Section 6.29    Litigation Matters.
(a)    During the Pre-Closing Period, Seller and Buyer shall cooperate to cause Affiliates of each of Seller and Buyer to be parties in interest to the Litigation Matter 1, effective as of the Closing. Any proceeds received by Seller or Buyer or any of their respective Affiliates in connection with the final disposition of the Litigation Matter 1 shall be distributed equally (50% / 50%) between Seller and Buyer; provided that Seller shall also have the right to settle the Litigation Matter 1 in connection with the settlement of other disputes with Litigation Party 1 or a transaction with Litigation Party 1, without any compensation to Buyer. Seller shall have sole control and discretion over the prosecution, settlement or other disposition of the Litigation Matter 1.
(b)    During the Pre-Closing Period, Seller and Buyer shall cooperate to cause Affiliates of each of Seller and Buyer to be parties in interest to the Litigation Matter 2, effective as of the Closing. Any proceeds received by Seller or Buyer or any of their respective Affiliates in connection with the final disposition of the Litigation Matter 2 shall be distributed equally (50% / 50%) between Seller and Buyer. Buyer shall have sole control and discretion over the prosecution, settlement or other disposition of the Litigation Matter 2.
(c)    Each Party shall bear its own costs and expenses incurred in connection with the Litigation Matter 1 and the Litigation Matter 2. Except as expressly provided in this Section 6.29, neither Party may assign, sell, delegate or otherwise transfer any of its rights, interests or obligations under the

Litigation Matter 1 or the Litigation Matter 2 without the prior written Consent of the other Party, and any such purported assignment, sale, delegation or transfer shall be null and void.
Section 6.30    Transition Services Agreement and Supply Agreement; TSR Services. During the Pre-Closing Period, the Parties shall negotiate in good faith (i) the terms of the Buyer Services (as this term is defined in the Transition Services Agreement) and the Seller Services (as this term is defined in the Transition Services) on terms reasonably acceptable to Seller and Buyer (it being acknowledged and agreed by the Parties that the Buyer Services (as this term is defined in the Transition Services Agreement) shall include the TSR services on the terms set forth in the form of Transition Services Agreement attached hereto as Exhibit D (the “TSR Services”)) and (ii) the Supply Agreement on terms set forth in the term sheet attached hereto as Exhibit C and otherwise on terms reasonably acceptable to Seller and Buyer.
ARTICLE VII
TAX RETURNS AND DISPUTES
Section 7.1    Preparation and Filing of Tax Returns.
(a)    Seller shall prepare, or cause to be prepared, all Tax Returns for the Target Group Companies for any Pre-Closing Tax Period, other than such period that includes a Pre-Closing Straddle Period (each a “Pre-Closing Tax Return”). In the case of a Pre-Closing Tax Return that includes only a Target Group Company (whether stand alone, consolidated, group, unitary or combined) (a “Target Group Pre-Closing Tax Return”) Seller shall prepare, or cause to be prepared, such Tax Return in accordance with applicable Law and on a basis consistent with the manner in which such Tax Returns were prepared in previous years, and shall, make the election described in Code Section 754 for the taxable year in which the transactions contemplated by this Agreement occur. Seller shall provide to Buyer, for its review and comment, copies of such Target Group Pre-Closing Tax Returns at least twenty (20) Business Days prior to the date such returns are due, and Seller shall in good faith consider incorporating reasonable comments of Buyer in such Tax Return. In the event that Buyer in good faith determines that it cannot file such Tax Returns as prepared by Seller, Buyer and Seller shall follow the notice, dispute, and Independent Accountant provisions in Section 2.7, mutatis mutandis. Seller shall file, or cause to be filed (with Buyer’s reasonable cooperation, if necessary), all Target Group Pre-Closing Tax Returns when due, and pay any Tax shown to be due on such Tax Return.
(b)    Following the Closing Date, Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Straddle Period Tax Returns required to be filed by the Target Group Company, Buyer shall prepare all such Straddle Period Tax Returns in a manner consistent with Seller’s past practices, except as otherwise required by Law. Buyer shall deliver to Seller, for its review and comment, a draft of each such Straddle Period Tax Return at least thirty (30) Business Days prior to the date such returns are due (or such shorter period of time as is reasonable under the circumstances), together with a proposed calculation of the Taxes allocable to the Pre-Closing Tax Period. Within fifteen (15) Business Days following receipt thereof, Seller shall deliver to Buyer written notice of any objection with respect to the calculation of Taxes on such Straddle Period Tax Return or the portion of such Taxes allocable to the Pre-Closing Straddle Period. In the event that Buyer notifies Seller of a disagreement pursuant to the immediately preceding sentence, Buyer and Seller agree to use their respective reasonable efforts to resolve any disagreements with respect to such return or calculation; provided, however, that in the event that Buyer and Seller are unable to resolve such dispute within five (5) Business Days, Buyer and Seller shall submit such disputed items to a nationally known independent accounting firm selected by Seller and Buyer (which firm shall not then be providing any services to Buyer, the Target Group or Seller) for resolution under the procedures set forth in Section 2.5(e), mutatis mutandis. No later than five (5) calendar days prior to the due date of the applicable Tax Return, Seller shall pay to Buyer an amount equal to the portion of such Taxes allocable to the Pre-Closing Tax Period, as finally determined by the Parties or the independent accounting firm, as applicable, and determined without regard to any activities or operations of the Target Group outside the Ordinary Course of Business on the Closing Date but following the Closing, to the extent such Taxes were not included in Net Working

Capital and result in a reduction to the Closing Cash Payment Amount or a negative post-Closing adjustment to the Final Cash Purchase Price. Taxes for any Straddle Period shall be allocated to the Pre-Closing Straddle Period (i) in the case of real property, personal property and other ad valorem Taxes, on the basis of a daily proration and (ii) in the case of all other Taxes, on the basis of an interim closing of the books as of the Closing Date, provided, that for purposes of determining any Taxes imposed as a result of ownership of a Target Group Company with respect to income included under Code Sections 951 and 951A, the tax year of each of the Target Group Companies that is a “controlled foreign corporation” within the meaning of Code Section 957 shall be deemed to end as of the end of the Closing Date, and such income shall be included on an interim closing of the books method.
(c)    Any Tax refunds and any amounts credited against Tax that are received by a Target Group Company or to which the Buyer or a Target Group Company becomes entitled after the Closing Date, that are attributable to a Pre-Closing Tax Period or Pre-Closing Straddle Period shall be for the account of Seller, except (i) to the extent that such refund or credit is attributable to the carryback of Tax attributes (including without limitation a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a taxable year beginning after the Closing Date, or (ii) to the extent that such refund or credit is included in the calculation of Net Working Capital, and, in either case, the carryback of such Tax attribute does not reduce the amount of any refund that would otherwise be received by Seller. Buyer shall pay over to Seller any such refund within ten (10) days after receipt thereof. For the avoidance of doubt, Buyer shall, at the reasonable request and expense of Seller, pursue any Tax refund and pursue the collection of any indirect Tax recoverable from third parties.
(d)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation, claim of refund or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (including in the case of any consolidated income Tax Returns of ArcelorMittal North America Holdings LLC, pro forma copies of such returns showing the items relevant to a Tax Dispute (as defined below), of members of the Target Group). Buyer shall and shall cause the Target Group to retain all books and records with respect to Tax Disputes pertinent to the Target Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and shall abide by all record retention agreements entered into with any Taxing Authority.
Section 7.2    Audits, etc. Buyer and Seller will promptly notify the other respective Party Seller in writing upon receipt by Buyer, Seller, or their respective Affiliates, Buyer or any Affiliate of Buyer (including the Target Group Companies after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes: (i) relating to taxable periods which end on or prior to the Closing Date for which that Seller may be liable for under this Agreement, (any such inquiry, claim, assessment, audit or similar event, a “Tax Dispute”), and (ii) relating to any Tax liability or Tax position of any Target Group Company or Target JV for any Post-Closing Tax Period. Seller shall have the right (but not the obligation), at its sole expense, to control such any Tax Dispute. If Seller elects to control such Tax Dispute, Seller or an Affiliate designated by Seller will have the exclusive authority to represent the Target Group with respect to such Tax Dispute before the IRS, any other Taxing Authority or any other Governmental Entity, and to control the defense, compromise or other resolution of any Tax Dispute, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that Seller or such Affiliate will not enter into any settlement of or otherwise compromise any Tax Dispute that increases or may increase any Liability of Buyer or any Target Group Company (to the extent not reimbursed by Seller pursuant to Section 10.2), without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. Seller or such Affiliate will not enter into any settlement of or otherwise compromise any Tax Dispute that affects or may affect the ongoing Tax Liability or positions of Buyer or any of its Affiliates without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. Buyer shall have the right (but not the obligation) to participate in the defense of such Tax Dispute and to employ separate counsel at its own expense. Seller or such Affiliate will keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Dispute. Upon reasonable request by Buyer, Seller or such Affiliate will, in good faith, consult with Buyer regarding the conduct of or positions taken in any such proceeding. Seller or such Affiliate will not file or cause or permit to be filed any amended Tax Return relating to such matters without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.
Section 7.3    Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving any Target Group Company shall be terminated as of the Closing Date and, after the Closing Date, no Target Group Company shall be bound thereby or have any Liability thereunder.
Section 7.4    Transfer Taxes. All stock transfer, documentary, stamp, recording, sales and use and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The party customarily responsible for filing a Tax Return with respect to such Transfer Taxes shall timely prepare and shall file such Tax Return. Seller and Buyer shall cooperate in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner any information that is reasonably necessary to complete such Tax Returns.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing Date of each of the following conditions:
(a)    No Adverse Order. No Order shall have been issued by a Governmental Entity of competent jurisdiction and remain in effect and no Law shall have been enacted, in each case, which would have the effect of preventing, enjoining or restraining in any material way the consummation of the Transactions.
(b)    Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under any Antitrust Laws set forth on Schedule 8.1(b) of the Disclosure Schedules will have expired or been terminated and any approvals, notices or other requirements under the other Antitrust Laws set forth on Schedule 8.1(b) of the Disclosure Schedules shall have been made, obtained or satisfied, as applicable.
Section 8.2    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a)    Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Buyer Material Adverse Effect” or “material”) in each case on and as of the date hereof and as of the Closing Date as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties, individually or in the aggregate, to be so true and correct has not had and would not reasonably be expected to have a Buyer Material Adverse Effect; provided that (i) the Buyer Fundamental Representations shall be true and correct in all material respects in each case on and as of the date hereof and as of the Closing Date as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which shall be true and correct as of such earlier date) and (ii) the representations and warranties set forth in Section 5.12(b) shall be true and correct in all respects on and as of the date hereof.
(b)    Covenants and Agreements of Buyer. Buyer shall have performed and complied with in all material respects with each of the covenants and agreements required to be performed by it at or prior to the Closing.
(c)     Buyer Closing Certificate. At or prior to the Closing, Seller shall have received a certificate signed by a duly authorized officer of Buyer certifying to the fulfilment of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) (the “Buyer Closing Certificate”).
(d)    Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered all the deliveries required to be delivered by it under Section 2.6(c).
(e)    No Buyer Material Adverse Effect. Since the date of this Agreement, a Buyer Material Adverse Effect shall not have occurred.
(f)    Consent. On or prior to the Closing Date, Seller shall have received the Consent set forth on Schedule 8.2(f) of the Disclosure Schedules.
Section 8.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a)    Accuracy of Certain Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material”) in each case on and as of the date hereof and as of the Closing Date as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties, individually or in the aggregate, to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect; provided that (i) the Fundamental Representations shall be true and correct in all material respects in each case on and as of the date hereof and as of the Closing Date as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which shall be true and correct as of such earlier date) and (ii) the representation and warranties set forth in Section 4.8(a) shall be true and correct in all respects on and as of the date hereof and as of the Closing Date as if made at and as of such time.
(b)    Covenants and Agreements of Seller. Seller shall have performed and complied with in all material respects with each of the covenants and agreements required to be performed by it at or prior to the Closing.
(c)    No Material Adverse Effect. Since the date of this Agreement, a Material Adverse Effect shall not have occurred.
(d)    Seller Closing Certificate. At or prior to the Closing, Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying to the fulfilment of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) (the “Seller Closing Certificate”).
(e)    Consent. On or prior to the Closing Date, Seller shall have delivered the Consent set forth on Schedule 8.3(e) of the Disclosure Schedules to Buyer.

(f)     Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered all the deliveries required to be delivered by it pursuant to Section 2.6(b).
ARTICLE IX
TERMINATION
Section 9.1    Termination Events. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by June 28, 2021 (the “Outside Date”), unless extended by written agreement of Seller and Buyer; provided, that the Outside Date may be extended by Seller or Buyer for a period of three months (or such other period as Buyer and Seller may agree in writing) in the event the condition set forth in Section 8.1(b) or, if and only if relating to an Order arising under any Antitrust Law, Section 8.1(a), have not been satisfied and all other closing conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Outside Date have been satisfied or waived (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred as of such date); provided, further, that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Seller or Buyer by giving written notice to the other Party if any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this clause (c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of the imposition of such Order;
(d)    by Seller, by giving written notice to Buyer if either any of the representations and warranties of Buyer contained in Article V shall fail to be true and correct, or there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement, that, in either case, (i) would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), as applicable, and (ii) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the 30th day after written notice thereof is given by Seller to Buyer and (B) the day that is the Business Day prior to the Outside Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1 if Seller shall have breached any representation, warranty or agreement contained herein that would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), as applicable; or
(e)    by Buyer, by giving written notice to Seller if any of the representations and warranties of Seller contained in Article III or Article IV shall fail to be true and correct, or there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case, (i) would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), as applicable, and (ii) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (A) the 30th day after written notice thereof is given by Buyer to Seller, and (B) the day that is the Business Day prior to the Outside Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1 if Buyer shall have breached any representation, warranty or agreement contained herein that would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), as applicable.
Section 9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Subsidiaries and Affiliates in respect thereof, except that if this Agreement is terminated by a Party because of the knowing and willful breach of this Agreement by the other party or because one or more conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s knowing and willful failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal and contractual remedies for breach of Contract and Losses shall survive such termination unimpaired. Notwithstanding the foregoing, the obligations of the parties under the Confidentiality Agreement and under this Section 9.2, the fee allocation sentence of Section 6.5(d), the indemnification, reimbursement and expense provisions of Section 6.7(f), Section 6.13, and Article XI (except for Section 11.12) shall survive such termination and remain in full force.
ARTICLE X
NO SURVIVAL; INDEMNIFICATION
Section 10.1    Survival. The representations and warranties set forth in (i) Section 3.3 (No Violation or Conflict), Section 4.5(b) and (c) (Imposition of Liens; Consents), Section 4.7(b) (Finance Lease Obligations), Section 4.7(c) (Pension Liabilities), Section 4.9 (Material Contracts) solely with respect to the Contracts set forth in subsection (g) (joint venture agreements) and (i) (Contracts with restrictive covenants) of the definition of “Material Contracts”, Section 4.11(a) (Sufficiency and Condition of Assets), Section 4.13(b) (Intellectual Property; IT Systems), Section 4.23 (AML Laws; Anti-Corruption Laws; Sanctions), and Section 4.24 (Compliance with Export Control and Import Laws) (the “Surviving Representations”) shall survive the Closing for a period of 15 months after the Closing Date, on which date they shall terminate and (ii) the Fundamental Representations shall survive until the fifth anniversary of the Closing. The covenants contained in this Agreement that apply or are to be performed or complied with prior to the Closing Date shall survive the Closing until the date that is twelve months from the Closing Date and all of the covenants contained in this Agreement to be performed or complied with after the Closing Date shall not be subject to any limitation period unless otherwise expressly specified in this Agreement, except that any covenant included in this Agreement that is related to Taxes shall survive until the sixtieth (60th) day after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time.
Section 10.2    Indemnification by Seller. Subject to Section 10.1 and Section 10.6, from and after the Closing, Seller shall indemnify and hold harmless Buyer, the Target Group and any of their respective representatives, officers, members, agents, directors, employees, controlling persons and Affiliates, and any of their respective successors and assigns (collectively, the “Buyer Group”) against and in respect of any and all Losses arising or resulting directly or indirectly from or in connection with any of the items set forth below; provided that, notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that (i) Buyer has not bargained for any net operating losses, Tax credits or similar Tax attributes (other than purchased Tax basis in any Target Group Company stock or asset) of the Seller, Seller’s Affiliates or any Target Group Company, and has no expectation of, or entitlement to any specific amount of such Tax attributes, and (ii) Buyer shall have no right under this Agreement to be indemnified or held harmless for any reduction in or loss of such Tax attributes that otherwise would have been transferred to Buyer in connection with the Transaction:
(a)    any breach or inaccuracy of any:
(i)    Surviving Representation by Seller contained in this Agreement or
(ii)    Fundamental Representation by Seller contained in this Agreement;
(b)    any breach or violation of any covenant, obligation or agreement of Seller contained in this Agreement;

(c)    all Pre-Closing Taxes not otherwise included in Net Working Capital or Indebtedness;
(d)    all Liabilities arising under the operation of any assets or businesses of Seller and its Affiliates (other than the Business or the Target Group);
(e)    all Liabilities (i) with respect to awards under the ArcelorMittal Equity Incentive Plan, the ArcelorMittal Global Stock Option Plan or any other equity awards granted by Seller or its Affiliates prior Closing, (ii) with respect to any contractual obligations of Seller, the Target Group or their Affiliates, in effect on or prior to Closing to grant equity-based awards and (iii) with respect to any employee benefit plan of Seller or its Affiliates other than the Business Employee Plans sponsored and maintained by the Target Group, in each case not otherwise included in Net Working Capital or Indebtedness;
(f)    all Liabilities with respect to the Retained Agreements;
(g)    any Liabilities with respect to ArcelorMittal USA LLC’s role as servicer or administrator under the GMPA during the period following the Closing;
(h)    any Business Guarantee to the extent not released prior to the Closing; and
(i)    any incremental Liabilities incurred or arising solely as a result of the actions taken pursuant to the Internal Restructuring, provided that all such Liabilities related to Taxes shall be governed exclusively by Section 10.2(c).
Section 10.3    Indemnification by Buyer. Subject to Section 10.1 and Section 10.6, Buyer shall indemnify and hold harmless Seller and its Affiliates and any of their respective officers, directors, controlling persons, agents, members, employees, successors, and representatives, and any of their respective successors and assigns (the “Seller Group”) against and in respect of any and all Losses arising or resulting directly or indirectly from or in connection with the items set forth below:
(a)    any breach or inaccuracy of any of the Buyer Fundamental Representations made by Buyer in this Agreement;
(b)    any breach or violation of any covenant, agreement or obligation to be performed by Buyer after the Closing pursuant to this Agreement;
(c)    any Financial Assurance to the extent not released prior to the Closing; and
(d)    all Liabilities arising under the operation of the Target Group or the Business at or following the Closing other than any other Liabilities specifically retained by Seller or its Affiliates pursuant to this Agreement, including those Liabilities set forth in Section 10.2 (except for Liabilities relating to any breach of this Agreement by Seller or its Affiliates).
Section 10.4    Conduct of Claims. Except as provided in Section 7.2:
(a)    Any Party seeking indemnification (the “Indemnified Party”) shall give the Party from whom indemnification is requested (the “Indemnifying Party”) prompt written notice after the Indemnified Party has received notice or otherwise learns of the assertion by a Person other than the Buyer Group or the Seller Group of a Claim (a “Third Party Claim”) that has given or could reasonably give rise to a right of indemnification under this Agreement. Such notice shall state the amount of Losses, if known (which shall not be conclusive of the final amount of such Claim), and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed (the “Claim Notice”). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. If, within 30 days of receipt of the Claim Notice, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall have the right to assume the control of the defense of such Third Party Claim through counsel reasonably satisfactory to the Indemnified Party, and all costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a Liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article X; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of a single counsel (plus a single local counsel for each jurisdiction where required) retained by the Indemnified Party if (i) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Claim seeks an injunction or equitable relief against the Indemnified Party or would be detrimental in a material way to the reputation or relations with customers or suppliers of the Target Group or the Business, (iii) the Indemnified Party has been advised by legal counsel that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (iv) due to the limitations elsewhere in this Article X, the Indemnifying Party’s indemnification liability in respect of such Third Party Claim is less than the amount for which the Indemnified Party would be responsible or (v) the Indemnifying Party failed or is failing to or refuses to prosecute or defend such Third Party Claim. In the event that the Indemnifying Party notifies the Indemnified Party that it desires to and is otherwise entitled to defend the Indemnified Party against such Third Party Claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. The Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to (whether explicitly or by its actions) defend any Third Party Claim, fails to notify the Indemnified Party of its election as herein provided, contests its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim under this Agreement or is not entitled to assume the defense of any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim because the Indemnifying Party is not entitled to or elects not to defend such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable, documented and out-of-pocket costs and expenses (including legal fees and expenses) of defending such Third Party Claim promptly upon submission of periodic bills but only if such costs and expenses are subject to indemnification under Section 10.2 or Section 10.3, as applicable.
(b)    Subject to Section 10.4(a), the party not controlling the defense of a Third Party Claim (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that an Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such relevant information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written Claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and, at the reasonable request of the Controlling Party, assist the Controlling Party in the defense of such suit or proceeding and will give the Controlling Party and its counsel, during normal business hours and upon reasonable advance notice, access to the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.
(c)    The Indemnifying Party will not agree to any settlement or compromise of, or the entry of any judgment arising from, any such suit or proceeding without the prior written Consent of the Indemnified Party (such Consent not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or entry of judgment (i) would create any Liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) would provide for any admission of criminal liability or any injunctive relief or other non-monetary obligation affecting the Indemnified Party or (iii) does not include an unconditional release of the Indemnified Party from all Liability in respect of the Third Party Claim. The Indemnified Party will not agree to any settlement or compromise of, or the entry of any judgment arising from, any such suit or proceeding without the prior written Consent of the Indemnifying Party (such Consent not to be unreasonably withheld, conditioned or delayed).
(d)    Any Claim for indemnification of Losses under this Article X that is not a Third Party Claim (a “Direct Claim”) by an Indemnified Party shall be asserted by giving the Indemnifying Party prompt written notice thereof; provided that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. Such notice shall describe the Direct Claim in reasonable detail, state the amount of Losses, if known (which shall not be conclusive of the final amount of such Claim), and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. The Indemnifying Party will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article X and Article XI.
Section 10.5    Effect of Investigation. The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.
Section 10.6    Limitations on Indemnification.
(a)    Dollar Limitations. Notwithstanding anything to the contrary in this Agreement, Seller shall be required to indemnify and hold harmless the Buyer Group under this Article X with respect to Losses arising under Section 10.2(a)(i) only if the aggregate amount of all Losses suffered or incurred by the Buyer Group for all such matters exceeds $5,000,000 (the “Deductible”) at which time Seller shall be required to pay or be liable for only such Losses in excess of the Deductible, subject to (b); provided, however that Seller shall not have any Liability under this Section 10.6(a) for any individual items where the Losses sustained by the Buyer Group are less than $50,000 (and for this purpose one or more items deriving from or attributable to the same matter or concern shall be treated as an individual item) (each a “DeMinimis Item” and collectively the “DeMinimis Items”) and the DeMinimis Items shall not be aggregated for purposes of this Section 10.6(a). Notwithstanding the foregoing, the Deductible shall not apply with respect to indemnification Claims for Losses of the Buyer Group (i) under Section 10.2(a)(ii) which arise out of or result from a breach of any of the Fundamental Representations and (ii) in the case of Fraud.
(b)    Cap on Indemnification. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amount of all indemnification obligations of Seller under this Agreement for Claims by the Buyer Group (A) pursuant to Section 10.2(a)(ii) exceed the aggregate value of the Consideration and (B) pursuant to Section 10.2(a)(i) exceed $50,000,000.
(c)    Notwithstanding anything to the contrary contained herein, with respect to Section 10.2(a), in the case of any representation or warranty that is limited by the word “Material Adverse Effect,” “material” or by any similar term or limitation, the failure of such representation or warranty, as the case may be, and the amount of Losses subject to indemnification hereunder shall be determined as if the words “Material Adverse Effect,” “material” or any similar term or limitation were not included therein; provided that the foregoing shall not apply to use of “material” and derivatives thereof in the definitions of “Permitted Liens”.
Section 10.7    Losses Net of Insurance and other Payments to Buyer, etc.
(a)    No Indemnified Party shall be entitled to recover in respect of a Third Party Claim or Direct Claim to the extent that it has actually received insurance proceeds under any applicable insurance policies in respect of the Losses to which such Third Party Claim or Direct Claim relates. If the Indemnifying Party settles or pays a Third Party Claim or Direct Claim in full hereunder, and the Indemnified Party subsequently recovers under a third party policy of insurance, which would reduce the Losses to which such Claim related, the Indemnified Party shall promptly pay to the Indemnifying Party the amount recovered under such third party policy of insurance (after taking into account any deductibles, retentions, costs of recovery, increase in premiums and similar amounts and reasonable costs, expenses or Taxes incurred by the Indemnified Party). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.
(b)    Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations of this Agreement shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Losses (including any amount taken into account in the calculation of the Closing Cash Payment Amount).
(c)    Each of Buyer and Seller shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue any commercially reasonable remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article X promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses. Nothing in this Agreement shall in any way restrict or limit any applicable general obligation under applicable Law or in equity of a party to mitigate any Losses subject to indemnification pursuant to this Article X and each Indemnified Party shall (and shall cause its Affiliates to), in accordance with any reasonableness standard under applicable Law which is applicable to such Losses, mitigate any such damages.
Section 10.8    Adjustment to Final Cash Purchase Price. Seller and Buyer agree to treat all payments made by Seller for the benefit of Buyer or payments made by Buyer for the benefit of Seller under all of the indemnification provisions of this Agreement as adjustments to the Final Cash Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.
Section 10.9    Exclusive Remedy; No Duplication; No Set-off.
(a)    From and after the Closing, (i) this Article X shall be the sole and exclusive remedy of the Indemnified Parties (including Buyer and Seller) in connection with this Agreement and the Transaction, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for breach of, any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in connection with any of the transactions contemplated by this Agreement, except pursuant to the indemnification provisions set forth in this Article X; and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for breach of, any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in connection with any of the transactions contemplated by this Agreement, that it may have against the other Party to this Agreement, its Affiliates and each of their respective Authorized Representatives, in each case, arising under or based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, except pursuant to the indemnification provisions set forth in this Article X; provided, however, that nothing in this Section 10.9(a)

shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person in respect of, including for any breach of (or shall otherwise operate to interfere with the operation of), Section 2.5, this Article X, Section 11.10, the Confidentiality Agreement or any other Transaction Document.
(b)    Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.
(c)    Neither Buyer nor Seller shall have any right to set‑off any unresolved claim for indemnification pursuant to this Article X against any payment due pursuant to any other provision of this Agreement or any other Contract between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by overnight courier, one Business Day after being deposited with such overnight courier, (c) if delivered by registered or certified mail (postage pre-paid, return receipt requested), five Business Days after being mailed, or (d) if given by electronic mail or facsimile (with acknowledgement of receipt by the receiving Party upon delivery) in each case to the Parties at the following addresses:

If to Buyer, to:	Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
Attention: James Graham, Executive Vice President, Chief Legal Officer & Secretary
Facsimile: 216-694-6509
Email: James.Graham@clevelandcliffs.com

with a copy to (which shall not constitute notice):	Jones Day 250 Vesey Street New York, New York 10281-1047 Attention: James P. Dougherty and Benjamin L. Stulberg Facsimile: 212-755-7306 Email: jpdougherty@jonesday.com; blstulberg@jonesday.com

If to Seller:	ArcelorMittal S.A. 24-26 boulevard d'Avranches 1160 Luxembourg Attention: General Counsel Email: Anne.vanYsendyck@arcelormittal.com; Henk.Scheffer@arcelormittal.com

with a copy to (which shall not constitute notice):	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Facsimile: (212) 225-3999 Email: pshim@cgsh.com; jlangston@cgsh.com Attention: Paul J. Shim and James E. Langston
Either Party may at any time change the address to which notices may be sent under this Section 11.1 by the giving of notice of such to the other Party in the manner set forth herein.
Section 11.2    Amendments; No Waivers.
(a)    This Agreement may not be amended, supplemented or changed, and no provision hereof may be waived, except by an instrument in writing signed by the Parties.
(b)    No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No Party may assign (by operation of Law, sale of substantially all of the assets of a Party or otherwise), delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written Consent of the other Party, and any such purported assignment, delegation or transfer by any Party without such Consent shall be null and void; provided, however, that Buyer may, without such Consent, assign any of its rights pursuant to this Agreement to any Affiliate of Buyer or collaterally assign its rights hereunder to any lender or debt provider of Buyer or its Affiliates, provided however, that such assignment shall not relieve Buyer of its obligations hereunder.
Section 11.4    Governing Law; Jurisdiction.
(a)    This Agreement, and all Claims or causes of action (whether in Contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)    The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
Section 11.5    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTIONS WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
Section 11.6    Counterparts. This Agreement may be executed in any number of counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement.
Section 11.7    Entire Agreement. This Agreement (including the Schedules, Disclosure Schedules and Exhibits hereto), together with the other Transaction Documents and the schedules, exhibits and other attachments thereto, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the Parties with respect to such subject matter.

Section 11.8    Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be, solely as to such jurisdiction, modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such term or provision, without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.
Section 11.9    Third Party Rights. Except as provided in Article X with respect to Indemnified Parties, this Agreement shall be for the sole and exclusive benefits of the Parties, and nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any Person other than the Parties any rights under or by reason of this Agreement; provided, however, that solely with respect to Section 11.12, the Non-Recourse Parties shall be express third-party beneficiaries and shall be entitled to expressly rely on and enforce the provisions of such Section.
Section 11.10    Specific Performance. The Parties each acknowledge and agree that they would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties each agree that, in addition to any other right or remedy to which a non-breaching Party may be entitled at Law or in equity, such non-breaching Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any claim should be asserted to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 11.11    Remedies Cumulative. The rights and remedies of the Parties are cumulative and not exclusive or alternative.
Section 11.12    No Recourse. Notwithstanding any other provision of this Agreement or any rights of any Party at Law or in equity (and whether in tort, Contract or otherwise), this Agreement may only be enforced against, and any Claim or cause of action based upon, arising out of or related to this Agreement, or the Transactions, may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future Affiliate of Buyer or Seller or any former, current or future director, officer, employee, agent, representative, fund, general or limited partner, manager, member, shareholder or Affiliate, successor or assignee of any of Buyer or Seller or their respective its Affiliates (collectively, the “Non-Recourse Parties”) will have any Liability, whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in tort, Contract or otherwise), or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the Parties or for any Claim based on, in respect of, or by reason of, the Transactions.
Section 11.13    Independent Investigation; No Other Representations and Warranties.
(a)    Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding the Target Group and its operations, assets, condition (financial or otherwise) and prospects. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and hereby expressly waives any reliance upon any representation, warranty or other statement made by, on behalf of or relating to Seller or Seller’s Affiliates, or any omissions therefrom, except for the representations and warranties expressly set forth in Article III and Article IV (and, with respect to such representations and warranties, subject to any limitations included in this Agreement) and Seller acknowledges that Buyer is relying on such representations and warranties in determining to enter into this Agreement.
(b)    Buyer acknowledges and agrees that (i) the representations and warranties expressly set forth in Article III and Article IV are and shall constitute the sole and exclusive representations and warranties made with respect to the Target Group in connection with this Agreement or the transactions contemplated hereby and other than the representations and warranties expressly set forth in Article III and Article IV, none of Seller, any of Seller’s Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Target Group, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Target Group following the Closing, (C) the accuracy or completeness of any information regarding the Target Group made available to Buyer and its Authorized Representatives in connection with this Agreement or their investigation of the Target Group (including any estimates, projections, business plans, budgets or other forward-looking information provided by Seller, any of its Affiliates or any of their Authorized Representatives, which shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article III and Article IV), (D) the consequences to the Target Group of not benefitting, after the Closing, from Overhead and Shared Services, and the Intragroup Agreements and, after the termination of Seller’s obligation to provide any services under the Transaction Documents, from such services, (E) the capability or cost of alternative providers of Overhead and Shared Services (including information technology service providers) or the goods or services obtained via Intracompany Contracts or (F) the ability of Buyer to successfully and timely complete any migration off of Seller’s or its Affiliates’ information technology systems and data, and (ii) Buyer will have no right or remedy (and Seller will have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Seller or any of Seller’s Affiliates, including in any materials, documentation or other information regarding the Target Group made available to Buyer or any of its Authorized Representatives in connection with this Agreement or their investigation of the Target Group (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article III and Article IV and the rights of Buyer expressly set forth in this Agreement in respect of such representations and warranties.
(c)    Seller has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding Buyer and its operations, assets, condition (financial or otherwise) and prospects. Seller has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, Seller acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and hereby expressly waives any reliance upon any representation, warranty or other statement made by, on behalf of or relating to Buyer or Buyer’s Affiliates, or any omissions therefrom, except for the representations and warranties expressly set forth in Article V (and, with respect to such representations and warranties, subject to any limitations included in this Agreement) and Buyer acknowledges that Seller is relying on such representations and warranties in determining to enter into this Agreement.
(d)    Seller acknowledges and agrees that (i) the representations and warranties expressly set forth in Article V are and shall constitute the sole and exclusive representations and warranties made with respect to Buyer and its Subsidiaries in connection with this Agreement or the transactions contemplated hereby and other than the representations and warranties expressly set forth in Article V, none of Buyer, any of Buyer’s Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to Buyer and its Subsidiaries, including any representation or warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of Buyer and its Subsidiaries following the Closing, including any synergies related to the acquisition of the Target Group or (C) the accuracy or completeness of any information regarding Buyer and its Subsidiaries made available to Seller and its Authorized Representatives in connection with this Agreement or their investigation of Buyer and its Subsidiaries (including any estimates, projections, business plans, budgets or other forward-looking information provided by Buyer, any of its Affiliates or any of their Authorized Representatives, which shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article V), and (ii) Seller will have no right or remedy (and Buyer will have no Liability whatsoever) arising out of, and Seller expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Buyer or any of Buyer’s Affiliates, including in any materials, documentation or other information regarding the Buyer and its Subsidiaries made available to Seller or any of its Authorized Representatives in connection with this Agreement or their investigation of Buyer and its Subsidiaries (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article V and the rights of Seller expressly set forth in this Agreement in respect of such representations and warranties.
Section 11.14    Retention of Legal Counsel. Recognizing that Cleary Gottlieb Steen & Hamilton LLP and other external legal counsel (collectively, “Seller Counsel”) has acted as legal counsel to Seller, the Target Group Companies or their respective Affiliates prior to the date hereof, and that Seller Counsel intends to act as legal counsel to Seller and its respective Affiliates (which will no longer include the Target Group Companies) after the Closing, Buyer hereby (a) waives (on its own behalf) and (b) agrees to cause its Affiliates (including, after the Closing, the Target Group Companies) to waive any conflicts arising under such representation that may prevent Seller Counsel from representing Seller or any of its respective Affiliates after the Closing as such representation may relate to Buyer and the Target Group Companies or the transactions contemplated by this Agreement and the other Transaction Documents. In addition, all communications involving attorney‑client confidences between Seller, the Target Group Companies or their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney‑client confidences that belong solely to Seller and its Affiliates (and not the Target Group Companies). Accordingly, neither Buyer nor the Target Group Companies shall have access to any such communications or to the files of Seller Counsel relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Seller and its Affiliates (and not the Target Group Companies) shall be the sole holders of the attorney‑client privilege with respect to such engagement, and neither Buyer nor any Target Group Company shall be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of such engagement constitute property of the client, only Seller and its respective Affiliates (and not the Target Group Companies) shall hold such property rights and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney‑client communications or files to Buyer or any of the Target Group Companies by reason of any attorney‑client relationship between Seller Counsel and the Target Group Companies or otherwise.
(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER CLEVELAND-CLIFFS INC.
By:	/s/ Lourenco Goncalves
Name:	Lourenco Goncalves
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Transaction Agreement]

SELLER ARCELORMITTAL S.A.
By:	/s/ Genuino Christino
Name:	Genuino M. Christino
Title:	Vice President - Group Head of Finance

By:	/s/ Anne van Ysendyck
Name:	Anne van Ysendyck
Title:	Vice President - Group Head of Legal
[Signature Page to Transaction Agreement]